    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 1998
                                                   REGISTRATION NUMBER 333-
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ---------------

                         KELLEY OIL & GAS CORPORATION
                            KELLEY OIL CORPORATION
                        KELLEY OPERATING COMPANY, LTD.
          (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)


   DELAWARE                            1311                         76-0447267
   DELAWARE                            1311                         76-0082502
     TEXAS                             1311                         76-0156485
(STATE OR OTHER JURISDICTION
 OF INCORPORATION OR          (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
 ORGANIZATION)                 CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                           601 JEFFERSON, SUITE 1100
                             HOUSTON, TEXAS 77002
                                (713) 652-5200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                         PRINCIPAL EXECUTIVE OFFICES)

                                THOMAS E. BAKER
                    GENERAL COUNSEL AND CORPORATE SECRETARY
                         KELLEY OIL & GAS CORPORATION
                           601 JEFFERSON, SUITE 1100
                             HOUSTON, TEXAS 77002
                                (713) 652-5200
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:
                               CHARLES H. STILL
                          FULBRIGHT & JAWORSKI L.L.P.
                           1301 MCKINNEY, SUITE 5100
                           HOUSTON, TEXAS 77010-3095
                                (713) 651-5151

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Approximately 20 business days after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE

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
 TITLE OF EACH CLASS OF                                                               AMOUNT OF
       SECURITIES         AMOUNT TO BE       PROPOSED MAXIMUM      PROPOSED MAXIMUM  REGISTRATION
    TO BE REGISTERED      REGISTERED(1) OFFERING PRICE PER UNIT(2) OFFERING PRICE(2)     FEE
-------------------------------------------------------------------------------------------------
 10 3/8% Senior
  Subordinated Notes due
  2006, Series D........  $30,000,000              98%               $29,400,000      $8,673.00
-------------------------------------------------------------------------------------------------

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(1)  Represents the maximum principal amount of notes exchangeable in the exchange offering described herein.
(2) Pursuant to Rule 457(f) under the Securities Act of 1933, the registration fee has been calculated based on the average of the bid and asked prices as of August 13, 1998, in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market, of the Registrant's 10 3/8% Senior Subordinated Notes Due 2006, Series C, for which the securities registered hereby will be exchanged.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

PROSPECTUS

                               OFFER TO EXCHANGE

                                ALL OUTSTANDING
             10 3/8% SENIOR SUBORDINATED NOTES DUE 2006, SERIES C
                  ($30,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
             10 3/8% SENIOR SUBORDINATED NOTES DUE 2006, SERIES D
                        ($30,000,000 PRINCIPAL AMOUNT)
                                      OF
                      [KELLEY OIL & GAS CORPORATION LOGO]

                               ---------------
       THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                      ON         , 1998, UNLESS EXTENDED.

                               ---------------

  Kelley Oil & Gas Corporation, a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), on the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $30,000,000 of its 10 3/8% Senior Subordinated Notes Due 2006, Series D (the "Notes") for an equal principal amount of its outstanding 10 3/8% Senior Subordinated Notes Due 2006, Series C (the "Outstanding Notes"), in integral multiples of $1,000.

  The Notes will bear interest from the date of issuance of the Notes at a rate per annum of 10 3/8% and on the same terms as the Outstanding Notes, and will rank parri passu with the Outstanding Notes. See "Description of the Notes". Interest on the Notes will be payable semiannually on April 15 and October 15 of each year commencing on the first such date following the date the Notes are issued. Outstanding Notes that are accepted for exchange will cease to accrue interest on and after the date on which interest on the Notes begins to accrue. Accrued and unpaid interest on the Outstanding Notes that are tendered in exchange for the Notes will be payable on or before the first April 15 or October 15 following the date the Notes are issued.

  There will be no proceeds to the Company from the Exchange Offer; however, pursuant to a Registration Agreement dated as of May 29, 1998 (the "Registration Agreement"), among the Company and the Initial Purchasers (as defined herein), the Company will bear certain offering expenses.

  The Company will accept for exchange any and all validly tendered
Outstanding Notes on or before 5:00 p.m., New York City time, on      , 1998,
unless extended (the "Expiration Date"). Tenders of Outstanding Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date but after that time are irrevocable. United States Trust Company of New York is acting as Exchange Agent in connection with the Exchange Offer. The Exchange Offer is not conditioned on any minimum principal amount of Outstanding Notes being tendered for exchange, but is otherwise subject to certain customary conditions.

  Each broker-dealer that receives Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of Notes. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker- dealer in connection with resales of Notes received in exchange for Outstanding Notes where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with a resale. See "Plan of Distribution".

  SEE "RISK FACTORS", BEGINNING ON PAGE 14, FOR A DESCRIPTION OF CERTAIN FACTORS TO BE CONSIDERED BY HOLDERS WHO TENDER OUTSTANDING NOTES IN THE EXCHANGE OFFER.

  THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      , 1998

  UNTIL       , 1998 (90 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

  The Company sold the Outstanding Notes on May 29, 1998, to Chase Securities Inc. and Jefferies & Company, Inc. (the "Initial Purchasers") in transactions not registered under the Securities Act of 1933 (the "Securities Act") in reliance on the exemption provided in Section 4(2) of the Securities Act (the "Offering"). The Initial Purchasers then resold the Outstanding Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Accordingly, the Outstanding Notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Agreement. See "The Exchange Offer".

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission" or the "SEC") set forth in no-action letters issued to third parties, the Company believes that Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder who is not an affiliate of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Notes in its ordinary course of business and is not participating in and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Notes. Persons wishing to exchange Outstanding Notes in the Exchange Offer must represent to the Company that these conditions have been met.

  The Company does not intend to list the Notes on any national securities exchange or to seek the admission of the Notes to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they intend to make a market in the Notes; however, they are not obligated to do so and may discontinue any market-making at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Notes or that the Notes will be a liquid investment.

  Any Outstanding Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Outstanding Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Outstanding Notes will continue to be subject to the existing restrictions on transfer thereof.

  The Company expects that the Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by DTC and its participants. After the initial issuance of the Global Note, Notes in certificated form will be issued in exchange for the Global Note on the terms set forth in the Indenture. See "Description of Notes--Book Entry; Delivery and Form".

  No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus. You must not rely on any information or representation not contained herein as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Notes.

  This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any exchange made pursuant to the Exchange Offer shall under any circumstances imply that there has been no change in the affairs of the Company or its subsidiaries or that the information set forth in this Prospectus is correct as of any date subsequent to the date shown on the cover of this Prospectus.

                          FORWARD-LOOKING INFORMATION

  This Prospectus includes "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"). All statements, other than statements of historical facts, included in this Prospectus which address activities, events or developments which the Company expects or anticipates will or may occur in the future, including such things as estimated future net revenues from oil and gas reserves and the present value thereof, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's business and operations, plans, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and projections is subject to a number of risks and uncertainties, including the risk factors discussed in this Prospectus; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, references to "Kelley" or the "Company" are references to Kelley Oil & Gas Corporation, its subsidiaries and their predecessors-in-interest. Pro forma information gives effect to the SPR Acquisition, including the related financing, and the Offering as if they had occurred on January 1, 1997. The "Glossary" included in this Prospectus defines certain oil and gas business terms used in this Prospectus.

                                  THE COMPANY

  Kelley Oil & Gas Corporation is engaged in the development, exploration, acquisition and production of oil and natural gas, primarily in Louisiana and the shallow waters of the Gulf of Mexico. The Company's activities have historically been concentrated on lower-risk development drilling in north Louisiana and higher-risk exploratory drilling in south Louisiana. As of January 1, 1998, 73% of the Company's estimated proved reserves were located in north Louisiana. Capitalizing on its development, exploration and acquisition strategy, the Company has increased proved reserves 82% from 204.6 Bcfe at January 1, 1996 to 372.6 Bcfe at January 1, 1998 and production has increased 132% from 19.7 Bcfe in 1995 to 45.8 Bcfe in 1997 on a pro forma basis. Additionally, the Company has increased revenues and EBITDAX from $38.8 million and $20.9 million, respectively, in 1995 to $112.1 million and $88.5 million, respectively in 1997 on a pro forma basis.

  At January 1, 1998, Kelley had proved reserves of 372.6 Bcfe with a present value of estimated future net cash flows of $378.8 million. Approximately 95% of the Company's reserves are natural gas and 73% are proved developed. As of January 1, 1998, the Company held an interest in 241,550 gross (98,052 net) developed acres and 622,641 gross (56,356 net) undeveloped acres and an interest in 513 gross (249.6 net) producing wells. For 1996 and 1997, the Company's capital spending on exploration and development activities totaled $100.6 million, approximately 82% of which was spent on development activities. The Company's exploration and development activities during this period resulted in the addition of 138.4 Bcfe of proved reserves at an average cost of $0.73 per Mcfe. For 1998, the Company has budgeted capital expenditures of approximately $62.0 million, which is expected to be allocated equally between development and exploration activities. The Company's capital spending on exploration and development for the first half of 1998 totaled $21.5 million.

  Effective December 1, 1997, the Company purchased substantially all the assets of SCANA Petroleum Resources, Inc. ("SPR") for $110.0 million (the "SPR Acquisition"). The assets acquired include interests in proved oil and natural gas reserves primarily located in Louisiana, the shallow waters of the Gulf of Mexico and east Texas and exploratory prospects in south Louisiana, the shallow waters of the Gulf of Mexico, the Permian Basin of west Texas and New Mexico (the "SPR Properties"). The SPR Properties increased the Company's proved reserves as of January 1, 1998 by 65.6 Bcfe. On a pro forma basis, the SPR Acquisition would have added $36.0 million to the Company's 1997 revenues and $30.2 million to the Company's 1997 EBITDAX. The acquisition was financed with a combination of additional borrowings under the Credit Facility and additional equity received upon exercise of an option held by the Company's principal stockholder.

COMPETITIVE STRENGTHS

  The Company believes that the following competitive strengths will aid in the successful implementation of its strategy.

  Balanced Portfolio of Drilling Opportunities. The Company holds a balanced portfolio of lower-risk development properties and higher-risk exploratory prospects. The Company's development properties provide it with cash flows to help support its operations and its capital expenditures budget, while the Company believes its exploratory prospects offer the potential for larger reserves and greater production. The Company expects that, at its current rate of production and planned capital expenditures, it has a minimum two-year inventory of development projects and exploration prospects on its existing properties, and that through the continuing analysis of its existing seismic databases the Company will identify additional development projects and exploration prospects on its existing acreage.

  Operational Efficiencies. Substantially all of Kelley's proved reserves and a majority of its operating activities are currently concentrated in Louisiana and in the shallow waters of the Gulf of Mexico. The Company believes that this geographic focus has enabled its operating personnel to develop operating expertise by concentrating on areas with similar characteristics and technical issues. Moreover, the concentration of properties operated by Kelley, particularly in the Vacherie Salt Dome area of north Louisiana, enables it to achieve cost and operational efficiencies. In addition, Kelley maintains an average 41% working interest in its reserves. Kelley is the operator of properties accounting for approximately 80% of its production at December 31, 1997. As operator, Kelley possesses the ability to better control its operating and overhead expenses, manage production performance and regulate capital expenditures.

  Long-Lived Proved Reserves. The Company's proved reserves in north Louisiana (which constitute 73% of the Company's proved reserves) are long-lived and support cash flows through their low lease operating expenses and low development costs. The Company's reserves to production ratio in north Louisiana is approximately 10:1. The Company believes the relatively long lives, low costs and high production rates of its north Louisiana wells provide a solid base from which to pursue its exploration strategy and its reserve acquisition strategy.

  High Operating Margins. Kelley's oil and natural gas reserves are located close to pipeline transportation and key market locations, and, therefore, generally command favorable well-head prices relative to reserves located away from major markets and in areas where transportation costs tend to lower well-head prices. In addition, production from Kelley's south Louisiana properties generally receives higher prices because of its relatively high BTU content. The Company's production expense for 1997 on a pro forma basis was $0.35 per Mcfe resulting in a cash operating margin (excluding the effects of hedging) of $2.12 per Mcfe. For the first six months of 1998 the cash operating margin (excluding the effects of hedging) was $1.56. The decrease from 1997 is primarily attributable to lower prices received in 1998 for the Company's oil and gas production that has resulted from a price decline affecting the oil and gas industry generally. Higher production expenses per Mcfe have also contributed to the decrease.

  Effective Use of Technology. Kelley applies advanced technology to lower the risks and costs of exploration and development activities. The Company constantly re-evaluates and refines its 3-D seismic databases to increase the possibility of successful drilling and allow for better well placement. These databases cover over 1,300 square miles, including all of its presently identified exploration prospects. Moreover, Kelley has invested in computer-aided exploration and development hardware and software and has an experienced technical staff, including 11 engineers, five geologists and three geophysicists, with extensive experience in the oil and natural gas industry.

  Experienced and Proven Management Team. The Company's senior management team, assembled since February 1996, has extensive experience in the oil and natural gas industry and demonstrated acquisition capabilities. In addition, the Company has adopted employee incentive programs designed to align the interests of management and investors.

BUSINESS STRATEGY

  Kelley's strategy is to increase reserves, production and cash flows in a cost-efficient manner, primarily through a program of balanced development and exploration activities in its current areas of operation and through strategic acquisitions of properties in the 48 contiguous United States and the Gulf of Mexico.

  Continue Development Activities. Kelley will continue development drilling activities on its existing core properties in the Vacherie Salt Dome region of north Louisiana, where the Company believes it has opportunities to increase production and cash flow. In 1996 and 1997, the Company drilled or participated in drilling 151 gross (68.4 net) development wells, of which 148 gross (66.6 net) were completed as producing wells, representing a 97% success rate. The Company intends at present to continue dedicating a significant share of its capital resources to developing its north Louisiana fields.

  Focus Exploration Activities. Kelley will continue to focus its exploration activities on its existing properties in Terrebonne Parish and the SPR Properties located in south Louisiana and the shallow waters of the Gulf of Mexico. During 1996 and 1997 the Company became a participant in four joint ventures with recognized industry partners in an effort to generate a greater number of high potential prospects while reducing exploration risks. The Company believes that this shared risk approach, combined with the use of advanced geophysical techniques, increases drilling success and enables the Company to participate in a diverse portfolio of prospects with significant reserve potential. The Company has approximately 331,800 gross acres of exploratory properties on which it has identified over 30 prospective exploratory drill sites. The Company expects that, at its current rate of capital expenditures, these sites provide a minimum two-year inventory of exploration prospects. In 1997, the Company drilled or participated in drilling 10 gross (4.0 net) exploratory wells, of which 9 gross (3.5 net) were completed as producing wells.

  Pursue Selective Acquisitions. Kelley focuses its acquisition strategy primarily on oil and natural gas properties having development and exploration potential to augment existing production and expand its reserve base. The Company evaluates potential acquisitions based upon a number of factors, including exploration and development potential, profit enhancement opportunity, geographic concentration, working interest, size, operatorship and various reserve and production attributes. The Company believes that its senior management team's experience in evaluating and acquiring oil and natural gas reserves will enable Kelley to more effectively execute its acquisition strategy, grow its existing asset base and increase cash flows. In implementing this strategy, the Company recently increased its proved reserves and added significant exploration prospects to its portfolio through the SPR Acquisition.

                                  THE OFFERING

THE OUTSTANDING NOTES.......  The Outstanding Notes were sold by the Company on
                              May 29, 1998, to the Initial Purchasers. The Ini-tial Purchasers subsequently resold the Outstand-ing Notes to qualified institutional buyers pur-suant to Rule 144A under the Securities Act.

REGISTRATION AGREEMENT......  The Registration Agreement grants the holders of the Outstanding Notes certain exchange and regis-tration rights. The Exchange Offer is intended to satisfy those exchange rights, which terminate on the consummation of the Exchange Offer. If appli-cable law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or in certain other circumstances, the Company has agreed to file a shelf registration (the "Shelf Registration Statement") covering resales of Transfer Re-stricted Notes (as defined in the Registration Agreement). See "The Exchange Offer--Shelf Regis-tration Statement".

PRIOR OFFERING..............  On October 29, 1996, the Company issued
                              $125,000,000 aggregate principal amount of 10 3/8% Senior Subordinated Notes pursuant to an In-denture (the "Existing Indenture") dated as of October 15, 1996 among the Company, as Issuer, its principal operating subsidiaries, as Subsidi-ary Guarantors, and United States Trust Company of New York, as Trustee (the "Trustee"). Those notes, designated Series A, were subsequently ex-changed for an equal principal amount of notes, designated Series B (the "Existing Notes"), is-sued under the Existing Indenture and having an identical interest rate, maturity and other terms as the Series A notes, which exchange was made pursuant to an exchange offering registered with the Securities and Exchange Commission (the "Com-mission"). The indenture pursuant to which the Outstanding Notes were issued and the Notes will be issued (the "Indenture") has terms that are substantially equivalent to the terms of the Ex-isting Indenture. The Outstanding Notes have and the Notes will have an identical interest rate and maturity as, and will rank pari passu in right of payment with, the Existing Notes.

                               THE EXCHANGE OFFER

SECURITIES OFFERED..........  $30,000,000 aggregate principal amount of 10 3/8%
                              Senior Subordinated Notes Due 2006, Series D.

THE EXCHANGE OFFER..........  $1,000 principal amount of Notes in exchange for each $1,000 principal amount of Outstanding
                              Notes. As of the date hereof, $30,000,000 aggre-gate principal amount of Outstanding Notes are outstanding. The Company will issue the Notes as soon as practicable after the Expiration Date.

                              Based on an interpretation of the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or a Partici-pating Broker-Dealer) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Notes are acquired in the ordinary course of the hold-er's business and that the holder does not intend to participate and has no arrangement or under-standing with any person to participate in the distribution of the Notes.

                              Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of Notes. A broker-dealer that delivers a prospectus to purchasers in connection with resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Agreement (including certain indem-nification rights and obligations). This Prospec-tus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in ex-change for Outstanding Notes where the Outstand-ing Notes were acquired by the broker-dealer as a result of market-making activities or other trad-ing activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will use its best efforts to make this Prospectus available to any broker-dealer for use in connec-tion with any resale. See "Plan of Distribution".

                              Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) and Morgan Stanley & Co. Incorporated (available June 5,
                              1991) or similar no-action letters and, in the absence of an exemption from applicable legisla-tive requirements, must comply with the registra-tion and prospectus delivery requirements of the Securities Act in connection with the resale transaction. Failure to comply with those re-quirements may result in the holder incurring li-ability under the Securities Act for which the holder is not indemnified by the Company.

EXPIRATION DATE.............  5:00 p.m., New York City time, on      , 1998,
                              unless extended.

INTEREST ON THE NOTES.......  The Notes will bear interest from the date of is-
                              suance of the Notes. Outstanding Notes that are accepted for exchange will cease to accrue inter-est on and after the date on which interest on the Notes begins to accrue. Accrued and unpaid interest on the Outstanding Notes that are ten-dered in exchange for the Notes will be payable on or before the first April 15 or October 15 following the date of issuance of the Notes.

PROCEDURES FOR TENDERING
 OUTSTANDING NOTES..........
                              Each holder of Outstanding Notes wishing to ac-cept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal (the "Letter of Transmittal"), or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or the facsimile, to-gether with the Outstanding Notes and any other required documentation to the Exchange Agent at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the holder or the person receiving Notes, whether or not that person is the holder, is acquiring the Notes in the ordinary course of business and that neither the holder nor any other person has any arrangement or understanding with any person to participate in the distribution of the Notes. In lieu of physical delivery of the certificates representing Outstanding Notes, tendering holders may transfer notes pursuant to the procedure for book-entry transfer as set forth under "The Ex-change Offer--Procedures for Tendering".

SPECIAL PROCEDURES FOR
 BENEFICIAL OWNERS..........
                              Any beneficial owner whose Outstanding Notes are registered in the name of a broker-dealer, com-mercial bank, trust company or other nominee and who wishes to tender should contact the regis-tered holder of its Outstanding Notes promptly and instruct the registered holder to tender on it's behalf. If such a beneficial owner wishes to tender on it's own behalf, it must, before com-pleting and executing the Letter of Transmittal and delivering its Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in it's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

GUARANTEED DELIVERY           Holders of Outstanding Notes who wish to tender
 PROCEDURES.................  their Outstanding Notes and whose Outstanding
                              Notes are not immediately available or who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent
                              (or comply with the procedures for book-entry transfer) on or before the Expiration Date must tender their Outstanding Notes according to the guaranteed delivery procedures set forth in "The
                              Exchange Offer--Guaranteed Delivery Procedures".

WITHDRAWAL RIGHTS...........  Tenders may be withdrawn at any time before 5:00
                              p.m., New York City time, on the Expiration Date pursuant to the procedures described under "The Exchange Offer--Withdrawal of Tenders."

ACCEPTANCE OF OUTSTANDING
 NOTES AND DELIVERY OF
 NOTES......................
                              Subject to certain conditions, the Company will accept for exchange any and all Outstanding Notes that are properly tendered in the Exchange Offer before 5:00 p.m., New York City time, on the Ex-piration Date. The Notes issued pursuant to the Exchange Offer will be delivered on the date of issuance of the Notes. See "The Exchange Offer-- Terms of the Exchange Offer".

FEDERAL INCOME TAX
 CONSIDERATIONS.............
                              The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations".

EFFECT ON HOLDERS OF
 OUTSTANDING NOTES..........
                              As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obli-gations under the Registration Agreement, and, with certain exceptions noted below, holders of Outstanding Notes who do not tender their Out-standing Notes will not have any further regis-tration rights under the Registration Agreement or otherwise. Such holders will continue to hold the untendered Outstanding Notes and will be en-titled to all the rights and subject to all the limitations applicable thereto under the Inden-ture, except to the extent those rights or limi-tations, by their terms, terminate or cease to have further effect as a result of the Exchange Offer. All untendered Outstanding Notes will con-tinue to be subject to certain restrictions on transfer. Accordingly, if any Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market of the untendered Outstanding Notes could be adversely affected.

SHELF REGISTRATION            If (i) the Company determines that the Exchange
 STATEMENT..................  Offer may not be consummated as soon as practica-
                              ble after the Expiration Date because it would violate applicable law or the applicable inter-pretations of the staff of the Commission, (ii) the Exchange Offer is not consummated within six months of the date of the Registration Agreement,
                              (iii) the Initial Purchasers so request with re-spect to the Outstanding Notes not eligible to be exchanged for Notes in the Exchange Offer and held by them following consummation of the Ex-change Offer or (iv) any holder of an Outstanding
                              Note (other than an Exchanging Dealer (as defined in the Registration Agreement)) is not eligible to participate in the Exchange Offer or, in the case of any holder of Outstanding Notes (other than an Exchanging Dealer) that participates in the Exchange Offer, the holder does not receive freely tradeable Notes on the date of the ex-change for validly tendered (and not withdrawn)
                              Outstanding Notes, the Company has agreed to file and maintain a shelf registration statement that would allow resales of transfer restricted Out-standing Notes or Notes owned by such holders.

EXCHANGE AGENT..............  United States Trust Company of New York.

                                   THE NOTES

ISSUER......................  Kelley Oil & Gas Corporation.

MATURITY....................  October 15, 2006.

INTEREST....................  Payable semiannually in cash, on April 15 and
                              October 15, commencing on the first such date following the issuance of the Notes.

OPTIONAL REDEMPTION BY
 COMPANY....................
                              The Notes are redeemable, at the option of the Company, in whole or in part, at any time on or after October 15, 2001, initially at 105.188% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after October 15, 2003.

                              In addition, at any time prior to October 15, 1999, the Company may redeem in aggregate up to 35% of the original principal amount of Notes with the proceeds of one or more Equity Offerings (as defined herein), at 110.375% of their principal amount, plus accrued interest; provided, however, that either at least $18.0 million aggregate principal amount of Notes must remain outstanding after each such redemption or such redemption must retire the Notes in their entirety. See "Description of the Notes--Optional Redemption".

CHANGE OF CONTROL...........  Upon a Change of Control (as defined herein), each holder of Notes (a "Holder") will have the right to require the Company to repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest. See "Description of the Notes--Certain Covenants--Change of Control".


RANKING.....................  The Notes will be unsecured and will be subordi-
                              nated in right of payment to all existing and fu-ture Senior Indebtedness (as defined herein) of the Company. The Notes will rank pari passu in right of payment with all existing and future Se-nior Subordinated Indebtedness of the Company, including the Existing Notes and will be senior in right of payment to all subordinated indebted-ness of the Company. In addition, the Notes will be effectively subordinated to all liabilities of the Company's subsidiaries (other than Subsidiary Guarantors), including trade payables. As of June 30, 1998, (i) the outstanding Senior Indebtedness of the Company was $101.1 million, of which $100.6 million was Secured Indebtedness

                              (exclusive of unused commitments under the Credit Facility), (ii) the Company had $120.9 million outstanding Senior Subordinated Indebtedness (other than the Outstanding Notes) and the out-standing indebtedness of the Company that is sub-ordinate or junior in right of repayment to the Notes was $55.4 million, (iii) the Subsidiary Guarantors had no Senior Indebtedness outstanding (exclusive of Indebtedness under the Credit Agreement) and (iv) the Subsidiary Guarantors had no Senior Subordinated Indebtedness outstanding (other than the Subsidiary Guaranties and the guaranties of the Existing Notes) and no Indebt-edness that is subordinate or junior in right of payment to the Subsidiary Guaranties. See "Risk Factors--Subordination of the Notes" and "De-scription of the Notes--Ranking".

SUBSIDIARY GUARANTIES.......  The Notes will be irrevocably and unconditionally guaranteed (the "Subsidiary Guaranties") on a se-nior subordinated basis by Kelley Oil Corporation ("Kelley Oil") and Kelley Operating Company, Ltd., ("Kelley Operating") each a wholly-owned subsidiary of the Company and, in the future, may be guaranteed by other subsidiaries of the Com-pany (collectively, the "Subsidiary Guarantors"). The Subsidiary Guaranties will be general, unsecured obligations of the Subsidiary Guaran-tors, subordinated in right of payment to all ex-isting and future Senior Indebtedness of the Sub-sidiary Guarantors, including the obligations of the Subsidiary Guarantors under the Credit Facil-ity. As of June 30, 1998, the Subsidiary Guaran-tors would have had no Senior Indebtedness out-standing (other than Indebtedness of the Company under the Credit Facility). The Subsidiary Guar-antors generated approximately 74.9% of the Company's consolidated total revenues in 1997. See "Risk Factors--Subordination of the Notes" and "Description of the Notes--Ranking".

CERTAIN COVENANTS...........  The Indenture  contains certain covenants for the benefit of the Holders, including, among others, covenants limiting the incurrence of additional indebtedness, the payment of dividends, the re-demption of capital stock, the making of certain investments, the restriction of dividends and other restrictions affecting subsidiaries, the issuance of capital stock of subsidiaries, asset sales, certain sale and leaseback transactions, transactions with affiliates and certain mergers and consolidations. However, these limitations are subject to a number of important qualifica-tions and exceptions. See "Description of the Notes--Certain Covenants".

BOOK-ENTRY; DELIVERY AND
 FORM.......................  The Notes will be represented by one permanent global Note in definitive, fully registered form deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC. See "Book-Entry; Delivery and Form".

                                  RISK FACTORS

  Prospective investors should consider carefully certain matters relating to an investment in the Notes. See "Risk Factors".

                                ----------------

  The Company's principal executive offices are located at 601 Jefferson, Suite 1100, Houston, Texas 77002 and its phone number is (713) 652-5200.

                         SUMMARY FINANCIAL INFORMATION

  The following tables present selected summary historical and pro forma financial data for the Company. The historical financial information for the years ended December 31, 1995, 1996 and 1997 is derived from the Company's audited consolidated financial statements. The historical financial information for the year ended December 31, 1997 reflects the impact of the SPR Acquisition, which was consummated as of December 1, 1997. The SPR Acquisition was treated as a purchase for financial accounting purposes. The financial information for the year ended December 31, 1995 reflects the Consolidation (as defined) in February 1995. See "Business and Property--Company History." The summary historical financial data for the six month periods ended June 30, 1997 and 1998 are derived from financial statements that are unaudited but include all adjustments, consisting solely of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. The results for the six months ended June 30, 1998 are not necessarily indicative of the results for the full year. The summary unaudited pro forma data are derived from the Unaudited Pro Forma Condensed Consolidated Financial Data included elsewhere in this Prospectus. The unaudited pro forma income statement data and other financial data for the year ended December 31, 1997 give effect to the SPR Acquisition and the Offering as if they occurred on January 1, 1997. The unaudited pro forma income statement data and other financial data as of June 30, 1998 gives effect to the Offering as if it occurred on January 1, 1997. This information should be read in conjunction with "Capitalization", "Selected Consolidated Financial Data", "Unaudited Pro Forma Condensed Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The pro forma financial information presented below is unaudited and is not necessarily indicative of financial results that would have occurred if the SPR Acquisition and the Offering occurred on January 1, 1997 and should not be viewed as indicative of operations in future periods.

                                                                           SIX MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                     JUNE 30,
                            ----------------------------------------  -----------------------------
                                                             1997                           1998
                              1995       1996      1997    PRO FORMA    1997      1998    PRO FORMA
                            ---------  --------  --------  ---------  --------  --------  ---------
                                              (IN THOUSANDS, EXCEPT RATIOS)
 INCOME STATEMENT DATA:
 Oil and gas revenues....    $ 36,998  $ 60,854  $ 75,864  $111,868   $ 35,125  $ 44,209  $ 44,209
 Interest and other
  income.................       1,763     1,429       274       274        234        66        66
                            ---------  --------  --------  --------   --------  --------  --------
  Total revenues.........      38,761    62,283    76,138   112,142     35,359    44,275    44,275
                            ---------  --------  --------  --------   --------  --------  --------
 Production expenses.....      10,835    10,709    10,955    16,089      4,931    10,744    10,744
 Exploration expenses....      23,387     5,438     5,433     5,433      1,882     6,669     6,669
 General and
  administrative
  expenses...............       7,030     8,953     6,875     7,591      3,987     3,617     3,617
 Interest and other debt
  expenses...............      21,956    24,401    25,071    32,069     12,039    16,315    16,802
 Restructuring
  expenses(/1/)..........       1,115     4,276        --        --         --        --        --
 Depreciation, depletion
  and amortization.......      35,591    20,440    25,853    50,582     12,065    21,186    21,186
 Impairment of oil and
  gas properties(/2/)....     150,138        --        --        --         --        --        --
                            ---------  --------  --------  --------   --------  --------  --------
  Income (loss) before
   income taxes and
   extraordinary item....    (211,291)  (11,934)    1,951       378        455   (14,256)  (14,743)
 Provision (benefit) for
  taxes..................          --        --        --        --         --        --        --
                            ---------  --------  --------  --------   --------  --------  --------
  Net income (loss)
   before extraordinary
   item..................    (211,291)  (11,934)    1,951       378        455   (14,256)  (14,743)
 Extraordinary
  loss(/3/)..............          --   (17,030)       --        --         --        --        --
                            ---------  --------  --------  --------   --------  --------  --------
  Net income (loss)......   $(211,291) $(28,964) $  1,951  $    378   $    455  $(14,256) $(14,743)
                            =========  ========  ========  ========   ========  ========  ========
 OTHER FINANCIAL DATA:
 EBITDAX(/4/) ...........   $  20,896  $ 42,621  $ 58,308  $ 88,462   $ 26,441  $ 29,914  $ 29,914
 Cash interest
  expenses(/5/)..........      18,354    19,231    20,774    27,316      9,911    13,703    14,162
 Capital
  expenditures(/6/)......      52,240    47,601    53,140       N/A     23,974    28,971       N/A
 Ratio of EBITDAX to cash
  interest expenses......         1.1x      2.2x      2.8x      3.2x       2.7x      2.2x      2.1x
 Ratio of total debt to
  EBITDAX................         7.9x      4.3x      4.9x      3.2x       N/A       N/A       N/A
 Ratio of earnings to
  fixed charges(/7/).....         N/A       N/A       1.1x      1.0x       1.0x      N/A       N/A
 CASH FLOWS DATA:
 Cash provided by (used
  in) operating
  activities.............   $  (1,806) $  9,262  $ 39,604       N/A   $ 16,363  $ 15,282       N/A
 Cash used in investing
  activities.............     (43,224)  (53,392) (164,275)      N/A    (23,974)  (28,971)      N/A
 Cash provided by
  financing activities...      42,114    41,848   120,763       N/A      3,621    13,624       N/A

                                                                  AS OF JUNE 30,
                                                                       1998
                                                                  --------------
                                                                  (IN THOUSANDS)
 BALANCE SHEET DATA:
 Total assets...................................................     $321,261
 Property and equipment, net ...................................      294,729
 Long-term debt.................................................      306,366
 Stockholders' deficit..........................................      (24,421)

-------
(1) Restructuring charges relate to the Consolidation . See "Business and Properties--Company History".
(2) Reflects noncash impairment charges against the carrying value of proved and unproved properties under Financial Accounting Standards Board Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" ("SFAS 121"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Notes to the Company's Consolidated Financial Statements.
(3) Includes costs incurred in connection with the refinancing of substantially all of the Company's 13 1/2% Senior Notes due 1999 (the "13 1/2% Notes") and represents the excess of the aggregate purchase price of the 13 1/2% Notes over their carrying value as of the date of such refinancing.
(4) EBITDAX is calculated as income (loss) before interest and other debt expenses, income taxes, exploration expenses, restructuring expenses, depletion, depreciation, amortization and impairment of oil and gas properties. EBITDAX is not a measure of cash flows as determined by generally accepted accounting principles ("GAAP"). The Company has included information concerning EBITDAX because EBITDAX is a measure used by certain investors in determining a company's historical ability to service its indebtedness. EBITDAX should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with GAAP as an indicator of Kelley's operating performance or liquidity, and it may not be comparable to similarly titled measures reported by other companies.
(5) Cash interest expenses consists of interest and other debt expenses less accretion of original issue discount, accretion of debt valuation discount and amortization of deferred debt issuance costs.
(6) Capital expenditures excludes oil and gas property acquisitions of $11.6 million and $111.1 million for the years ended December 31, 1996 and 1997, respectively.
(7) For purposes of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations (Income (loss) before income taxes and extraordinary item excluding interest income of $0.6 million, $0.9 million and $0.2 million for the years ended December 31, 1995, 1996 and 1997, respectively, and $0.1 million and $46,000 for the six months ended June 30, 1997 and 1998, respectively) plus fixed charges. Fixed charges consist of interest expense and other debt expenses. For the years ended December 31, 1995 and 1996, earnings were insufficient to cover fixed charges by $211.9 million and $12.8 million, respectively, and $14.3 million and $14.8 million for the six months ended June 30, 1998 and six months ended June 30, 1998 Pro Forma, respectively.

                       SUMMARY OPERATING AND RESERVE DATA

  The following table sets forth summary operating and reserve data with respect to the Company. The Company's estimated net proved oil and gas reserves as of December 31, 1996 and 1997 are based upon reserve reports prepared by H.J. Gruy & Associates, Inc. Pro forma 1997 data assumes that the SPR Acquisition occurred on January 1, 1997.

                                                                         SIX
                                                                        MONTHS
                                              YEAR ENDED DECEMBER 31,    ENDED
                                            ---------------------------  JUNE
                                                                1997      30,
                                              1996     1997   PRO FORMA  1998
                                            -------- -------- --------- -------
PRODUCTION DATA:
 Oil and other liquid hydrocarbons
  (Mbbls).................................       232      226      473      224
 Natural gas (Mmcf).......................    23,466   30,202   42,931   19,503
 Natural gas equivalent (Mmcfe)...........    24,858   31,558   45,769   20,847
AVERAGE SALES PRICE PER UNIT:
 Oil and other liquid hydrocarbons (per
  Bbl)....................................  $  22.11 $  19.34 $  19.39  $ 13.88
 Natural gas (per Mcf, including effects
  of hedging).............................      2.30     2.27     2.32     2.11
 Natural gas (per Mcf, excluding effects
  of hedging).............................      2.43     2.41     2.42     2.07
 Natural gas equivalent (per Mcfe,
  including effects of hedging)...........      2.37     2.31     2.38     2.12
COSTS PER MCFE:
 Production expenses......................  $   0.43 $   0.35 $   0.35  $  0.52
 General and administrative expenses......      0.36     0.22     0.17     0.17
 Depreciation, depletion and
  amortization............................      0.82     0.82     1.11     1.02
 Average finding and development
  costs(/1/)..............................      0.49     1.35      N/A      N/A
PROVED RESERVES:
 Total proved reserves (Mmcfe)............   306,430  372,585  372,585
 Reserves to production ratio(/2/)........      12.3     11.8      8.1
 Present value of estimated future net
  cash flows (in thousands)(/3/)..........  $518,184 $378,811 $378,811
 Standardized measure of discounted future
  net cash flows (in thousands)(/4/)......  $433,771 $363,887 $363,887

--------
(1) Average finding and development costs per Mcfe are calculated by dividing
    (A) capital expenditures incurred during the period (excluding expenditures related to proved property acquisitions) by (B) the estimated proved reserve extensions and discoveries and revisions for the same period. Average finding and development costs for 1997 on a pro forma basis are not presented, as such costs were incurred by SPR in accordance with SPR's capital expenditure program and would not provide a meaningful indication of the costs the Company would have incurred had the Company operated the SPR Properties in 1997.
(2) The reserves to production ratio is calculated by dividing the total proved reserves as of a specific date by production for the twelve-month period immediately preceding such date. See "Glossary".
(3) Computed before consideration of future income taxes, general and administrative expenses and interest expenses in accordance with SEC regulations and is not necessarily indicative of actual future cash flows.
(4) Computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 69, "Accounting for Oil and Gas Activities", which excludes general and administrative and interest expenses, and is not necessarily indicative of actual future cash flows. See Note 11 to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

                                 RISK FACTORS

  Prospective purchasers should consider carefully the following factors, as well as the other information contained in this Prospectus, in evaluating an investment in the Notes. This Prospectus contains forward-looking statements of the Company. The Company cautions prospective investors that the following important factors could affect the Company's actual results in the future.

SUBSTANTIAL LEVERAGE

  The Company is currently substantially leveraged. As of June 30, 1998, the Company had total indebtedness for borrowed money of approximately $306.4 million and a stockholders' deficit of $24.4 million and had available for borrowing approximately $36.5 million under the Credit Facility. On July 24, 1998, the Company sold its entire interest in the Waskom field in Harrison County, Texas for the total consideration of $17.4 million. As a result of the sale of these properties, effective on the sale date, the Company's borrowing base under the Credit Facility was reduced by $8.0 million. The proceeds from the sale were used to reduce outstanding borrowings under the Credit Facility. Moreover, although the Indenture contains covenants that limit the incurrence by the Company and its subsidiaries of additional indebtedness, those limitations are subject to important qualifications and exceptions. In addition, the accretion of principal of a non interest-bearing or other discount security is not treated as the incurrence of indebtedness under the Indenture. Further, the Company expects to incur additional future indebtedness under the Credit Facility as it executes its strategy for development, exploration and acquisition of oil and natural gas reserves.

  The Company's leverage could have important consequences to the holders of the Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations will be required for the payment of principal and interest on its indebtedness for money borrowed, thereby reducing the funds available to the Company for its operations, acquisitions and other purposes; (iii) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (iv) the Company's substantial degree of leverage may hinder its ability to adjust to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or its business. In addition, certain of the Company's borrowings are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates. See "--Substantial Capital Requirements", "Capitalization", "Selected Consolidated Financial Data", "Unaudited Pro Forma Condensed Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness for borrowed money (including the Notes) depends on its future performance and successful implementation of its strategy, which is subject not only to its own actions but also to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as to the prevailing market prices for oil, natural gas and natural gas liquids. There can be no assurance that Kelley's business will generate sufficient cash flow from operations or that future credit will be available in an amount sufficient to enable the Company to service its indebtedness for borrowed money (including the Notes) or make necessary capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

NECESSITY OF RESERVE REPLACEMENT

  Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Kelley's future oil and natural gas reserves and production, and, therefore, cash flow and income, are highly dependent upon

Kelley's success in efficiently developing its current reserves and acquiring additional reserves that are economically recoverable. Without reserve additions in excess of production through successful acquisition and exploration activities, Kelley's reserves and production will decline. There can be no assurance that Kelley will be able, on a commercially reasonable basis, to successfully explore for or acquire additional reserves to replace its current and future production.

SUBSTANTIAL CAPITAL REQUIREMENTS

  Kelley is dependent upon its ability to obtain financing for developing, exploring and acquiring oil and natural gas properties beyond its internally generated cash flow. Historically, Kelley has financed these activities primarily through the issuance of debt and equity securities, through various credit facilities and with internally generated funds. Following the Offering and the application of the net proceeds therefrom, the Company expects to use one or more bank credit facilities to borrow funds required from time to time to supplement its own available cash. However, additional financing may be required in the future to fund the Company's development and exploration activities and acquisition program. If revenues or the Company's borrowing base under the Company's Amended and Restated Credit Facility, dated as of December 1, 1997 (such facility, as amended, or its predecessor, as applicable, the "Credit Facility") decrease as a result of lower oil and natural gas prices, operating difficulties or declines in reserves, the Company's ability to expend the capital necessary to undertake or complete future activities may be limited. No assurances can be given that the Company will have adequate funds available to it under the Credit Facility or alternate financing arrangements to carry out its strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources".

VOLATILITY OF OIL AND NATURAL GAS PRICES

  Kelley's financial results are affected significantly by the price received for Kelley's oil, natural gas and natural gas liquids production. Historically, the markets for oil, natural gas and natural gas liquids have been volatile and are likely to continue to be volatile in the future. The prices received by Kelley for its oil and natural gas production and the levels of such production are subject to wide fluctuations and depend on numerous factors beyond Kelley's control, including market uncertainty, changes in global supply of and demand for oil, natural gas and natural gas liquids, weather conditions, the condition of the United States economy (particularly the manufacturing sector), the price and quantity of foreign imports, the price and availability of alternative fuels, political conditions (including embargoes) in or affecting other oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic government regulation, legislation and policies. It is impossible to predict oil and natural gas price movements with certainty. Declines in oil and natural gas prices may materially and adversely affect Kelley's future financial condition, liquidity, ability to finance planned capital expenditures, results of operations and availability pursuant to the borrowing base under the Credit Facility. Lower oil and natural gas prices also may reduce the amount of oil and natural gas that the Company can produce economically and affect the Company's ability to repay outstanding amounts under the Credit Facility, the Existing Notes, the Notes and other indebtedness. Further, oil prices and gas prices do not necessarily move in tandem. Because approximately 95% of the Company's reserves are currently natural gas reserves, the Company is more susceptible to movements in natural gas prices than certain of its competitors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

RESTRICTIVE DEBT COVENANTS

  The Company is subject to a number of significant covenants that, among other things, restrict the ability of Kelley to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and that otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of the Company. In addition, the Credit Facility requires the Company to maintain compliance with certain financial ratios. The ability of the Company to comply with such ratios may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under the Credit Facility. In the event of any such default, all borrowings outstanding under the Credit Facility, together with accrued interest and other fees, could be declared due and payable and the Company could be required to sell assets and apply all of its available cash to repay such borrowings. The indebtedness under the Credit Facility is secured by substantially all of the oil and natural gas assets of the Company, the Subsidiary Guarantors and certain other of the Company's subsidiaries and the proceeds therefrom, and, as a result, the lenders thereunder would have a right to proceed against such assets. If the indebtedness under the Credit Facility or any other indebtedness of the Company were to be accelerated, there can be no assurance that any assets of the Company or the Subsidiary Guarantors would remain after payment of such debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Description of the Credit Facility".

UNCERTAINTIES IN ESTIMATING RESERVES AND FUTURE NET CASH FLOWS

  There are numerous uncertainties in estimating quantities of proved reserves believed to have been discovered and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the Company. The reserve data included in this Prospectus are only estimates. Reserve estimates are inherently imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and natural gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. There also can be no assurance that the reserves set forth herein will ultimately be produced or that the proved undeveloped reserves set forth herein will be developed within the periods anticipated. It is possible that variances from the estimates will be material. In addition, the estimates of future net cash flows from proved reserves of Kelley and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not be correct when judged against actual subsequent experience. The Company emphasizes with respect to the estimates prepared by independent petroleum engineers that the discounted future net cash flows should not be construed as representative of the fair market value of the proved reserves owned by Kelley since discounted future net cash flows are based upon projected cash flows which do not provide for changes in oil and natural gas prices from those in effect on the date indicated or for escalation of expenses and capital costs subsequent to such date. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual results will differ, and are likely to differ materially, from the results estimated. Accordingly, investors in the Notes are cautioned not to place undue reliance on the reserve data included in this Prospectus.

BUSINESS RISKS, OPERATING HAZARDS AND UNINSURED RISKS

  Oil and natural gas drilling activities are subject to numerous risks, including the risk that no commercially viable oil or natural gas production will be obtained, and many of such risks are beyond

Kelley's control. The decision to purchase, explore or develop a prospect or property will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. The cost of drilling, completing and operating wells is often uncertain, and overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Also, technical problems encountered in actual drilling, completion and workover activities can delay such activity and add substantial cost to a project. Further, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, compliance with government permitting requirements, shortages of or delays in obtaining equipment, reductions in product prices and limitations in the market for products.

  The availability of a ready market for Kelley's oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines or trucking and terminal facilities. Natural gas wells may be shut in for lack of a market or because of inadequacy or unavailability of natural gas pipeline or gathering system capacity.

  Kelley's oil and natural gas business also is subject to all of the operating risks associated with the drilling for and production of oil and natural gas, including, but not limited to, uncontrollable flows of oil, natural gas, brine or well fluids into the environment (including groundwater and shoreline contamination), blowouts, cratering, mechanical difficulties, fires, explosions, personal injuries, death and pollution and other damage to the properties of the Company and others. Moreover, offshore operations are subject to a variety of operating risks associated with the marine environment, such as hurricanes or other adverse weather conditions, and to interruption or termination by government authorities based on environmental or other considerations. Although Kelley maintains insurance at levels that it believes are consistent with industry practices, it is not fully insured against all risks. Losses and liabilities arising from uninsured and underinsured events could have a material adverse effect on the financial condition and operations of Kelley.

POSSIBLE UNAVAILABILITY OF DRILLING RIGS, EQUIPMENT, SUPPLIES AND PERSONNEL

  At present, the level of drilling activity in the United States has resulted in increased demand for, and therefore increased costs associated with, drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry. In particular, in connection with drilling activities in the marshy regions of south Louisiana, there has been an increased cost of drilling operations due to increased costs for barge rigs necessary to conduct activity in such region. Moreover, the number of drilling contractors offering barge drilling and workover services is limited. Increased drilling activity in the Gulf of Mexico in recent years has also decreased the availability of and increased the costs of offshore rigs. Shortages of drilling rigs, equipment, supplies or personnel could delay or adversely affect the Company's development and exploration operations, which could have a material adverse effect on its financial condition and results of operations. There can be no assurance that costs will not increase further or that necessary equipment and services will be available at economical prices.

GOVERNMENT LAWS AND REGULATIONS

  Kelley's operations are affected from time to time in varying degrees by political developments and federal and state laws and regulations. In particular, oil and natural gas production, operations and economics are or have been affected by price controls, taxes and other laws relating to the oil and natural gas industry, by changes in such laws and by changes in administrative regulations. The Company cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted or the effect such changes may have on Kelley's business or financial condition. See "Business and Properties--Regulation".

  Kelley's operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities, and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, require remedial measures to mitigate pollution from current or former operations such as plugging abandoned wells and cleaning up and backfilling pits, and impose substantial liabilities for pollution resulting from Kelley's operations. The discharge of oil, natural gas, oil and natural gas exploration and production wastes or other pollutants into the air, soil or water may give rise to liabilities on the part of Kelley to the government and third parties, may require Kelley to incur costs of remediation, and could result in the temporary or permanent shut-down of fields or wells. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not have a material adverse effect on Kelley's operations and financial condition or that material indemnity claims will not arise against Kelley with respect to properties acquired or sold by Kelley. See "Business and Properties--Regulation".

RISKS OF HEDGING TRANSACTIONS

  Kelley regularly enters into hedging transactions for its natural gas production and expects to continue to do so in the future. Such transactions limit potential gains by Kelley if natural gas prices were to rise substantially over the price established by the hedges and expose Kelley to the risk of financial loss in certain circumstances, possibly including instances where Kelley's production is less than expected, where Kelley's customers fail to purchase quantities of natural gas contracted for or where there is an unexpected event materially affecting prices. The natural gas swap agreements generally provide for Kelley to receive or make counterparty payments on the differential between a fixed price and a variable indexed price for natural gas. Kelley is exposed to the credit risk of nonperformance by its hedging counterparties, which generally can be quantified as the amount of unrealized gains under the contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and Note 9 to the Consolidated Financial Statements of the Company included in this Prospectus.

HIGHLY COMPETITIVE MARKETS

  Kelley operates in a highly competitive environment with respect to acquiring reserves, marketing oil and natural gas and securing trained personnel. Many of Kelley's larger competitors possess and employ financial and personnel resources substantially greater than those available to Kelley. Such companies may be able to pay more for productive oil and natural gas properties and to define, evaluate, bid for and purchase a greater number of properties than Kelley's financial or personnel resources permit. Kelley's ability to acquire additional reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. There can be no assurance that Kelley will be able to compete successfully in the future in acquiring reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel, and raising additional capital. See "Business and Properties--Competition".

ACQUISITION RISKS

  The Company constantly evaluates acquisition and joint venture opportunities and frequently engages in bidding and negotiation for acquisitions, many of which are substantial. If successful in this process, the Company may be required to alter or increase its capitalization substantially to finance these acquisitions or joint ventures through the issuance of additional debt or equity securities, the sale of production payments or otherwise. These changes in capitalization may significantly affect the risk profile of the Company. Additionally, the successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, the Company typically performs a review of the subject properties that it believes is consistent with industry practices. However, such a review will not reveal all existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Furthermore, reviews may not always be performed on every property, and environmental and other problems are not necessarily observable even when a review is performed, Therefore, there can be no assurance that the Company will be successful in the acquisition of, or in establishing joint ventures related to, any material property interests containing economically recoverable reserves.

CONTROL BY PRINCIPAL STOCKHOLDER

  Contour Production Company L.L.C. ("Contour") owns approximately 60% of the outstanding voting power of the Company. Accordingly, Contour is able to control the election of the Company's directors, the Company's management, operations and affairs and the outcome of any corporate transaction or other matter submitted to the Company's stockholders for approval, including a merger, consolidation or sale of all or substantially all of the Company's assets. In addition, the Credit Facility provides that if Contour's equity interest in the Company falls below 20%, an event of default will have occurred under the Credit Facility. Circumstances may occur in which the interests of Contour, as the majority stockholder of the Company, may conflict with the interests of the holders of the Notes. See "Principal Stockholders".

SUBORDINATION OF THE NOTES

  The Notes will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, which includes all indebtedness under the Credit Facility. As of June 30, 1998, the Company had $101.1 million of outstanding Senior Indebtedness and had $36.5 million available under the Credit Facility, which, if borrowed, would be Senior Indebtedness. On July 24, 1998, the Company sold its entire interest in the Waskom field in Harrison County, Texas for the total consideration of $17.4 million. As a result of the sale of these properties, effective on the sale date, the Company's borrowing base under the Credit Facility was reduced by $8.0 million. The proceeds from the sale were used to reduce outstanding borrowings under the Credit Facility. The Company currently conducts all its business through subsidiaries. Claims of creditors of the Company's subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes, even if such obligations do not constitute Senior Indebtedness of such subsidiaries. However, the Notes will be guaranteed by certain, but not all, of the Company's subsidiaries. See "Description of the Notes--Certain Covenants--Subsidiary Guaranties". Such guaranties, however, will be subordinate in right of payment to any Senior Indebtedness of such subsidiaries, including obligations under the Credit Facility. Although the Indenture will limit the incurrence of Indebtedness and preferred stock of certain subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture will not impose any limitation on the incurrence by subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "Description of the Notes-- Certain Covenants--Limitation on Indebtedness".

  The obligations of each Subsidiary Guarantor under its guaranty will be senior subordinated obligations. As such, the rights of holders of the Notes to receive payment by a Subsidiary Guarantor will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such

Subsidiary Guarantor. The terms of the subordination with respect to the Company's obligations under the Notes will apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its guaranty.

  In the event of liquidation, dissolution, reorganization, bankruptcy or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the Notes only after the Senior Indebtedness of the Company has been paid in full. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the Notes. In addition, the subordination provisions of the Indenture will provide that no cash payment may be made with respect to the Notes during the continuance of a payment default under any Senior Indebtedness of the Company. Furthermore, if certain non-payment defaults exist with respect to certain Senior Indebtedness of the Company, the holders of such Senior Indebtedness will be able to prevent payments on the Notes for certain periods of time. See "Description of the Notes--Ranking".

HOLDING COMPANY STRUCTURE

  The Company generally conducts its operations through subsidiaries. Accordingly, the Company relies on dividends and cash advances from its subsidiaries and repayment of loans and cash advances previously made to its subsidiaries to provide funds necessary to meet its obligations, including the payment of principal and interest on the Notes. The ability of any such subsidiary to pay dividends or make cash advances is subject to applicable laws and contractual restrictions, including restrictions under the Credit Facility, as well as the financial condition and operating requirements of such subsidiary.

PAYMENT UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of the Notes and the Exchange Notes, as well as the Existing Notes, may require the Company to repurchase all or a portion of such holder's Notes, Exchange Notes or Existing Notes, as the case may be, at 101% of the principal amount of the Notes, the Exchange Notes or Existing Notes, together with accrued and unpaid interest to the date of repurchase. The Indenture will require that, prior to such a repurchase, the Company must either repay all outstanding Senior Indebtedness or obtain any required consents to such repurchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of the Senior Indebtedness, the Notes, the Exchange Notes, the Existing Notes and any other indebtedness that would become payable upon the occurrence of such Change of Control. See "--Subordination of the Notes" and "Description of the Notes--Certain Covenants--Change of Control".

FRAUDULENT TRANSFER LAWS

  The proceeds of the Offering were used to repay a portion of the Indebtedness outstanding under the Credit Facility. Under federal or state fraudulent transfer laws, if a court of competent jurisdiction were to find, in a lawsuit by an unpaid creditor or a representative of creditors, such as a trustee in bankruptcy or a debtor-in-possession, that the Company issued the Outstanding Notes with the intent to hinder, delay or defraud present or future creditors, or received less than a reasonably equivalent value or fair consideration for any such indebtedness, and at the time of such incurrence
(i) was insolvent, (ii) was rendered insolvent by reason of such incurrence,
(iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay as such debts matured, such court could avoid the Company's obligations to the holders of the Outstanding Notes and the Notes, subordinate the Company's obligations to the holders of the Outstanding Notes and the Notes to all other indebtedness of the Company or take other action detrimental to the holders of the Notes. In that event, there can be no assurance that any repayment on the Notes could ever be recovered by the holders of the Notes. Any Subsidiary Guaranty may also be subject to challenge under fraudulent transfer laws and, in any case, will be limited to amounts that any such Subsidiary Guarantor can guarantee without violating such laws. See "Description of the Notes--Certain Definitions-- Subsidiary Guaranty".

LACK OF PUBLIC MARKET FOR THE NOTES

  The Outstanding Notes currently are owned by a relatively small number of beneficial owners. The Outstanding Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. The Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Outstanding Notes or the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Company has been advised by the Initial Purchasers that, following consummation of the Exchange Offer, they currently intend to make a market in the Notes. However, the Initial Purchasers are not obligated to do so, and any market making activity with respect to the Notes may be discontinued at any time without notice. If commenced, such market making activity will be subject to the limits imposed in the Exchange Act, and may be limited during the Exchange Offer or the pendency of the Shelf Registration Statement. Accordingly no assurance can be given that an active public or other market will develop for the Notes or as to the liquidity of or the trading market for the Notes.

EXCHANGE OFFER PROCEDURES

  Issuance of the Notes in exchange for Outstanding Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of Outstanding Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Outstanding Notes desiring to tender their Outstanding Notes in exchange for Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions on transfer thereof. On consummation of the Exchange Offer, the registration rights under the Registration Agreement will terminate except that if (i) the Company determines that the Exchange Offer may not be consummated as soon as practicable after the Expiration Date because it would violate applicable law or the applicable interpretations of the staff of the Commission, (ii) the Exchange Offer is not consummated within 210 days of the date of the Registration Agreement, (iii) the Initial Purchasers so request with respect to the Outstanding Notes not eligible to be exchanged for Notes in the Exchange Offer and held by them following consummation of the Exchange Offer or (iv) any holder of an Outstanding Note (other than an Exchanging Dealer) is not eligible to participate in the Exchange Offer or, in the case of any holder of Outstanding Notes (other than an Exchanging Dealer) that participates in the Exchange Offer, the holder does not receive freely tradeable Notes on the date of the exchange for validly tendered (and not withdrawn) Notes, the Company has agreed to file and maintain a shelf registration statement that would allow resales of transfer restricted Outstanding Notes or Notes owned by the holders. In addition, any holder of Outstanding Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Notes. See "Plan of Distribution". To the extent that Outstanding Notes are tendered and accepted in the

Exchange Offer, the trading market for untendered and tendered but unaccepted Outstanding Notes could be adversely affected. See "The Exchange Offer".

CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF OUTSTANDING
NOTES

  The Company intends for the Exchange Offer to satisfy its registration obligations under the Registration Agreement. If the Exchange Offer is consummated, the Company does not, except in very limited circumstances set forth in the Registration Agreement, intend to file further registration statements for the sale or other disposition of Outstanding Notes. Consequently, following completion of the Exchange Offer, holders of Outstanding Notes seeking liquidity in their investment would have to rely on an exemption to the registration requirements under applicable securities laws, including the Securities Act, with respect to any sale or other disposition of Outstanding Notes.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Outstanding Notes were sold by the Company on May 29, 1998, to the Initial Purchasers. The Initial Purchasers subsequently resold the Outstanding Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. In conjunction with the Offering, the Company entered into the Registration Agreement with the Initial Purchasers, which requires, among other things, that the Company file with the Commission a registration statement under the Securities Act with respect to an offer by the Company to the holders of the Outstanding Notes ("Holders") to issue and deliver to the Holders, in exchange for Outstanding Notes, a like principal amount of Notes. The Registration Agreement obligates the Company to use its best efforts to cause the registration statement relating to the Exchange Offer to be declared effective by the Commission under the Securities Act, to commence the Exchange Offer and to issue and deliver the Notes to Holders. The Notes are to be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act). A copy of the Registration Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Outstanding Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

  Each broker-dealer that receives Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of Notes. See "Plan of Distribution".

TERMS OF THE EXCHANGE OFFER

  On the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Outstanding Notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the Expiration Date. As soon as practicable after the Expiration Date, the Company will issue $1,000 principal amount of Notes in exchange for $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Notes are the same as the form and terms of the Outstanding Notes except that (i) the Notes have been registered under the Securities Act and will not bear legends restricting the transfer thereof and
(ii) the holders of the Notes will not be entitled to certain rights under the Registration Agreement. The Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $30,000,000 aggregate principal amount of the Outstanding Notes was outstanding and registered in the name of Cede & Co., as nominee for the Depository Trust Company. The Company has fixed the
close of business of August    , 1998, as the record date for the Exchange
Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Outstanding Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

  The Company shall be deemed to have accepted validly tendered Outstanding Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Notes from the Company.

  If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for those unaccepted Outstanding Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses".

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m. New York City time, on
            , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and issue a notice of such extension by press release or other public announcement, each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Outstanding Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered Holders, and, depending on the significance of the amendment and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to 10 business days if the Exchange Offer would otherwise expire during that five to 10 business day period.

  Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NOTES

  The Notes will bear interest from the date of issuance of the Notes. Interest on the Notes will be payable semiannually on each April 15 and October 15, commencing on the first such date following the date of issuance of the Notes. Outstanding Notes that are accepted for exchange will cease to accrue interest on and after the date on which interest on the Notes begins to accrue. Accrued and unpaid interest on the Outstanding Notes that are tendered in exchange for the Notes will be payable on or before the first April 15 or October 15 following the date of issuance of the Notes.

PROCEDURES FOR TENDERING

  Only a Holder of Outstanding Notes may tender those Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver the Letter of Transmittal or the facsimile, together with the Outstanding Notes and any other required documents, to the Exchange Agent before 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Outstanding Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" before 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Outstanding Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of book-entry transfer must be received by the Exchange Agent before the Expiration Date.

  By executing the Letter of Transmittal, each Holder will make to the Company the representation set forth below in the second paragraph under the heading "--Resale of Notes".

  The tender by a Holder and the acceptance thereof by the Company will constitute agreement between the Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

  Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct the registered Holder to tender on it's behalf.

  Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities

Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered Holder of any Outstanding Notes listed therein, those Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered Holder as the registered Holder's name appears on the Outstanding Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the DTC (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Outstanding Notes by causing the Book-Entry Transfer Facility to transfer the Outstanding Notes into the Exchange Agent's account with respect to the Outstanding Notes in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of the Outstanding Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or before the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures; provided, however, that a participant in DTC's book-entry system may, in accordance with DTC's Automated Tender Offer Program procedures and in lieu of physical delivery to the Exchange Agent of a Letter of Transmittal, electronically acknowledge its receipt of, and agreement to be bound by, the terms of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Outstanding Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until all defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  Each broker-dealer that receives Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of Notes. See "Plan of Distribution".

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available, (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, before the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) before the Expiration Date, the Exchange Agent receives from the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of the Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Outstanding Notes (or a confirmation of book-entry transfer of those Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) the properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Outstanding Notes in proper form for transfer (or a confirmation of book-entry transfer of those Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  On request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

  Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Outstanding Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein before 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the "Depositor"), (ii) identify the Outstanding Notes to be withdrawn (including the certificate number(s) and principal amount of the Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which the Outstanding Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Outstanding Notes register the transfer of those Outstanding Notes in the name of the person withdrawing the tender, (iv) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Outstanding Notes have been tendered pursuant to book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the

Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes that have been tendered but that are not accepted for exchange, will be returned to the Holder thereof without cost to the Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time before the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Notes for, any Outstanding Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of any Outstanding Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer that might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries;

    (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred that might materially impair the ability of the Company to proceed with the Exchange Offer;

    (c) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted that might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

    (d) there shall occur a change in the current interpretation by the staff of the Commission that permits the Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes to be offered for resale, resold and otherwise transferred by Holders thereof (other than broker- dealers and any Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the Notes are acquired in the ordinary course of the Holders' business and the Holders have no arrangement or understanding with any person to participate in the distribution of the Notes; or

    (e) any governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in good faith and in the exercise of its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Outstanding Notes and return all tendered Outstanding Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Outstanding Notes tendered before the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw tenders of Outstanding Notes (see "--Withdrawal of Tenders") or (iii) waive the unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Outstanding Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending on the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to 10 business days if the Exchange Offer would otherwise expire during that five to 10 day period.

EXCHANGE AGENT

  United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of his Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     By Hand Delivery:       By Overnight Courier:            By Mail:

       111 Broadway              770 Broadway                  Box 843
        Lower Level               13th Floor            Peter Cooper Station
    New York, NY 10005        New York, NY 10003         New York, NY 10276
   Attn: Corporate Trust     Attn: Corporate Trust     Attn: Corporate Trust
                                   Service Window

     By Facsimile Transmission:                 For Information:

  (For Eligible Institutions Only)               (800) 548-6565
           (212) 420-6152
        Confirm by Telephone:
           (800) 548-6565

FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or other soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

  The Company will pay all transfer taxes, if any, applicable to the exchange of the Outstanding Notes pursuant to the Exchange Offer. If, however, certificates representing the Notes or the Outstanding Notes for the principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Outstanding Notes pursuant to the Exchange Offer, then the amount of that transfer tax (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

  The Notes will be recorded at the same carrying value as the Outstanding Notes, which is face value as adjusted for original issue discount, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Notes.

RESALE OF NOTES

  The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the Notes issued in the Exchange Offer in exchange for the Outstanding Notes may be offered for sale, resold or otherwise transferred by any holder thereof without compliance with the registration and prospectus delivery requirements of the Securities Act. Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Notes issued pursuant to the Exchange Offer in exchange for

Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder of Notes (other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Notes are acquired in the ordinary course of the holder's business and the holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of the Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) and Morgan Stanley & Co., Incorporated (June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act.

  Each broker-dealer that receives Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of Notes. See "Plan of Distribution".

  By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the Notes, whether or not that person is a Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Notes
(a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Notes and cannot rely on the no- action letters referenced above and (b) failure to comply with those requirements in such instance could result in the Holder incurring liability under the Securities Act for which the Holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that the Holder understands and acknowledges that the Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

  As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

CONSEQUENCES OF FAILURE TO EXCHANGE

  As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Agreement, and, except as described under "--Shelf Registration Statement", Holders of Outstanding Notes who do not tender their Outstanding Notes will not have any further registration rights under the Registration Agreement or otherwise. Accordingly, any Holder of Outstanding Notes that does not exchange its Outstanding Notes for Notes will continue to hold the untendered Outstanding Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent those rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

  The Outstanding Notes that are not exchanged for Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Outstanding Notes may be resold only (i) to the Company (on redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Outstanding Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) to an institutional accredited investor that, before the transfer, furnishes to United States Trust Company of New York, as trustee, a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Outstanding Notes evidenced thereby (the form of which letter can be obtained from the Trustee) or (vi) pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

  Accordingly, to the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Outstanding Notes could be adversely affected.

SHELF REGISTRATION STATEMENT

  If (i) the Company determines that the Exchange Offer may not be consummated as soon as practicable after the Expiration Date because it would violate applicable law or the applicable interpretations of the staff of the Commission, (ii) the Exchange Offer is not consummated within 210 days of the date of the Registration Agreement, (iii) the Initial Purchasers so request with respect to the Outstanding Notes not eligible to be exchanged for Notes in the Exchange Offer and held by them following consummation of the Exchange Offer or (iv) any holder of an Outstanding Note (other than an Exchanging Dealer) is not eligible to participate in the Exchange Offer or, in the case of any holder of Outstanding Notes (other than an Exchanging Dealer) that participates in the Exchange Offer, the holder does not receive freely tradeable Notes on the date of the exchange for validly tendered (and not withdrawn) Notes, the Company has agreed to file and maintain a shelf registration statement that would allow resales of transfer restricted Outstanding Notes or Notes owned by those holders.

OTHER

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Outstanding Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

  No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied on as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tender be accepted from or, on behalf of) holders of Outstanding Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in that jurisdiction and extend the Exchange Offer to holders of Outstanding Notes in that jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of that jurisdiction.

  The Company may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Outstanding Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Outstanding Notes, except for the filing, if required, of the Shelf Registration Statement.

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Agreement. The Company will not receive any cash proceeds from the issuance of the Notes offered hereby. In consideration for issuing the Notes contemplated in this Prospectus, the Company will receive Outstanding Notes in like principal amount, the form and terms of which are the same as the form and terms of the Notes (which they replace), except as otherwise described herein. The Outstanding Notes surrendered in exchange for Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Notes will not result in any increase or decrease in the indebtedness of the Company.

  The net proceeds to the Company from the Offering were approximately $29.7 million. The net proceeds were used to repay outstanding indebtedness under the Credit Facility. As of June 30, 1998, borrowings outstanding under the Credit Facility was approximately $100.0 million. Of this amount, approximately $83.0 million was incurred to finance the SPR Acquisition, with the remainder incurred in connection with the Company's exploration, development and production activities (including drilling expenditures and the acquisition of leaseholds and seismic data) and for general corporate purposes. The indebtedness under the Credit Facility bore interest at an average rate of 7.32% per annum as of June 30, 1998 and has a final maturity date of December 1, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". The repayment of outstanding indebtedness under the Credit Facility did not reduce the commitments under the Credit Facility, and the Company intends to borrow additional amounts in the future under the Credit Facility to fund its development, exploration and acquisition activities.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of June 30, 1998. See the consolidated financial statements of the Company and notes thereto, "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                   AS OF
                                                               JUNE 30, 1998
                                                               --------------
                                                               (IN THOUSANDS)
                                                                (UNAUDITED)
      Long-term debt:
        Credit Facility(/1/).................................  $ 100,000
        13 1/2% Senior Notes Due 1999........................        435
        10 3/8% Senior Subordinated Notes Due 2006, Series
         B...................................................    120,858
        10 3/8% Senior Subordinated Notes Due 2006, Series
         D(/2/)..............................................     29,699
        7 7/8% Convertible Subordinated Notes due 1999.......     30,644
        8 1/2% Convertible Subordinated Debentures due 2000..     24,730
                                                               ---------
          Total long-term debt...............................    306,366
      Stockholders' deficit..................................    (24,421)
                                                               ---------
          Total capitalization...............................  $ 281,945
                                                               =========

--------
(1) As of June 30, 1998, the Credit Facility had a borrowing base of $138.0 million. As of June 30, 1998, the Company had available for borrowing thereunder $36.5 million (including outstanding letters of credit having an aggregate face amount of $1.5 million). On July 24, 1998, the Company sold its entire interest in the Waskom field in Harrison County, Texas for the total consideration of $17.4 million. As a result of the sale of these properties, effective on the sale date, the Company's borrowing base under the Credit Facility was reduced by $8.0 million. The proceeds from the sale were used to reduce outstanding borrowings under the Credit Facility. The borrowing base under the Credit Facility is redetermined at least semiannually and is scheduled to be redetermined next on November 1, 1998, at which time the borrowing base could be decreased. See "Description of the Credit Facility".
(2) Assumes a complete exchange of Series C notes for Series D notes pursuant to the Exchange Offer.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following tables present selected historical financial data for the Company for the five years ended and as of December 31, 1997 and for the six months ended and as of June 30,1997 and 1998. The historical financial information for the five years ended December 31, 1997 is derived from the Company's audited consolidated financial statements. The historical financial information for the year ended December 31, 1995 reflects the Consolidation in February 1995. See "Business and Properties--Company History". The historical financial information for the year ended December 31, 1997 reflects the impact of the SPR Acquisition, which was consummated as of December 1, 1997. The SPR Acquisition was treated as a purchase for financial accounting purposes. The selected historical financial data for the six months ended June 30, 1997 and 1998 are derived from financial statements that are unaudited but include all adjustments, consisting solely of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. The results for the six months ended June 30, 1998 are not necessarily indicative of the results for the full year. This information should be read in conjunction with "Capitalization," "Unaudited Condensed Consolidated Pro Forma Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related Notes thereto included elsewhere in this Prospectus.

                                                                              SIX MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                       JUNE 30,
                          --------------------------------------------------  ------------------
                            1993      1994      1995       1996      1997       1997      1998
                          --------  --------  ---------  --------  ---------  --------  --------
                                       (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS
 DATA:
Oil and gas revenues....  $ 21,064  $ 16,822  $  36,998  $ 60,854  $  75,864  $ 35,125  $ 44,209
Interest and other in-
 come...................     1,506     1,416      1,763     1,429        274       234        66
                          --------  --------  ---------  --------  ---------  --------  --------
  Total revenues........    22,570    18,238     38,761    62,283     76,138    35,359    44,275
                          --------  --------  ---------  --------  ---------  --------  --------
Production expenses.....     3,993     3,760     10,835    10,709     10,955     4,931    10,744
Exploration expenses....    14,226     7,404     23,387     5,438      5,433     1,882     6,669
General and administra-
 tive expenses..........     4,079     5,172      7,030     8,953      6,875     3,987     3,617
Interest and other debt
 expenses...............     6,638     4,571     21,956    24,401     25,071    12,039    16,315
Restructuring ex-
 penses(/1/)............        --     1,814      1,115     4,276         --        --        --
Depreciation, depletion
 and amortization.......    18,857    20,474     35,591    20,440     25,853    12,065    21,186
Impairment of oil and
 gas properties(/2/)....        --        --    150,138        --         --        --        --
                          --------  --------  ---------  --------  ---------  --------  --------
 Income (loss) before
  income taxes and
  extraordinary item....   (25,223)  (24,957)  (211,291)  (11,934)     1,951       455   (14,256)
Provision (benefit) for
 taxes                          --        --         --        --         --        --        --
                          --------  --------  ---------  --------  ---------  --------  --------
 Net income (loss) be-
  fore extraordinary
  item..................   (25,223)  (24,957)  (211,291)  (11,934)     1,951       455   (14,256)
Extraordinary
 loss(/3/)..............        --        --         --   (17,030)        --        --        --
                          --------  --------  ---------  --------  ---------  --------  --------
 Net income (loss)......  $(25,223) $(24,957) $(211,291) $(28,964) $   1,951  $    455  $(14,256)
                          ========  ========  =========  ========  =========  ========  ========
OTHER FINANCIAL DATA:
EBITDAX(/4/)............  $ 14,498  $  9,306  $  20,896  $ 42,621  $  58,308  $ 26,441  $ 29,914
Cash interest
 expenses(/5/)..........     3,686     2,739     18,354    19,231     20,774     9,911    13,703
Capital
 expenditures(/6/)......    41,055    44,976     52,240    47,601     53,140    23,974    28,971
Ratio of EBITDAX to cash
 interest
 expenses(/5/)..........       3.9x      3.4x       1.1x      2.2x       2.8x      2.7x      2.2x
Ratio of total debt to
 EBITDAX................       2.5x      4.3x       7.9x      4.3x       4.9x      N/A       N/A
Ratio of earnings to
 fixed charges(/7/) ....       N/A       N/A        N/A       N/A        1.1x      1.0x      N/A
STATEMENT OF CASH FLOWS
 DATA:
Cash provided by (used
 in) operating
 activities.............  $ 21,891  $ (1,672) $  (1,806) $  9,262  $  39,604  $ 16,363  $ 15,282
Cash used in investing
 activities.............   (40,973)  (44,711)   (43,224)  (53,392)  (164,275)  (23,974)  (28,971)
Cash provided by
 financing activities...    15,370    44,944     42,114    41,848    120,763     3,621    13,624
BALANCE SHEET DATA:
Total assets............  $ 87,145  $106,513  $ 151,342  $189,227  $ 322,602  $189,398  $321,261
Property and equipment,
 net....................    58,018    74,912    128,642   158,468    293,613   168,495   294,729
Long term debt,
 excluding current
 maturities.............    34,814    37,242    164,980   184,253    286,183   194,216   306,366
Stockholders' equity
 (deficit)..............    27,415    45,180    (45,568)  (30,535)    (5,621)  (34,459)  (24,421)

-------
(1) Restructuring charges relate to the consolidation of the Company and its predecessors. See "Business and Properties--Company History".
(2) Reflects noncash impairment charges against the carrying value of proved and unproved properties under SFAS 121. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Notes to the Company's Consolidated Financial Statements.
(3) Includes costs incurred in connection with the refinancing of substantially all of the 13 1/2% Notes and represents the excess of the aggregate purchase price of substantially all of the 13 1/2% Notes over their carrying value as of the date of such refinancing.
(4) EBITDAX is calculated as income (loss) before interest and other debt expenses, income taxes, exploration expenses, restructuring expenses, depletion, depreciation, amortization and impairment of oil and gas properties. EBITDAX is not a measure of cash flows as determined by GAAP. The Company has included information concerning EBITDAX because EBITDAX is a measure used by certain investors in determining a company's historical ability to service its indebtedness. EBITDAX should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with GAAP as an indicator of Kelley's operating performance or liquidity, and it may not be comparable to similarly titled measures reported by other companies.
(5) Cash interest expenses consists of interest and other debt expenses less accretion of original issue discount, accretion of debt valuation discount and amortization of deferred debt issuance costs.
(6) Capital expenditures excludes oil and gas property acquisitions of $11.6 million and $111.1 million for the years ended December 31, 1996 and 1997, respectively.
(7) For purposes of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations (Income (loss) before income taxes and extraordinary item excluding interest income of $0.8 million, $0.8 million, $0.6 million, $0.9 million and $0.2 million for the years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively, and $0.1 million and $46,000 for the six months ended June 30, 1997 and 1998, respectively) plus fixed charges. Fixed charges consist of interest expense and other debt expenses. For the years ended December 31, 1993, 1994, 1995 and 1996 earnings were insufficient to cover fixed charges by $26.0 million, $25.8 million, $211.9 million and $12.8 million, respectively, and $14.3 million for the six months ended June 30, 1998.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

  The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1997 give effect to the SPR Acquisition and the Offering as if they occurred on January 1, 1997. The unaudited pro forma condensed consolidated statement of income for the six months ended June 30, 1998 gives effect to the Offering as if it occurred on January 1, 1997. A pro forma balance sheet as of June 30, 1998 is not presented since the Offering occurred prior to that date and is reflected in the unaudited balance sheet as of June 30, 1998 contained in the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

  The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 1997 is based upon the Consolidated Financial Statements of the Company and the historical Financial Statements of the SPR Properties included elsewhere in this Prospectus and should be read in conjunction with such financial statements and related notes thereto. The unaudited pro forma condensed statement of income for the six months ended June 30, 1998 is based on the unaudited consolidated income statement of the Company.

  The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The pro forma financial information does not purport to represent what the Company's results of operations would actually have been had the SPR Acquisition and the Offering in fact occurred on the assumed dates. In addition, the pro forma financial statements are not necessarily indicative of the results of future operations of the Company and should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of the Company and the related Notes thereto included elsewhere in this Prospectus.

                         KELLEY OIL & GAS CORPORATION

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                           YEAR ENDED DECEMBER 31, 1997      SIX MONTHS ENDED JUNE 30, 1998
                         ----------------------------------  -------------------------------
                                     PRO FORMA                           PRO FORMA    PRO
                         HISTORICAL ADJUSTMENTS   PRO FORMA  HISTORICAL ADJUSTMENTS  FORMA
                         ---------- -----------   ---------  ---------- ----------- --------
                                                        (IN THOUSANDS)
Total Revenues..........  $76,138     $36,004 (a) $112,142    $ 44,275              $ 44,275
Production expenses.....   10,955       5,134 (a)   16,089      10,744                10,744
Exploration expenses....    5,433                    5,433       6,669                 6,669
General and
 administrative
 expenses...............    6,875         716 (b)    7,591       3,617                 3,617
Interest and other debt
 expenses...............   25,071       6,998 (c)   32,069      16,315     $ 487(c)   16,802
Depreciation, depletion
 and amortization.......   25,853      24,729 (d)   50,582      21,186                21,186
                          -------     -------     --------    --------     -----    --------
  Total expenses........   74,187      37,577      111,764      58,531       487      59,018
                          -------     -------     --------    --------     -----    --------
Net income (loss).......    1,951      (1,573)         378     (14,256)     (487)    (14,743)
Cumulative preferred
 stock dividends........   (4,582)                  (4,582)     (2,291)               (2,291)
                          -------     -------     --------    --------     -----    --------
Net loss applicable to
 common stock ..........  $(2,631)    $(1,573)    $ (4,204)   $(16,547)    $(487)   $(17,034)
                          =======     =======     ========    ========     =====    ========
Loss per common share...  $  (.03)                $   (.03)   $   (.13)             $   (.14)
                          =======                 ========    ========              ========
Average common
 shares outstanding.....  100,757      24,750 (e)  125,507     125,725               125,725
                          =======     =======     ========    ========     =====    ========

--------
(a) To reflect the historical operations of the SPR Properties for periods prior to December 1, 1997, the closing date of the SPR Acquisition.
(b) To record general and administrative expenses to reflect salaries and related costs associated with additional employees hired as a result of acquiring the SPR Properties.
(c) The pro forma adjustment to interest expense includes the following:

                                                                        SIX
                                                                       MONTHS
                                                          YEAR ENDED   ENDED
                                                         DECEMBER 31, JUNE 30,
                                                             1997       1998
                                                         ------------ --------
   Credit Facility......................................    $3,429    $(1,097)
   Amortization of deferred financing on Credit
    Facility............................................       408         --
   Senior Subordinated Notes............................     3,113      1,556
   Amortization of premium on Senior Subordinated
    Notes...............................................       (37)       (20)
   Amortization of deferred financing costs on Senior
    Subordinated Notes..................................        85         48
                                                            ------    -------
       Total adjustment.................................    $6,998    $   487
                                                            ======    =======

  The Company borrowed $83.0 million under the Credit Facility to finance the SPR Acquisition. The net proceeds from the Offering were used to repay a portion of the amounts outstanding with the Credit Facility.
(d) To record depreciation, depletion and amortization expense on the SPR Properties (including a provision for future plugging and abandonment costs) based on a preliminary purchase price allocation.
(e) Exercise by Contour Production Company L.L.C. ("Contour") of its right pursuant to its Option Agreement dated February 15, 1996 ("Option Agreement"), to purchase 27.0 million shares of the Company's Common Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following information should be read in conjunction with the information contained in the Financial Statements of the Company included elsewhere in this Prospectus.

GENERAL

  Introduction. The Company is engaged in oil and natural gas exploration, development, production and acquisition. Effective as of December 1, 1997, the Company consummated the SPR Acquisition for approximately $110.0 million, which was financed through a $27.0 million equity investment in the Company and a drawing of $83.0 million under the Credit Facility. The assets acquired include interests in proved oil and natural gas reserves primarily located in the shallow waters of the Gulf of Mexico, Louisiana, and east Texas, as well as exploratory properties in leasehold acreage in those areas and in the Permian Basin in west Texas and New Mexico. In addition to its oil and gas development and producing activities, the Company markets natural gas and operates natural gas gathering and transportation systems in Louisiana.

  Hedging Activities. The Company periodically uses forward sales contracts, natural gas price swap agreements, natural gas basis swap agreements and options to reduce exposure to downward price fluctuations on its natural gas production. The Company does not engage in speculative transactions and generally does not enter into hedging arrangements for more than 75% of its anticipated future production. During 1997 and the first half of 1998, the Company used price and basis swap agreements. Price swap agreements generally provide for the Company to receive or make counterparty payments on the differential between a fixed price and a variable indexed price for natural gas. Basis swap agreements generally provide for the Company to receive or make counterparty payments on the differential between a variable indexed price and the price it receives from the sale of natural gas production, and are used to hedge against unfavorable price movements in the relationship between such variable indexed price and the price received for such production. Gains and losses realized by the Company from hedging activities are included in oil and gas revenues and average sales prices in the period that the related production is sold. The Company's hedging activities also cover the oil and gas production attributable to the interest in such production of the public unitholders in its subsidiary partnerships. The credit risk exposure from counterparty nonperformance on natural gas forward sales contracts and derivative financial instruments is generally the amount of unrealized gains under the contracts. The Company has not experienced counterparty nonperformance on these agreements and does not anticipate any in future periods.

  Through natural gas price swap agreements, approximately 65% of the Company's natural gas production for 1997 and 37% of the Company's natural gas production for the first half of 1998 was affected by its hedging transactions at an average NYMEX quoted price of $2.35 per Mmbtu and $2.31 per Mmbtu for 1997 and the first half of 1998, respectively, before transaction and transportation costs. As of June 30, 1998, approximately 31% of the Company's anticipated natural gas production for the remainder of 1998 had been hedged by natural gas price swap agreements at an average NYMEX quoted price of $2.28 per Mmbtu before transaction and transportation costs. Certain natural gas price swap agreements outstanding at June 30, 1998 grant the counterparty the option to double the contract volume at a specified price. If this option is exercised on all contracts outstanding at June 30, 1998, approximately 49% of the Company's anticipated natural gas production for July 1998 through December 1998 has been hedged by natural gas price swap agreements at an average NYMEX quoted price of $2.30 per Mmbtu before transaction and transportation costs. In addition, as of June 30, 1998, the Company had outstanding natural gas basis swap agreements covering approximately 28% of its anticipated natural gas production for July 1998 through September 1998. At June 30, 1998, the unrealized loss of the Company's existing hedging instruments for future production months in 1998 approximated $1.5 million. The unrealized loss would be $2.5 million assuming that counterparties exercise their option to double the contract volume where allowed, as discussed above.

  Hedging activities decreased revenues by approximately $4.2 million in 1997 and increased revenues by approximately $0.8 million in the first half of 1998 as compared to estimated revenues for those periods had no hedging activities been conducted. At December 31, 1997, the unrealized gain on the Company's existing hedging instruments for future production months in 1998 approximated $1.4 million.

 Subsequent Event

  On July 24, 1998, the Company sold, effective June 1, 1998, its entire interest in the Waskom field in Harrison County, Texas for total consideration of $17.4 million. These non-core assets were acquired by the Company in the December 1997 asset purchase from SCANA Petroleum Resources, Inc. The properties were producing approximately 4.5 million cubic feet equivalent per day. The Company does not anticipate that the sale of these properties will have a material impact on its financial position or results of operations. See Capital Resources.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 1998 and 1997. The Company's oil and gas revenues of $44.2 million for the first half of 1998 increased 26% compared to $35.1 million in the same period of 1997 primarily as a result of an increase in gas production (36%) and oil production (122%), partially offset by decreases in gas prices (6%) and oil prices (31%). The increase in gas and oil production is primarily attributable to properties acquired by the Company during the fourth quarter of 1997. Gas production and average prices for the six months ended June 30, 1998 were 19.5 Bcf and $2.11 per Mcf, compared to 14.3 Bcf and $2.24 per Mcf for the same period in 1997. Oil production and average prices for the six months ended June 30, 1998 were 224,000 barrels and $13.88 per barrel, compared to 101,000 barrels and $20.25 per barrel for the same period in 1997.

  Production expenses for the first six months of 1998 increased 118% to $10.7 million from $4.9 million in the same period last year, resulting primarily from properties acquired during the fourth quarter of 1997 and higher current period workover expenses. Higher cost production from the acquired Gulf of Mexico properties contributed to an 82% increase in lifting costs (production expenses less ad valorem and severance taxes) per Mcfe for the first six months of 1998 to $0.40, when compared to the same period in 1997.

  Exploration expenses totaled $6.7 million in the first half of 1998 and $1.9 million in the corresponding period of 1997, an increase of 253%, primarily due to higher current period seismic expenditures ($2.4 million), dry hole expenses ($1.5 million) and unevaluated leasehold abandonment expenses ($0.6 million).

  General and administrative expenses of $3.6 million in the first six months of 1998 decreased 10% compared to $4.0 million in the corresponding period last year, reflecting the Company's cost containment efforts. On a unit of production basis, general and administrative expenses were $0.17 per Mcfe in the first half of 1998 compared to $0.27 per Mcfe in the corresponding period of 1997 primarily reflecting higher production levels in the current period without a corresponding increase in general and administrative expenses.

  Interest and other debt expenses of $16.3 million in the first half of 1998 increased 36% from $12.0 million in the same period of 1997. The increase in interest expenses resulted primarily from higher average debt levels during the current period. In addition to its 1998 interest expenses of $13.7 million, the Company recorded non-cash charges in the first six months of 1998 of $1.1 million for amortization of debt issuance costs, $0.5 million for accretion of note discount, net of accretion of note premium and $1.0 million for accretion of debt valuation discount.

  Depreciation, depletion and amortization expenses increased 75% from $12.1 million in the first six months of 1997 to $21.2 million in the current period, primarily as a result of higher first half 1998 production and an increase in the units-of-production depreciation, depletion and amortization rate for oil and gas activities from $0.80 per Mcfe in the first half of 1997 to $1.00 per Mcfe in the current period.

  The Company recognized a net loss of $14.3 million in the first six months of 1998 and net income of $0.5 million in the same period last year. The reasons for the decline in earnings are described in the foregoing discussion.

  The results of operations for the six months ended June 30, 1998 are not necessarily indicative of results to be expected for the full year.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996. The Company's oil and gas revenues of $75.9 million for 1997 increased 25% compared to $60.9 million in 1996 primarily as a result of an increase in gas production (29%), partially offset by lower oil prices (13%) and gas prices (1%). Gas production and average prices for the year ended December 31, 1997 were 30.2 Bcf and $2.27 per Mcf, compared to 23.5 Bcf and $2.30 per Mcf for the same period in 1996. Oil production and average prices for the year ended December 31, 1997 were 226,000 barrels and $19.34 per barrel compared to 232,000 barrels and $22.11 per barrel for the same period in 1996. The increase in gas production is primarily due to the Company's drilling activities in north Louisiana and the addition of one month of production from the SPR properties partially offset by the sale of one-half of its interest in 23 wells and related facilities in the Houma Embayment in Terrebonne Parish, Louisiana in the fourth quarter of 1996.

  Interest and other income decreased 79% from $1.4 million in 1996 to $0.3 million in 1997 primarily due to higher 1996 interest income resulting from invested funds received from the sale of common stock in February 1996 and gains on the sale of assets recognized in 1996.

  Production expenses for 1997 increased 3% to $11.0 million from $10.7 million in the prior year, primarily reflecting higher overall production levels. On a unit basis, lifting costs decreased to $0.23 per Mcfe in 1997 compared to $0.31 per Mcfe in 1996, primarily reflecting lower average costs on north Louisiana production, which increased in proportion to other higher cost production.

  Exploration expenses remained constant from 1996 to 1997 at $5.4 million. Increased dry hole expenses were offset by a reduction in lease rental expense reflecting a joint exploration agreement effective December 1996 in south Louisiana.

  General and administrative expenses of $6.9 million in 1997 decreased 23% compared to $9.0 million last year, reflecting efficiencies obtained in the realignment of the workforce. This decrease was somewhat offset by a reduction in 1997 in the level of general and administrative expenses either being capitalized or allocated to exploration expense. On a unit basis, general and administrative expenses were $0.22 per Mcfe in 1997 compared to $0.36 per Mcfe in 1996.

  Interest and other debt expenses of $25.1 million in 1997 increased 3% from $24.4 million in 1996. The increase in interest expense resulted primarily from higher average debt levels during 1997 and the payment of interest associated with the settlement of a lawsuit relating to the consolidation of the Company's predecessor in 1995. See Note 8 to the Consolidated Financial Statements appearing elsewhere in this Prospectus. These were partially offset by lower interest rates under the 10 3/8% Senior Subordinated Notes than under the 13 1/2% Senior Notes retired in October 1996, and lower debt amortization expenses as a result of the refinancing of the 13 1/2% Senior Notes and the Credit Facility. See "--Liquidity and Capital Resources." In addition to its 1997 interest expense of $20.9 million, the Company recorded non-cash charges in 1997 of $1.3 million for amortization of debt issuance costs, $0.9 million for accretion of note discount and $2.0 million for accretion of debt valuation discount.

  Restructuring expense in 1996 was $4.3 million. There was no restructuring expense in 1997.

  Depreciation, depletion and amortization expense increased 27% from $20.4 million in 1996 to $25.9 million in 1997, primarily as a result of higher 1997 production levels. The units-of-production depreciation, depletion and amortization rate for oil and gas activities was $0.80 per Mcfe in both 1996 and 1997.

  The Company recognized net income of $2.0 million in 1997 and a net loss before extraordinary item of $(11.9) million in the prior year. The reasons for the earnings improvement are described in the foregoing discussion.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995. The Company's oil and natural gas revenues of $60.9 million for 1996 increased 65% compared to $37.0 million for 1995 as a result of increased natural gas prices and a 32% increase in natural gas production to 23.5 Mmcf in 1996. The average price of natural gas increased 35% to $2.30 per Mcf in 1996 from $1.71 per Mcf in 1995. The Company's production of natural gas steadily declined during the second and third quarters of 1995 as a result of poor drilling results in south Louisiana. During the fourth quarter of 1995, the Company's prior management implemented a significant reduction in drilling activity, which adversely affected production in the first half of 1996. The Company's accelerated drilling program during 1996 increased production substantially in the second half of 1996. Production of crude oil and natural gas liquids during 1996 totaled 232,000 barrels with an average sales price of $22.11 per barrel compared to 319,000 barrels at $17.37 per barrel in 1995, representing a volume decrease of 27% and a price increase of 27%. The decline in oil and condensate volumes was due to the decline in south Louisiana gas production.

  Production expenses for 1996 decreased 1% to $10.7 million from $10.8 million in 1995. On a unit basis, production expenses decreased 22% from $0.55 per Mcfe in 1995 to $0.43 per Mcfe in 1996, reflecting lower average costs on production from north Louisiana, which increased in proportion to other higher cost production from south Louisiana.

  Exploration expenses totaled $5.4 million in 1996 and $23.4 million in 1995, a decrease of 77%, primarily as a result of a temporary suspension of exploratory drilling pending negotiation of a joint exploration agreement in south Louisiana. The decrease in this activity also reflected lower geological and geophysical expenses and unproved leasehold impairment costs.

  General and administrative expenses of $9.0 million in 1996 increased 29% compared to $7.0 million in 1995. The increase in expense was primarily attributable to bonuses and interim salaries paid in connection with the Contour Transaction (as defined) to certain members of the Company's prior management team and a decrease in the level of general and administrative expenses capitalized or charged to exploration expense. See "Business and Properties--Company History." The amounts capitalized or charged to exploration expense were $3.3 million in 1996 compared to $6.2 million in 1995. On a unit basis, general and administrative expenses were $0.36 per Mcfe in 1995 and 1996.

  Interest and other debt expenses of $24.4 million in 1996 increased 11% from $22.0 million in 1995. The increase in interest expense resulted primarily from higher interest rates under the 13 1/2% Notes than under the $90.0 million of bank debt refinanced with proceeds from the offering of the 13 1/2% Notes in June 1995 and higher average debt levels during 1996. Interest expense on the 13 1/2% Notes was recorded for approximately ten months in 1996 compared to six months in 1995. In October 1996 substantially all of the 13 1/2% Notes were replaced with the Existing Notes. Included in 1996 interest expense were non-cash charges of $2.1 million for amortization of debt issuance costs, $0.9 million for accretion of note discount, $2.0 million for accretion of debt valuation discount and $0.1 million in imputed interest associated with the acquisition of oil and natural gas properties.

  Depreciation, depletion and amortization decreased 43% from $35.6 million in 1995 to $20.4 million in 1996 despite the increase in production during 1996, primarily as a result of lower depletion rates following impairment charges aggregating $150.1 million recognized in the fourth quarter of 1995 against the carrying value of the Company's oil and natural gas properties under Financial Accounting Standards Board's Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121") and an increase in quantities of proved developed reserves. On a unit basis, depreciation, depletion and amortization for oil and natural gas activities decreased from $1.79 per Mcfe in 1995 to $0.80 per Mcfe in 1996.

  The Company's cost-cutting measures during 1996 included a $4.3 million restructuring charge in 1996 associated primarily with staff reductions and related severance settlements with certain employees and various reorganization costs.

  The Company recognized net losses before extraordinary items of $(11.9) million in 1996 and $(211.3) million in 1995. The reasons for the earnings improvement are described in the foregoing discussion.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity. Net cash provided by operating activities, before working capital adjustments, during the first six months of 1998 aggregated $16.2 million. Funds used in investing activities were comprised of capital expenditures of $29.0 million. Funds provided by financing activities of $13.6 million were comprised primarily of net proceeds of $29.7 million from the sale of the Company's 10 3/8% Senior Subordinated Notes, Series C (see Capital Resources) partially offset by net principal repayments of $11.3 million on the bank credit facility, the payment of $4.6 million of preferred stock dividends and a cash outlay of $0.2 million for the partial redemption of the Company's 7 7/8% Convertible Subordinated Notes. As a result of these activities, cash and cash equivalents decreased from $0.2 million at December 31, 1997 to $0.1 million at June 30, 1998. As of June 30, 1998, the Company had a working capital deficit of $14.5 million, compared to a working capital deficit of $15.2 million at the end of 1997. The balance of the working capital deficit will be funded through operations and/or bank borrowings.

  Net cash provided by operating activities, before working capital adjustments, during 1997 aggregated $37.5 million. Funds used in investing activities were comprised of capital expenditures of $53.1 million and acquisition expenditures for the SPR properties of $111.1 million. Funds provided by financing activities were comprised primarily of net principal borrowings of $97.8 million under the Credit Facility and $27.5 million from the sale of common stock, partially offset by the payment of $4.6 million of preferred stock dividends. As a result of these activities, cash and cash equivalents decreased from $4.1 million at December 31, 1996 to $0.2 million as of December 31, 1997.

  Capital Resources. The Credit Facility provides for a maximum $140.0 million revolving credit loan and matures, with all amounts owed thereunder becoming due and payable, on December 1, 2000. Availability under the Credit Facility is subject to a borrowing base based upon, among other things, the proved oil and gas reserves and other assets of the Borrowers (as defined). The borrowing base is redetermined at least semiannually by the Agent, with the consent of the other lenders, and may be redetermined more frequently at the election of the lenders or the Borrowers. On April 14, 1998, the borrowing base was set at $138.0 million and the threshold amount (the "Threshold Amount"), which is the amount that would ordinarily be made available by the lenders to a similar borrower under a borrowing base was set at $125.0 million. The excess of the borrowing base over the Threshold Amount temporarily provides the Borrowers with additional liquidity following the SPR

Acquisition. As a result of the sale of the Waskom field on July 24, 1998, effective on that date the borrowing base was reduced $8.0 million. The proceeds from that sale of $17.4 million were used to reduce borrowings outstanding under the Credit Facility. The next scheduled redetermination of the borrowing base and the Threshold Amount, which is redetermined at the time the borrowing base is redetermined, will be on November 1, 1998, and the Credit Facility provides that the borrowing base will not exceed the Threshold Amount after that date. There can be no assurance that the borrowing base and the Threshold Amount will not be reduced in the future. At June 30, 1998, $100.0 million of borrowings and $1.5 million of letters of credit were outstanding under the Credit Facility. The Company's typical monthly cash flow cycle is such that the Company usually receives a substantial portion of its proceeds from operations near the end of each month. Accordingly, outstanding balances under the Credit Facility may be higher on any given day during the month than at the end of the month. See "Description of the Credit Facility".

  At June 30, 1998, the Company had $316.4 million face amount of debt outstanding, requiring $28.7 million in annual cash interest payments. The Company's outstanding $2.625 Convertible Exchangeable Preferred Stock (the "Preferred Stock") is cumulative, requiring dividends to accumulate at the rate of $4.6 million annually, and carries liquidation preferences over the Common Stock totaling $46.7 million at June 30, 1998, including dividend arrearages. On April 14, 1998, the Company announced a dividend of $2.625 per share of Preferred Stock (approximately $4.6 million), which was paid on April 30, 1998. The Company has not declared the quarterly dividends of $0.65625 for February 1, 1998 and May 1, 1998, aggregating approximately $2.3 million. Further dividends are restricted under the Credit Facility.

  Included in the outstanding debt at June 30, 1998 was $30.0 million principal amount of the Company's 10 3/8% Senior Subordinated Notes due 2006, Series C ("Series C Notes") issued in May 1998 at a cash price of $1,015 per $1,000 principal amount. The net proceeds received were used to reduce outstanding borrowings under the Credit Facility. See Note 3--Long Term Debt in the Notes to Consolidated Financial Statements contained in this Prospectus for further discussion.

  Capital Commitments. The Company's 1998 capital expenditure budget provides for $31 million to be expended on development drilling primarily in north Louisiana and $31 million to be expended on exploratory prospects primarily in south Louisiana, the shallow waters of the Gulf of Mexico, Texas and New Mexico. In the first six months of 1998, the Company participated in drilling 28 gross (12.90 net) wells, of which 23 gross (10.82 net) wells were completed and 5 gross (2.08 net) wells were dry. As of the end of the quarter, the Company was participating in the drilling/completing of 13 gross (6.48 net) wells.

  The Company has planned in 1998 to fund its debt service obligations, capital expenditure requirements and working capital needs through cash flows from operations and borrowings under the Credit Facility. If market conditions permit, the Company will consider an equity offering. The Company's plans are predicated on cash flow assumptions utilizing commodity prices in the range realized in 1997. Material increases or decreases in natural gas prices, which are highly volatile, will impact the Company's cash flows and the level of its 1998 capital program.

  The Company does not anticipate that it will incur any significant expenditures to address Year 2000 issues, nor do Year 2000 issues represent a known material event or uncertainty to the Company. To the extent that the Company may be adversely affected by the Year 2000 issues of its suppliers, customers and other entities, the Company does not believe that it will be more adversely affected than other companies in its industry with similar operations.

  Inflation and Changing Prices. Oil and natural gas prices, as with most commodities, are highly volatile, have fluctuated during recent years and generally have not followed the same pattern as inflation. The following table shows the changes in the average oil and gas prices received by the Company during the periods indicated.

                                                              AVERAGE   AVERAGE
                                                             OIL PRICE GAS PRICE
                                                              ($/BBL)   ($/MCF)
                                                             --------- ---------
      YEAR ENDED:
        December 31, 1997...................................  $19.34     $2.27
        December 31, 1996...................................   22.11      2.30
        December 31, 1995...................................   17.37      1.71

                            BUSINESS AND PROPERTIES

THE COMPANY

  Kelley Oil & Gas Corporation is engaged in the development, exploration, acquisition and production of oil and natural gas, primarily in Louisiana and the shallow waters of the Gulf of Mexico. The Company's activities have historically been concentrated on lower-risk development drilling in north Louisiana and higher-risk exploratory drilling in south Louisiana. As of January 1, 1998, 73% of the Company's estimated proved reserves were located in north Louisiana. Capitalizing on its development, exploration and acquisition strategy, the Company has increased proved reserves 82% from 204.6 Bcfe at January 1, 1996 to 372.6 Bcfe at January 1, 1998 and production has increased 132% from 19.7 Bcfe in 1995 to 45.8 Bcfe in 1997 on a pro forma basis. Additionally, the Company has increased revenues and EBITDAX from $38.8 million and $20.9 million, respectively, in 1995 to $112.1 million and $88.5 million, respectively in 1997 on a pro forma basis.

  At January 1, 1998, Kelley had proved reserves of 372.6 Bcfe with a present value of estimated future net cash flows of $378.8 million. Approximately 95% of the Company's reserves are natural gas and 73% are proved developed. As of January 1, 1998, the Company held an interest in 241,550 gross (98,052 net) developed acres and 622,641 gross (56,356 net) undeveloped acres and an interest in 513 gross (249.6 net) producing wells. For 1996 and 1997, the Company's capital spending on exploration and development activities totaled $100.6 million, approximately 82% of which was spent on development activities. The Company's exploration and development activities during this period resulted in the addition of 138.4 Bcfe of proved reserves at an average cost of $0.73 per Mcfe. For 1998, the Company has budgeted capital expenditures of approximately $62.0 million, which is expected to be allocated equally between development and exploration activities. The Company's capital spending on exploration and development for the first half of 1998 totaled $21.5 million.

  Effective December 1, 1997, the Company consummated the SPR Acquisition for $110.0 million. The assets acquired include interests in proved oil and natural gas reserves primarily located in Louisiana, the shallow waters of the Gulf of Mexico and east Texas and exploratory prospects in south Louisiana, the shallow waters of the Gulf of Mexico, the Permian Basin of west Texas and New Mexico. The SPR Properties increased the Company's proved reserves as of January 1, 1998 by 65.6 Bcfe. On a pro forma basis, the SPR Acquisition would have added $36.0 million to the Company's 1997 revenues and $30.2 million to the Company's 1997 EBITDAX. The acquisition was financed with a combination of additional borrowings under the Credit Facility and additional equity received upon exercise of an option held by the Company's principal stockholder.

COMPETITIVE STRENGTHS

  The Company believes that the following competitive strengths will aid in the successful implementation of its strategy.

  Balanced Portfolio of Drilling Opportunities. The Company holds a balanced portfolio of lower-risk development properties and higher-risk exploratory prospects. The Company's development properties provide it with cash flows to help support its operations and its capital expenditures budget, while the Company believes its exploratory prospects offer the potential for larger reserves and greater production. The Company expects that, at its current rate of production and planned capital expenditures, it has a minimum two-year inventory of development projects and exploration prospects on its existing properties, and that through the continuing analysis of its existing seismic databases the Company will identify additional development projects and exploration prospects on its existing acreage.

  Operational Efficiencies. Substantially all of Kelley's proved reserves and a majority of its operating activities are currently concentrated in Louisiana and in the shallow waters of the Gulf of

Mexico. The Company believes that this geographic focus has enabled its operating personnel to develop operating expertise by concentrating on areas with similar characteristics and technical issues. Moreover, the concentration of properties operated by Kelley, particularly in the Vacherie Salt Dome area of north Louisiana, enables it to achieve cost and operational efficiencies. In addition, Kelley maintains an average 41% working interest in its reserves. Kelley is the operator of properties accounting for approximately 80% of its production at December 31, 1997. As operator, Kelley possesses the ability to better control its operating and overhead expenses, manage production performance and regulate capital expenditures.

  Long-Lived Proved Reserves. The Company's proved reserves in north Louisiana (which constitute 73% of the Company's proved reserves) are long-lived and support cash flows through their low lease operating expenses and low development costs. The Company's reserves to production ratio in north Louisiana is approximately 10:1. The Company believes the relatively long lives, low costs and high production rates of its north Louisiana wells provide a solid base from which to pursue its exploration strategy and its reserve acquisition strategy.

  High Operating Margins. Kelley's oil and natural gas reserves are located close to pipeline transportation and key market locations, and, therefore, generally command favorable well-head prices relative to reserves located away from major markets and in areas where transportation costs tend to lower well-head prices. In addition, production from Kelley's south Louisiana properties generally receives higher prices because of its relatively high BTU content. The Company's production expense for 1997 on a pro forma basis was $0.35 per Mcfe resulting in a cash operating margin (excluding the effects of hedging) of $2.12 per Mcfe. For the first six months of 1998 the cash operating margin (excluding the effects of hedging) was $1.56. The decrease from 1997 is primarily attributable to lower prices received in 1998 for the Company's oil and gas production that has resulted from a price decline affecting the oil and gas industry generally. Higher production expenses per Mcfe have also contributed to the decrease.

  Effective Use of Technology. Kelley applies advanced technology to lower the risks and costs of exploration and development activities. The Company constantly re-evaluates and refines its 3-D seismic databases to increase the possibility of successful drilling and allow for better well placement. These databases cover over 1,300 square miles, including all of its presently identified exploration prospects. Moreover, Kelley has invested in computer-aided exploration and development hardware and software and has an experienced technical staff, including 11 engineers, five geologists and three geophysicists, with extensive experience in the oil and natural gas industry.

  Experienced and Proven Management Team. The Company's senior management team, assembled since February 1996, has extensive experience in the oil and natural gas industry and demonstrated acquisition capabilities. In addition, the Company has adopted employee incentive programs designed to align the interests of management and the investors.

BUSINESS STRATEGY

  Kelley's strategy is to increase reserves, production and cash flows in a cost-efficient manner, primarily through a program of balanced development and exploration activities in its current areas of operation and through strategic acquisitions of properties in the 48 contiguous United States and the Gulf of Mexico.

  Continue Development Activities. Kelley will continue development drilling activities on its existing core properties in the Vacherie Salt Dome region of north Louisiana, where the Company believes it has opportunities to increase production and cash flow. In 1996 and 1997, the Company drilled or participated in drilling 151 gross (68.4 net) development wells, of which 148 gross (66.6 net) were completed as producing wells, representing a 97% success rate. The Company intends at present to continue dedicating a significant share of its capital resources to developing its north Louisiana fields.

  Focus Exploration Activities. Kelley will continue to focus its exploration activities on its existing properties in Terrebonne Parish and the SPR Properties located in south Louisiana and the shallow waters of the Gulf of Mexico. During 1996 and 1997 the Company became a participant in four joint ventures with recognized industry partners in an effort to generate a greater number of high potential prospects while reducing exploration risks. The Company believes that this shared risk approach, combined with the use of advanced geophysical techniques, increases drilling success and enables the Company to participate in a diverse portfolio of prospects with significant reserve potential. The Company has approximately 331,800 gross acres of exploratory properties on which its has identified over 30 prospective exploratory drill sites. The Company expects that, at its current rate of capital expenditures, these sites provide a minimum two-year inventory of exploration prospects. In 1997, the Company drilled or participated in drilling 10 gross (4.0 net) exploratory wells, of which 9 gross (3.5 net) were completed as producing wells.

  Pursue Selective Acquisitions. Kelley focuses its acquisition strategy primarily on oil and natural gas properties having development and exploration potential to augment existing production and expand its reserve base. The Company evaluates potential acquisitions based upon a number of factors, including exploration and development potential, profit enhancement opportunity, geographic concentration, working interest, size, operatorship and various reserve and production attributes. The Company believes that its senior management team's experience in evaluating and acquiring oil and natural gas reserves will enable Kelley to more effectively execute its acquisition strategy, grow its existing asset base and increase cash flows. In implementing this strategy, the Company recently increased its proved reserves and added significant exploration prospects to the Company's portfolio through the SPR Acquisition.

COMPANY HISTORY

  The Consolidation. The Company was formed in 1994 to consolidate the equity ownership (the "Consolidation") of Kelley Oil & Gas Partners, Ltd. ("Kelley Partners") and Kelley Oil Corporation ("Kelley Oil"). Before the Consolidation in 1994, Kelley Partners and developmental drilling partnership subsidiaries of Kelley Oil ("DDPs") jointly conducted drilling activities. Historically, Kelley Oil (the managing general partner of Kelley Partners) participated proportionately in these operations, with Kelley Partners retaining one-third of its working interest in each prospect and assigning drilling rights for the balance of its interest to a DDP. In the Consolidation, the Company acquired Kelley Oil's interests in the remaining DDPs sponsored during 1994 and 1992 aggregating 92.2% and 84.3%, respectively. The Consolidation was completed on February 7, 1995 upon approval by investors in Kelley Partners and Kelley Oil. As a result of the Consolidation, Kelley Oil became a wholly-owned subsidiary of the Company, and Kelley Partners became a 99.99%-owned subsidiary partnership. Accordingly, historical financial and reserve information presented in this document for periods before the Consolidation reflects Kelley Oil's historical results on a stand-alone basis prior to the Consolidation, with the results of the Company's combined operations recorded thereafter. In 1996, Kelley Partners was merged into the Company.

  Contour Transaction. In January 1996, the Company entered into financing and related agreements with Contour, pursuant to which Contour purchased 48.0 million newly issued shares of Common Stock for $48.0 million on February 15, 1996, and an option (the "Contour Option") to purchase an additional 27.0 million shares of Common Stock for $27.0 million, which was exercised on December 1, 1997 to finance a portion of the SPR Acquisition. In February 1996, in connection with the first stage of Contour's investment in the Company, John F. Bookout, formerly President and Chief Executive Officer of Shell Oil Company, was appointed Chairman, President and Chief Executive Officer of the Company, and certain other experienced oil industry executives were appointed to senior management positions within the Company (all such transactions are referred to collectively as the "Contour Transaction").

OPERATIONAL ACTIVITIES

  The Company's core production is derived from four contiguous fields in the Vacherie Salt Dome region of north Louisiana. The Company's remaining production is generally from the shallow waters of the Gulf of Mexico, south Louisiana and east Texas.

  Development Activities. The Company continues development drilling activities within its existing core properties in the Vacherie Salt Dome region of north Louisiana, where at December 31, 1997, approximately 73% of its proved reserves were located on 48,060 gross (22,075 net) acres. The Company presently intends to continue dedicating a significant share of its capital resources to these properties. The Company drilled or participated in drilling 82 gross (35 net) development wells in 1997, all of which were completed as producing wells. The Company also intends to continue the development of the proved undeveloped portions of the newly-acquired SPR Properties and south Louisiana properties, primarily in Terrebonne Parish.

  Exploration Activities. The Company focuses its exploration activities on its existing leaseholdings in Terrebonne and LaFourche Parishes, the shallow waters of the Gulf of Mexico, and the Permian Basin, which the Company believes have, with higher risk, the potential for larger reserve and production increases as compared to development activity in north Louisiana. The Company has rights to approximately 331,800 gross undeveloped acres of exploratory properties principally in these regions on which it has identified over 30 prospective exploratory well sites, that it believes is a minimum two-year inventory of exploration prospects based on its current rate of planned capital expenditures. However, the number, type and timing of these proposed wells is subject to continued revision as a result of many factors, including test and drilling results on these properties and others, the price of oil and natural gas, availability of drilling rigs, availability of capital, weather and general economic factors. See "Risk Factors".

  The Company is utilizing current technologies to identify exploration prospects and advanced geophysical techniques to continue to re-evaluate and refine interpretations of its 3-D seismic database, which covers (i) approximately 600 square miles, a major portion of its existing leaseholdings in Terrebonne and LaFourche Parishes, in south Louisiana, (ii) approximately 50 square miles offshore Texas, and (iii) approximately 600 square miles of its Permian Basin exploratory prospects. In 1998, the Company plans to participate in 3-D seismic surveys covering approximately 135 square miles in south Louisiana and east Texas.

  In 1997, the Company drilled 10 gross (4.0 net) exploratory wells, of which 9 gross (3.5 net) were completed as producing wells. Included in these amounts are 4 gross (1.0 net) exploratory wells that were drilled and completed as producing wells on acreage acquired in the SPR Acquisition.

  Acquisition of Oil and Gas Properties. Effective as of December 1, 1997, the Company consummated the SPR Acquisition. The assets acquired include interests in proved oil and natural gas reserves primarily located in Louisiana, the shallow waters of the Gulf of Mexico and east Texas, as well as exploratory leasehold acreage in those areas. The SPR Acquisition increased the Company's proved reserves as of January 1, 1998 by 65.6 Bcfe. On a pro forma basis, the SPR Acquisition would have added $36.0 million to the Company's 1997 revenues and $30.2 million to the Company's 1997 EBITDAX. The Company financed this acquisition with $27.0 million of proceeds received upon the exercise of the Contour Option and a borrowing of $83.0 million under the Credit Facility. Effective July 1, 1996, the Company purchased properties in four fields in north Louisiana, including approximately 30 Bcfe of proved reserves, for $10.0 million. The Company financed this acquisition with borrowings under the Credit Facility.

DESCRIPTION OF PROPERTIES

  The Company's properties are located principally in Louisiana, the shallow waters of the Gulf of Mexico, Texas and New Mexico. As of January 1, 1998, the Company owned interests in a total of 513 gross (249.6 net) producing wells, of which 295 wells were operated by the Company, accounting for 80% of its current production. As of that date, the Company had leaseholdings covering 241,550 gross (98,052 net) developed acres and 622,641 gross (56,356 net) undeveloped acres. Approximately 95% of its proved oil and natural gas reserves as of January 1, 1998, was natural gas.

SIGNIFICANT PROPERTIES

  The Company's core natural gas properties in north Louisiana are located in the Sailes, Sibley, West Bryceland and Ada fields of Webster and Bienville Parishes, while its core properties in south Louisiana are concentrated in the Orange Grove/Humphreys, Lirette, Lake Pagie and Ouiski Bayou fields in Terrebonne Parish, and the Fire Island field in Vermilion Parish. Production is primarily from the Hosston (north Louisiana) and Miocene (south Louisiana) formations. The SPR Properties are located primarily in the shallow waters of the Gulf of Mexico, south Louisiana, and Texas. The following table sets forth certain information as of the dates indicated regarding the Company's interests by major geographic region. See "Risk Factors--Uncertainties in Estimating Reserves and Future Net Cash Flows."

                               PROVED PROPERTIES

                             PROVED RESERVES AT JANUARY 1, 1998          PRODUCTION(/1/)
                         ------------------------------------------ -------------------------
                                                                           YEAR ENDED
                                                     PRESENT VALUE      DECEMBER 31, 1997
                                                     OF ESTIMATED   -------------------------
                                            GAS       FUTURE NET                      GAS
                           OIL     GAS   EQUIVALENT CASH FLOWS(/2/)   OIL    GAS   EQUIVALENT
                         (MBBLS) (MMCF)   (MMCFE)   (IN THOUSANDS)  (MBBLS) (MMCF)  (MMCFE)
                         ------- ------- ---------- --------------- ------- ------ ----------
North Louisiana.........    620  269,320  273,040      $ 245,366       95   26,411   26,981
South Louisiana.........    425   18,216   20,766         29,463       58    1,543    1,891
Gulf of Mexico..........    460   27,983   30,743         38,040        9      544      598
Other...................  1,448   39,348   48,036         65,942       64    1,704    2,088
                          -----  -------  -------      ---------      ---   ------   ------
Totals..................  2,953  354,867  372,585      $ 378,811      226   30,202   31,558
                          =====  =======  =======      =========      ===   ======   ======

--------
(1) Production from the SPR Properties is included in these amounts since the closing and effective date of the SPR Acquisition, December 1, 1997.
(2) The estimates were prepared in accordance with SEC regulations using market or contract prices at the end of each reported period. Prices and operating and development costs are held constant over the estimated life of the reserves. A discount factor of 10% was used to reflect the timing of future net cash flow. See "--Estimated Proved Reserves--Uncertainties in Estimating Reserves and Future Net Cash Flows" and Note 11 to the Consolidated Financial Statements.

  Additional information regarding these regions is set forth below. Unless otherwise noted, acreage and well information is provided as of December 31, 1997, and reserve information is provided as of January 1, 1998.

  North Louisiana. The Company's operations in this region are 70% proved developed, and its wells are typically drilled to a maximum depth of approximately 10,500 feet. Operations in this region do not typically experience geopressured formations or significant associated salt water production. Recently, increases in estimated ultimate recoveries from north Louisiana wells have been achieved from revised interpretations of geological fault systems, revised fracture stimulation techniques and regulatory changes that allow the commingling of production from multiple zones. The Company's reserves to production ratio in north Louisiana is approximately 10:1. Its lifting costs in this region are generally low (approximately $0.12 per Mcfe in 1997) as a result of relatively low formation pressures and minimal liquid hydrocarbon and salt water production. In the past three years, completed wells in north Louisiana had an average development cost of $0.56 per Mcfe with gross average reserves per well of 3.1 Bcfe. At December 31, 1997, the Company operated an aggregate of 176 gross (95.4 net) wells in this region and was drilling or completing 8 gross (4.5 net) wells in the region, all of which were subsequently completed as producing wells. The Company's average working interest in these properties is approximately 37%.

  South Louisiana. The Company's operations in this region primarily are focused on five fields in the Houma Embayment area and one field in nearby Vermilion Parish. The Houma Embayment is composed of high-quality reservoir rock, contributing to high production rates. Wells are typically drilled to a depth of approximately 11,000 to 17,000 feet. The Company's south Louisiana properties generally are located in close proximity to transportation and market locations, and production therefrom generally receives higher prices because of its relatively high BTU content. The Company believes these factors partially offset the higher operating costs associated with higher formation pressures, salt water disposal and inland water well locations associated with the region. At December 31, 1997, the Company operated an aggregate of 15 gross (7.7 net) wells and was drilling 1 gross (0.5 net) well in this region that was subsequently plugged and abandoned. The Company's average working interest in these properties is approximately 43%.

  Offshore. The Company's operations in this region are primarily focused in the shallow waters of the Gulf of Mexico, offshore Texas, Louisiana and Alabama. The Company estimates the current net production from these properties to be approximately 24 Mmcfe per day. The present value of estimated future net cash flows at December 31, 1997 (calculated in accordance with SEC guidelines) in this region was $38.0 million, of which 100% are developed. See Note 10 to the Consolidated Financial Statements. At December 31, 1997, the Company operated an aggregate of 33 gross (29.9 net) wells in this region and had an interest in 50 gross (33.9 net) wells with an average working interest of approximately 46%.

JOINT VENTURE PARTNERSHIPS

  The Company participates in joint ventures with industry partners to accelerate the exploration and evaluation of its properties and to mitigate the risks associated with exploratory drilling projects.

  In December 1996, the Company entered into a joint venture with Williams Production, Gulf Coast Company ("Williams"), a unit of The Williams Companies, Inc., relating to the Company's south Louisiana properties. Pursuant to the terms and conditions of this joint venture, effective December 1, 1996, Williams purchased a 50% interest in Kelley's 27,000 net acreage position in the Houma Embayment, including 50% of Kelley's interest in 23 wells and related facilities in the Orange Grove/Humphreys and Ouiski Bayou fields, for a total purchase price of $20.5 million, a portion of which is committed under the joint venture to drill up to eight exploration wells in those areas. Together with Williams, the Company drilled 6 gross (3.0 net) wells in south Louisiana in 1997, of which 5 gross (2.5 net) were completed and are producing and 1 gross (0.5 net) resulted in a dry hole. Pursuant to the joint venture, the Company and Williams are conducting an exploratory drilling program on their south Louisiana properties.

  Several of the SPR Properties are covered by joint ventures with third-party interest holders, including Fina Oil and Chemical Company, a subsidiary of FINA, Inc. ("Fina"), and Cobra Oil and Gas Corporation ("Cobra"). The Company has succeeded to SPR's rights with respect to these ventures by virtue of the SPR Acquisition. The Fina joint venture represents a joint exploration and development agreement covering an area of mutual interest (the "AMI") of approximately 400,000 acres in south Louisiana. The agreement provides for the parties to obtain 3-D seismic coverage over all mutually agreeable prospective lands within the AMI. To date, the Company and Fina have acquired 3-D seismic data covering approximately 450 square miles within the AMI. The Cobra program involves exploitation of approximately 68,000 acres in Texas, New Mexico, Arkansas,

Louisiana and Alabama. The Cobra program includes 3-D seismic data covering approximately 975 square miles. In connection with the SPR Acquisition, the Company entered into a joint venture with CMS/Nomeco and is currently evaluating potential drilling locations.

ESTIMATED PROVED RESERVES

  The following table sets forth the estimated quantities of proved and proved developed reserves of crude oil (including condensate and natural gas liquids) and natural gas owned by the Company for the years ended December 31, 1995, 1996 and 1997, which were prepared by H.J. Gruy & Associates, Inc. ("Gruy"), independent petroleum engineers.

                           ESTIMATED PROVED RESERVES

                                         YEAR ENDED DECEMBER 31,
                             --------------------------------------------------
                                  1995              1996             1997
                             ----------------  ---------------  ---------------
                               OIL      GAS      OIL     GAS      OIL     GAS
                             (MBBLS)  (MMCF)   (MBBLS) (MMCF)   (MBBLS) (MMCF)
                             -------  -------  ------- -------  ------- -------
PROVED RESERVES:
  Beginning balance.........  1,236    93,612   1,387  196,273   1,466  297,634
  Revisions of previous
   estimates................ (1,324)  (64,027)    (89) (30,519)    106   21,831
  Purchases of reserves in
   place....................  1,756   127,962      57   30,844   1,351   51,712
  Extensions and
   discoveries..............    156    66,864     477  128,692     256   13,892
  Sale of reserves in
   place....................   (118)  (10,388)   (134)  (4,190)     --       --
  Production................   (319)  (17,750)   (232) (23,466)   (226) (30,202)
                             ------   -------   -----  -------   -----  -------
    Ending balance..........  1,387   196,273   1,466  297,634   2,953  354,867
                             ======   =======   =====  =======   =====  =======
PROVED DEVELOPED RESERVES:
  Producing.................    669    63,488     608  113,831   1,856  180,307
  Non-producing.............    528    47,799     369   59,634     576   77,493
                             ------   -------   -----  -------   -----  -------
    Total proved developed..  1,197   111,287     977  173,465   2,432  257,800
                             ======   =======   =====  =======   =====  =======

  The estimates were prepared in accordance with SEC regulations using market or contract prices at the end of each reported period. Prices and operating and development costs are held constant over the estimated life of the reserves.

  Proved developed reserves are reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required for recompletion.

  Uncertainties in Estimating Reserves and Future Net Cash Flows. There are numerous uncertainties in estimating quantities of proved reserves believed to have been discovered and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the Company. The reserve data set forth in this Prospectus are only estimates. Reserve estimates are inherently imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and natural gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. There also can be no assurance that the reserves set forth herein will ultimately be produced or that the proved undeveloped reserves set forth herein will be developed within the periods anticipated. It is possible that variances from the estimates will be material. In addition, the estimates of future net cash flows from proved reserves of the Company and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not be correct when judged against actual subsequent experience. The Company emphasizes with respect to the estimates prepared by independent petroleum engineers that the discounted future net cash flows should not be construed as representative of the fair market value of the proved reserves owned by the Company since discounted future net cash flows are based upon projected cash flows which do not provide for changes in oil and natural gas prices from those in effect on the date indicated or for escalation of expenses and capital costs subsequent to such date. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual results will differ, and are likely to differ materially, from the results estimated. Accordingly, investors in the Notes are cautioned not to place undue reliance on the reserve data included in this Prospectus.

  The Company has not filed any estimates of reserves with any federal authority or agency during the past year other than estimates contained in filings with the SEC.

PRODUCTION, PRICE AND COST HISTORY

  The following table sets forth certain production data, average sales prices and average production expenses attributable to the Company's properties for 1995, 1996 and 1997. Detailed additional information concerning the Company's oil and natural gas production activities is contained in Note 11 to the Consolidated Financial Statements included elsewhere in this Prospectus.

                                                                         SIX
                                                                        MONTHS
                                             YEAR ENDED DECEMBER 31,    ENDED
                                           --------------------------- JUNE 30,
                                            1995   1996   1997   1997    1998
                                           ------ ------ ------ ------ --------
                                                                 PRO
                                                                FORMA
                                                                ------
PRODUCTION DATA:
  Oil and other liquid hydrocarbons
   (Mbbls)................................    319    232    226    473     224
  Natural gas (Mmcf)...................... 17,750 23,466 30,202 42,931  19,503
  Natural gas equivalent (Mmcfe).......... 19,664 24,858 31,558 45,769  20,847
AVERAGE SALES PRICE PER UNIT:
  Oil and other liquid hydrocarbons (per
   Bbl)................................... $17.37 $22.11 $19.34 $19.39  $13.88
  Natural gas (per Mcf, including effects
   of hedging)............................   1.71   2.30   2.27   2.32    2.11
  Natural gas equivalent (per Mcfe,
   including effects of hedging)..........   1.83   2.37   2.31   2.38    2.12
AVERAGE PRODUCTION EXPENSES PER MCFE......   0.55   0.43   0.35   0.35    0.52

PRODUCTIVE WELLS AND ACREAGE

  As of December 31, 1997, the Company had leaseholdings comprising 241,550 gross (98,052 net) developed acres and 622,641 gross (56,356 net) undeveloped acres, all located within the continental United States. The oil and gas leases in which the Company has an interest are for varying primary terms and many, particularly in south Louisiana, require the payment of delay rentals in lieu of drilling operations. In north Louisiana, most of the Company's leasehold interests are held by production; that is, so long as natural gas and oil are produced from the properties covered thereby, the leases continue indefinitely. The leases may be surrendered at any time by notice to the lessors, by the cessation of production or by failure to make timely payment of delay rentals, if applicable.

  The following table sets forth the Company's ownership interests in its leaseholds as of December 31, 1997.

                                                 DEVELOPED(/1/) UNDEVELOPED(/2/)
                                                 -------------- -----------------
                                                  GROSS   NET    GROSS     NET
                                                  ACRES  ACRES   ACRES    ACRES
                                                 ------- ------ -------- --------
Louisiana.......................................  89,975 40,428  304,615  33,012
Texas...........................................  81,444 30,788  138,962   4,909
Gulf of Mexico..................................  25,007  5,947    3,575     758
Other...........................................  45,124 20,889  175,489  17,677
                                                 ------- ------ -------- -------
  Total......................................... 241,550 98,052  622,641  56,356
                                                 ======= ====== ======== =======

--------
(1) Acres spaced or assignable to productive wells.
(2) Acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether that acreage contains proved reserves.

  As of January 1, 1998, the Company had working interests in 464 gross (225.2 net) productive gas wells and 49 gross (24.4 net) productive oil wells (including producing wells and wells capable of production).

EXPLORATION AND DEVELOPMENT

  The following table sets forth the number of gross and net productive and dry exploratory and development wells drilled by the Company.


                                                YEAR ENDED DECEMBER 31,
                                       -----------------------------------------
                                           1995          1996          1997
                                       ------------- ------------- -------------
                                       GROSS   NET   GROSS   NET   GROSS   NET
                                       ------ ------ ------ ------ ------ ------
NORTH LOUISIANA:
  Exploratory wells:
   Oil................................     --     --     --     --     --     --
   Natural gas........................     --     --     --     --     --     --
   Dry................................     --     --     --     --     --     --
                                       ------ ------ ------ ------ ------ ------
     Total............................     --     --     --     --     --     --
                                       ====== ====== ====== ====== ====== ======
  Development wells:
   Oil................................      1    .05      1    .03     --     --
   Natural gas........................     22   9.26     65  31.63     82  34.96
   Dry................................     --     --      3   1.74     --     --
                                       ------ ------ ------ ------ ------ ------
     Total............................     23   9.31     69  33.40     82  34.96
                                       ====== ====== ====== ====== ====== ======
  Total north Louisiana:
   Producing..........................     23   9.31     66  31.66     82  34.96
   Dry................................     --     --      3   1.74     --     --
                                       ------ ------ ------ ------ ------ ------
     Total............................     23   9.31     69  33.40     82  34.96
                                       ====== ====== ====== ====== ====== ======
SOUTH LOUISIANA AND OTHER:
  Exploratory wells:
   Oil................................     --     --     --     --     --     --
   Natural gas........................     --     --     --     --      9   3.50
   Dry................................      1    .95     --     --      1   0.50
                                       ------ ------ ------ ------ ------ ------
     Total............................      1    .95     --     --     10   4.00
                                       ====== ====== ====== ====== ====== ======
  Development wells:
   Oil................................     --     --     --     --     --     --
   Natural gas........................      4   3.78     --     --     --     --
   Dry................................      1    .95     --     --     --     --
                                       ------ ------ ------ ------ ------ ------
     Total............................      5   4.73     --     --     --     --
                                       ====== ====== ====== ====== ====== ======
  Total south Louisiana and other:
   Producing..........................      4   3.78     --     --      9   3.50
   Dry................................      2   1.90     --     --      1   0.50
                                       ------ ------ ------ ------ ------ ------
     Total............................      6   5.68     --     --     10   4.00
                                       ====== ====== ====== ====== ====== ======


  As of December 31, 1997, the Company had 8 gross (4.5 net) development wells in progress, all in north Louisiana, and 1 gross (0.5 net) exploratory well in progress in south Louisiana. Subsequent to year-end 1997, all of these wells were completed as producing wells except the south Louisiana exploratory well which was plugged and abandoned.

MARKETING OF NATURAL GAS AND CRUDE OIL

  The Company does not refine or process any of the oil and natural gas it produces. Substantially all of the Company's natural gas is sold under term contracts, contracts providing for periodic price adjustments or in the spot market. Its revenue streams are therefore sensitive to changes in current market prices. The Company's sales of crude oil, condensate and natural gas liquids generally are made at prices related to posted field prices.

  In addition to marketing the Company's natural gas production, the Company secures gas transportation arrangements, provides nomination and gas control services, supervises gas aggregation operations and performs revenue receipt and disbursement services as well as regulatory filing, recordkeeping, inspection, testing, monitoring and marketing functions.

  The Company believes that its activities are not currently constrained by a lack of adequate transportation systems or system capacity and does not foresee any material disruption in available transportation for its production. However, there can be no assurance that the Company will not encounter these constraints in the future. In that event, the Company would be forced to seek alternate sources of transportation and may face increased costs.

  In 1997, two customers, Coral Energy Resources, L.P. and Sonat Marketing Company, L.P., accounted for approximately 60% and 30%, respectively, of the Company's total sales. Due to the nature of oil and natural gas markets, the Company does not believe that the loss of either of these customers would have a material adverse effect on the Company's financial condition or results of operations.

HEDGING OF NATURAL GAS

  The Company periodically uses forward sales contracts, natural gas price swap agreements, natural gas basis swap agreements and options to reduce exposure to downward price fluctuations on its natural gas production. The Company does not engage in speculative transactions and generally does not enter into hedging arrangements for more than 75% of its anticipated future production. During 1997 and the first half of 1998, the Company used price and basis swap agreements. Additional information concerning hedging activities of the Company during 1997 and the first half of 1998 is set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus. See also "Risk Factors-- Risks of Hedging Transactions".

COMPETITION

  The Company operates in a highly competitive environment with respect to acquiring reserves, marketing oil and natural gas and securing trained personnel. Many of the Company's competitors possess and employ financial and personnel resources substantially greater than those available to it. Such companies may be able to pay more for productive oil and natural gas properties and to define, evaluate, bid for and purchase a greater number of properties than the Company's financial or personnel resources permit. The Company's ability to acquire additional reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. There can be no assurance that the Company will be able to compete successfully in the future in acquiring reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel, and raising additional capital.

TITLE TO PROPERTIES

  The Company's properties, in addition to being mortgaged to secure the Credit Facility, are subject to royalty interests, liens incident to operating agreements, liens for current taxes and other customary burdens, including other mineral encumbrances and restrictions. The Company does not believe that any mortgage, lien or other burden materially interferes with the use of such properties in the operation of its business.

  The Company believes that it has satisfactory title to or rights in all of its producing properties. As is customary in the oil and natural gas industry, minimal investigation of title is made at the time of acquisition of undeveloped properties. Title investigation is made, and title opinions of local counsel are generally obtained, before commencement of drilling operations or at least in connection with the preparation of division orders when production is obtained and allocation of the revenues therefrom.

EMPLOYEES

  As of June 30, 1998, the Company had 79 employees. The Company's staff includes employees experienced in acquisitions, geology, geophysics, petroleum engineering, land acquisition and management, finance and accounting. None of the Company's employees are represented by a union. The Company has not experienced an interruption in its operations due to any labor dispute and believes that its working relationships with its employees are satisfactory.

REGULATION

  The Company's operations are subject to extensive and continually changing regulation, as legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases the Company's cost of doing business and, consequently, affects its profitability. However, the Company does not believe that it is affected in a significantly different manner by these regulations than are its competitors in the oil and natural gas industry. Because of the numerous and complex federal and state statutes and regulations that may affect the Company, directly or indirectly, the following discussion of certain statutes and regulations should not be relied upon as an exhaustive review of all matters affecting the Company's operations.

  TRANSPORTATION AND PRODUCTION

  Transportation and Sale of Natural Gas and Crude Oil. Sales of natural gas, crude oil and condensate (collectively, the "Products") are made by the Company at market prices not subject at this time to price controls. However, there can be no assurance that such price controls will not be instituted in the future. In addition, the price that the Company receives from the sale of these Products is affected by the ability to transport and cost of transporting the Products to market. Under applicable laws, the Federal Energy Regulation Commission ("FERC") regulates both the construction of pipeline facilities and the transportation of Products in interstate commerce. The Company cannot predict when or if any further regulations might be imposed or become effective or their effect, if any, on the Company's operations.

  Regulation of Drilling and Production. Drilling and production operations of the Company are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. State and federal statutes and regulations govern, among other matters, the amounts and types of substances and materials that may be released into the environment, the discharge and disposition of waste materials, the reclamation and abandonment of wells and facility sites and remediation of contaminated sites, and require permits for drilling operations, drilling bonds and reports concerning operations. The Company's federal leases are administered by the Bureau of Land Management ("BLM") and the Minerals Management Service ("MMS"), which are administered, along with the Bureau of Indian Affairs, by the federal Department of the Interior. These leases contain relatively standard terms and require compliance with detailed MMS and BLM regulations and orders, which are subject to change. In addition to permits required by other federal agencies (such as the Coast

Guard, the Army Corps of Engineers and the Environmental Protection Agency), lessees must obtain a permit from the MMS or BLM prior to commencement of offshore or onshore drilling. Most states in which the Company owns and operates properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of the spacing, plugging and abandonment of wells. Many states also restrict production to the market demand for oil and natural gas and several states have indicated interest in revising applicable regulations. The effect of these regulations is to limit the amount of oil and natural gas the Company can produce from its wells and to limit the number of wells or the locations at which the Company can drill. Moreover, each state generally imposes an ad valorem, production or severance tax with respect to the production and sale of crude oil, natural gas and gas liquids within its jurisdiction.

  ENVIRONMENTAL REGULATIONS

  General. The Company is subject to various federal environmental laws, including the National Environmental Policy Act; the Clean Air Act of 1990, as amended ("CAA"), Oil Pollution Act of 1990, as amended ("OPA"), Water Pollution Control Act, as amended ("FWPCA"), the Resource Conservation and Recovery Act, as amended ("RCRA"), the Toxic Substances Control Act, and the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), various state and local environmental laws, and the regulations adopted pursuant to such laws, governing the discharge of materials into the environment or otherwise relating to the protection of the environment or the restoration of natural resources. In particular, the Company's drilling, development and production operations, its activities in connection with storage and transportation of crude oil and other liquid hydrocarbons and its use of facilities for treating, processing or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation, and violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases the Company's overall cost of business. Such areas affected include unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water, capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes and capital costs to construct, maintain and upgrade equipment and facilities and plug and abandon inactive wells and clean up and backfill pits. There can be no assurance that additional laws and regulations relating to the Company's operations will not be imposed in the future or that any such laws and regulations will not have a material adverse effect on the Company.

  Environmental regulations historically have been subject to frequent change by regulatory authorities, and the Company is unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on its operations. A discharge of hydrocarbons or hazardous substances into the environment could subject the Company to substantial expense, including both the cost to comply with applicable requirements pertaining to the remediation of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. The Company maintains insurance, which may provide protection to some extent against some environmental liabilities, but the coverage of such insurance and the amount of protection afforded thereby cannot be predicted with respect to any particular possible environmental liability and may not be adequate to protect the Company from substantial expense.

  Water. The OPA and regulations thereunder impose a variety of regulations on "responsible parties" related to the prevention of oil spills and subject responsible parties to strict, joint and potentially unlimited liability for damages resulting from such spills in waters within the 200-mile exclusive economic zone of the United States. A "responsible party" includes the owner or operator of an onshore facility, vessel, or pipeline, or the lessee or permittee of the area in which an offshore facility is located. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. The OPA also may require the lessee or permittee of an offshore area in which an oil or natural gas facility is located to establish and maintain evidence of financial responsibility in the amount of $35.0 million to cover potential liabilities related to oil spills. Under certain circumstances, this amount could be increased to up to $150.0 million. The FWPCA imposes restrictions and strict controls regarding the discharge of produced waters and other oil and natural gas wastes into navigable waters. Permits must be obtained to discharge pollutants into state and federal waters. The FWPCA provides for civil, criminal and administrative penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities and, with the OPA, imposes substantial potential liability for the costs of removal, remediation and damages. State laws for the control of water pollution also provide varying civil, criminal and administrative penalties and impose liabilities in the case of a discharge of petroleum or its derivatives, or other hazardous substances, into state waters. In addition, the Environmental Protection Agency ("EPA") has promulgated regulations that require many oil and natural gas production operations to obtain permits to discharge storm water runoff.

  Air. The CAA requires or will require most industrial operations in the United States to incur capital expenditures in order to meet air emission control standards developed by the EPA and state environmental agencies. Although no assurances can be given, the Company believes implementation of such amendments will not have a material adverse effect on its financial condition or results of operations.

  Solid Waste. RCRA is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements (and liability for failure to meet such requirements) on a person who is either a "generator" or "transporter" of hazardous waste or an "owner" or "operator" of a hazardous waste treatment, storage or disposal facility. At present, RCRA includes a statutory exemption that allows oil and natural gas exploration and production wastes to be classified as non-hazardous waste. A similar exemption is contained in many of the state counterparts to RCRA. As a result, the Company is not required to comply with a substantial portion of RCRA's requirements because the Company's operations generate minimal quantities of hazardous wastes. At various times in the past, proposals have been made to rescind the exemption that excludes oil and gas exploration and production wastes from regulation as hazardous waste under RCRA. Repeal or modification of this exemption by administrative, legislative or judicial process, or through changes in applicable state statutes, would increase the volume of hazardous waste to be managed and disposed of by the Company. Hazardous wastes are subject to more rigorous and costly disposal requirements than are nonhazardous wastes. Such changes in the regulations may result in additional capital expenditures or operating expenses by the Company.

  CERCLA. CERCLA, also known as "Superfund", imposes joint and several liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the "owner" or "operator" of the site and companies that disposed or arranged for the disposal of the hazardous substances found at the site. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of its ordinary operations, the Company may generate waste that may fall within CERCLA's definition of a "hazardous substance". As a result, the Company may be found to be strictly, jointly and severally liable under CERCLA or under analogous state laws for all or part of the costs required to clean up sites at which such wastes have been disposed. The Company currently owns or leases, and has in the past owned or leased, numerous properties that for many years have been used for the exploration and production of oil and natural gas. Although the Company has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by the Company or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose actions with respect to the treatment and disposal or release of hydrocarbons or other wastes were not under the Company's control. These properties and wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under such laws, the Company could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial plugging, capping or backfilling operations to prevent future contamination.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Set forth below are the names, ages and positions of the current executive officers and directors of the Company as of March 31, 1998. All directors are elected for a term of one year and serve until their successors are duly elected and qualified. All executive officers hold office until their successors are duly appointed and qualified.

                                                                   OFFICER OR
                                                                   DIRECTOR OF
                                                                   THE COMPANY
 NAME                            AGE POSITION                         SINCE
 ----                            --- --------                      -----------
 John F. Bookout................  75 President, Chief Executive       1996
                                      Officer and a Director
 David C. Baggett...............  36 Senior Vice President and        1997
                                      Chief Financial Officer
 Dallas D. Laumbach.............  61 Senior Vice President--          1996
                                      Exploration and Production
 Thomas E. Baker................  67 General Counsel and              1996
                                      Corporate Secretary
 John J. Conklin, Jr............  67 Director                         1993
 Ralph P. Davidson..............  70 Director                         1993
 Adam P. Godfrey................  36 Director                         1998
 William J. Murray..............  83 Director                         1984
 Ogden M. Phipps................  57 Director                         1996
 Ward W. Woods..................  55 Director                         1996

  John F. Bookout has served the Company as Chairman of the Board, President and Chief Executive Officer since February 1996 upon completion of the Contour Transaction. He had served as Chairman of the Board and President of Contour since its inception in 1993. Before joining Contour as a founder, Mr. Bookout served in positions of increasing responsibility for 38 years at Shell Oil Company, starting in 1950 as a geologist and culminating as President, Chief Executive Officer and a director from 1976 through June 1988. From 1988 through 1993, he served as a member of the Supervisory Board of Royal Dutch Petroleum. He currently serves on the board of trustees of the United States Counsel for International Business and various civic and educational bodies.

  David C. Baggett was elected Senior Vice President and Chief Financial Officer in March 1997. Prior to joining the Company, Mr. Baggett was a partner with Deloitte & Touche LLP since June 1991, most recently as Partner-in-Charge of the Houston energy and corporate finance practices.

  Dallas D. Laumbach has served as Senior Vice President--Exploration and Production of the Company since February 1996. He served as Senior Vice President of Contour from December 1993 to February 1996. Before joining Contour, Mr. Laumbach served in positions of increasing responsibility at Shell Oil Company, concluding as Manager--Business Development within the exploration and production segment.

  Thomas E. Baker is an attorney and joined the Company in July 1996 as General Counsel and Corporate Secretary. From 1991 through 1996, Mr. Baker was engaged in a private consulting practice.

  John J. Conklin, Jr. has served as a director of the Company since November 1993. Mr. Conklin has been a private investor since his retirement in 1989 as a senior partner of Conklin, Cahill & Co., a member firm of the New York Stock Exchange, where he was active for over 35 years. He has also served as a member of the Board of Governors of the New York Stock Exchange, the Board of Directors of the New York Futures Exchange and the National Market Advisory Board.

  Ralph P. Davidson served as Chairman of the Board of the Company from October 1995 through February 1996 and has served as a director of the Company since November 1993. Mr. Davidson provides consulting services to nonprofit organizations as President of Davidson Associates. From 1980 through 1987, he was Chairman of the Board of Time, Inc., where he spent 21 years with Time Magazine in various executive capacities. Mr. Davidson is a member of the Board of Trustees of Phoenix House, the National Council for Adoption, the Emeritus Foundation and The American University in Bulgaria.

  Adam P. Godfrey has served as a director of the Company since March 19, 1998, and, since January 1, 1998, he has been the sole shareholder and president of a corporation that serves as a manager of the limited liability company that is the general partner of Bessemer Holdings, L.P. ("Bessemer") and other affiliated investment partnerships including Bessemer and five of the other affiliated investment partnerships that comprise the BH Group (the "BH Group"). The BH Group owns a majority of the membership interests in Contour. Mr. Godfrey is also the sole shareholder and president of a corporation that is a general partner of Bessemer Partners & Co. ("BPC"), an affiliate of Bessemer. From July 1993 to December 1997, Mr. Godfrey was a principal with BPC, and a member of the general partner of Bessemer. From August 1992 to July 1993, Mr. Godfrey was a principal with Bessemer Securities Corporation ("BSC").

  William J. Murray has served as a director of the Company since March 1984. Mr. Murray has been an independent petroleum consultant for more than the past five years. He served on the Texas Railroad Commission for 16 years, during six of which he served as Chairman. Mr. Murray currently serves on a number of industry committees, including as Chairman of the Industry Advisory Committee on Natural Gas Ratable Take and Chairman of the Industry Voluntary Allocation Committee.

  Ogden M. Phipps has served as a director of the Company since February 1996. He was Chairman of the Board of Bessemer Securities Corporation ("BSC") from 1982 through 1994 and of The Bessemer Group, Incorporated ("BGI") from 1991 through 1994. Mr. Phipps continues to serve as a director of BSC and BGI and a Manager of Bessemer Securities LLC ("BSLLC"). BSC is the principal limited partner of Bessemer Holdings, L.P. ("Bessemer"). BSC and BSLLC are principal limited partners in another partnership in the BH Group. He also serves as a director of several private companies and an officer and director of several non-profit organizations.

  Ward W. Woods has served as a director of the Company since February 1996. Since 1989, he has been the sole shareholder and president of corporations that are or have been a principal manager and/or managing general partner of Bessemer and its predecessors. Mr. Woods is the sole shareholder of a corporation that is a managing general partner of Bessemer Partners & Co. Mr. Woods is President and Chief Executive Officer of Bessemer Securities LLC. (BSLLC) formed in June of 1996, and of BSC, the principal limited partners of Bessemer. Mr. Woods joined BSC in 1989. Mr. Woods is a Director of Boise Cascade Corporation, Essex International, Inc. and several private companies.

BOARD AND COMMITTEES

  The Board has established an Audit Committee, a Compensation Committee and a Nominating Committee. The committees are composed as follows:

           AUDIT                  COMPENSATION              NOMINATING
         COMMITTEE                  COMMITTEE                COMMITTEE
         ---------                ------------              ----------
Ralph P. Davidson--Chairman  Ward W. Woods--Chairman Ogden M. Phipps--Chairman
John J. Conklin, Jr.         John J. Conklin, Jr.    William J. Murray
Adam P. Godfrey              Ralph P. Davidson       Ward W. Woods
                             Ogden M. Phipps

  The Audit Committee is charged with various duties relating to the Company's financial reporting obligations. These responsibilities include recommending the appointment of independent auditors to the Board, reviewing the compensation of the auditors, reviewing the scope and results of the annual audit performed by the independent auditors, assuring that proper guidelines are established for the dissemination of financial information, conferring with the auditors to assure the adequate training and supervision of the Company's accounting personnel, meeting periodically with the auditors, the Board and senior management to ensure the adequacy of internal controls and reporting functions and reviewing the Company's consolidated financial statements.

  The Compensation Committee has the authority and responsibility to review the compensation policies of the Company, to administer and approve all elements of compensation for elected corporate officers, to consider and recommend to the Board succession plans for executive officers, and to grant awards to key employees under the Company's incentive and performance plans.

  The Nominating Committee was formed in 1996 to evaluate the size and composition of the Board and establish guidelines for director qualifications. Any recommendations by stockholders will be considered if received within 120 days prior to the anniversary date of the last annual meeting of stockholders. The selection of all directors will be in accordance with established guidelines.

COMPENSATION OF DIRECTORS

  The Company's nonmanagement directors receive compensation of $3,750 on a quarterly basis and $1,000 per committee meeting attended.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

  The following table sets forth the total remuneration paid during 1997, 1996 and 1995 to the Chief Executive Officer of the Company during 1997 and the Company's other executive officers whose compensation exceeded $100,000 during 1997 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL           LONG-TERM
                               COMPENSATION(/1/)   COMPENSATION
NAME AND PRINCIPAL             ----------------- -----------------     ALL OTHER
POSITION                  YEAR      SALARY       OPTION/SAR AWARDS COMPENSATION(/2/)
------------------        ---- ----------------- ----------------- -----------------
John F. Bookout.........  1997     $800,000          $     --          $  8,000
 Chairman, President and
  CEO                     1996      700,000                --             2,667
                          1995           --                --                --
Dallas D. Laumbach......  1997      190,000                --             9,500
 Senior Vice President--  1996      166,250           862,500             3,800
 Exploration and Produc-
  tion                    1995           --                --                --
Thomas E. Baker.........  1997      175,000            98,000             9,500
 General Counsel and
  Corporate               1996       80,681                --             3,500
 Secretary                1995           --                --                --
David C. Baggett(/3/)...  1997      148,000           575,000             9,500
 Senior Vice President
  and                     1996           --                --                --
 Chief Financial Officer  1995           --                --                --
William C. Rankin(/3/)..  1997       37,500                --           167,063
 Former Senior Vice
  President               1996      144,375           862,500             3,300
 and Chief Financial Of-
  ficer                   1995           --                --                --

--------
(1) Perquisites and other benefits did not exceed 10% of any named officer's total annual salary and bonus and therefore are excluded. Awards based on 1997 performance criteria were paid in 1998.
(2) Amounts for 1997 and 1996 include matching contributions by the Company to the named executive officer's 401(k) account. Amounts for 1995 reflect the portion of contributions to the ESOP attributable to the named executive officers. Prior to 1996, the Company made annual contributions to the ESOP, on behalf of all employees, in an amount equal to 15% of their cash compensation up to a specified level. See "--Employee Benefit Plans--
    Section 401(k) and Employee Stock Ownership Plan".
(3) In March 1997, Mr. Baggett was appointed Senior Vice President and Chief Financial Officer after Mr. Rankin left the employment of the Company. Mr. Rankin was paid $165,000 in severance payments in accordance with his employment agreement.

STOCK OPTION PLANS

  The Company maintains stock option plans (collectively, the "Stock Option Plans") providing for the authority to grant options intended to be (i) not qualified ("NQSOs") under section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) qualified ("QSOs") under section 422 of the Code or
(iii) either NQSOs or QSOs. Stock Option Plans covering the grant of QSOs only were adopted in 1987 (the "1987 Plan"), 1991 (the "1991 Plan"), 1995 (the
"1995 Plan") and 1996 (the "1996 Plan"), covering the grants of options for 500,000 shares, 500,000 shares, 1.5 million shares and 1 million shares, respectively, of Common Stock. In February 1996 a Stock Option Plan covering the grant of NQSOs only (the "1996 NQSO Plan") was adopted in accordance with the terms of the Contour Agreements and provides for the grant of options to purchase a total of 2.5 million shares of Common Stock to senior executives designated by Mr. Bookout.

  In March 1997, the Board of Directors of the Company adopted, subject to stockholder approval, the Company's 1997 Annual and Long-Term Incentive-Performance Plan (the "1997 Plan"). The stockholders of the Company approved the 1997 Plan on May 29, 1997. The 1997 Plan amended the 1996 Plan in its entirety, with effect from January 1, 1997, except as to the 10,000 outstanding grants of options. Awards granted under the 1997 Plan may be (i) annual performance awards ("Annual Performance Awards"); (ii) stock options designated as either NQSOs or QSOs; or (iii) other forms of stock-based performance awards (collectively, (i), (ii) and (iii) referred to as "Awards"). The total number of shares authorized for issuance under the 1997 Plan is 4,200,000 shares.

  The exercise price for NQSOs granted under the 1997 Plan and QSOs are fixed either by the Compensation Committee of the Board or the Board at the fair market value of the Common Stock at the time of the grant. Options granted under the 1987, 1991 and 1995 Plans are exercisable during the term of the optionee's employment and three years thereafter for up to ten years from the date of grant. Options granted under the 1996 Plan, the 1996 NQSO Plan, and the 1997 Plan are exercisable after vesting (at the annual rates of 100%, 33 1/3%, 25%, respectively) during the term of the optionee's employment and six months thereafter for up to ten years from the date of grant. The exercise price for options granted under the 1996 NQSO Plan was fixed in the plan. The QSO Plans and 1996 NQSO Plan will terminate upon the earlier of (i) the date on which all shares available for issuance have been issued upon the exercise of options granted thereunder, or (ii) ten years from the date of adoption. Under the 1997 Plan, no award may be granted after May 29, 2001.

  Under the 1987 Plan, options were granted to purchase a total of 185,000 shares of common stock of Kelley Oil at $1.10 per share during 1988 and 315,000 shares at $2.00 per share during 1989. Under the 1991 Plan, options were granted to purchase a total of 219,000 shares of Kelley Oil's common stock at $7 5/8 per share during 1991, 15,000 shares at $7.00 per share during 1993, 266,000 shares of Common Stock at $2 3/8 per share during 1995 and 14,000 shares at $2 3/16 per share during 1997. The options granted under the 1991 Plan with an exercise price of $7 5/8 and $7.00 per share were repriced in 1995, to the extent then outstanding, at $4 1/8 per share. Under the 1995 Plan, options to purchase a total of 1,500,000 shares of Common Stock were granted during 1995 at exercise prices ranging from $1 3/4 to $2 3/8 per share. Under the 1996 Plan, options were granted to purchase a total of 20,000 shares of Common Stock at $2 7/8 per share during 1996, and 25,000 shares of Common Stock at $2 9/16 per share in February 1997. Under the 1996 NQSO Plan, options were granted to purchase a total of 2,500,000 shares of Common Stock at the exercise price of $1.00 per share. Under the 1997 Plan, NQSOs were granted in 1997 to purchase a total of 442,500 shares of Common Stock at prices ranging from $2 9/16 to $3 1/4 per share. In 1997, 1996 and 1995, options were exercised for a total of 415,400 shares; 35,600 shares; and 225,000 shares, respectively, at prices ranging from $1.00 to $2 3/8 per share during 1997. At December 31, 1997, options issued and outstanding to purchase shares of Common Stock under the 1987, 1991, 1996, 1996 NQSO and 1997 Plans were 111,000 shares; 450,205 shares; 1,394,295 shares; 10,000 shares;
2,212,500 shares; and 422,500 shares, respectively, or a total of 4,600,500 shares of Common Stock subject to options under all of the Plans.

  Mr. Bookout does not participate in any of the Stock Option Plans or in the 1997 Plan.

  The following table provides information about options granted during 1997 to the Named Executive Officers. No other options were granted to the Named Executive Officers during the year.

                           OPTION/SAR GRANTS IN 1997

                                                                               POTENTIAL
                                                                          REALIZABLE VALUE AT
                                                                            ASSUMED ANNUAL
                                       % OF TOTAL                           RATES OF STOCK
                          NUMBER OF   OPTIONS/SARS                        PRICE APPRECIATION
                          SECURITIES   GRANTED TO                           FOR OPTION TERM
                          UNDERLYING   EMPLOYEES                                 (/1/)
                         OPTIONS/SARS  IN FISCAL    EXERCISE   EXPIRATION -------------------
          NAME             GRANTED        YEAR     PRICE($/SH)    DATE     5% ($)    10% ($)
          ----           ------------ ------------ ----------  ----------  ------   ---------
David C. Baggett........   575,000       57.64         1.00    3/20/2007  1,684,463 3,002,363
Thomas E. Baker.........    98,000        9.82       2-9/16    5/29/2007    146,000   371,000

--------
(1) Potential realizable is based on an assumption that the stock price of the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiation of the option. These figures were calculated based on requirements promulgated by the Securities and Exchange Commission and are not intended to reflect the Company's actual future stock price growth, which is dependant on future performance and market conditions.

  The following table sets forth information on stock options exercised in 1997, unexercised stock options held, and option values held by the Named Executive Officers as of December 31, 1997.

                      AGGREGATED OPTION EXERCISES IN 1997
                    AND OPTION VALUES AT DECEMBER 31, 1997

                                                NUMBER OF SHARES        VALUE OF UNEXERCISED
                           SHARES            UNDERLYING UNEXERCISED    IN-THE-MONEY OPTONS AT
                          ACQUIRED             OPTIONS AT YEAR END         YEAR END (/1/)
                             ON     VALUE   ------------------------- -------------------------
          NAME            EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----            -------- -------- ----------- ------------- ----------- -------------
David C. Baggett(/2/)...     None       N/A      None      575,000         None     $682,813
Thomas E. Baker.........     None       N/A      None       98,000         None         None
John F. Bookout.........     None       N/A      None         None         None         None
Dallas D. Laumbach......     None       N/A   287,500      575,000     $341,406     $682,813
William C. Rankin(/2/)..  287,500  $483,615      None         None         None         None

--------
(1) This value was calculated by subtracting the exercise price from the closing price of the Common Stock listed on the Nasdaq National Market System on December 31, 1997. The value reflects the increase in price and not actual proceeds received.
(2) Mr. Rankin left the employment of the Company in March 1997. At such time, 287,500 options had vested. The remaining 575,000 options were forfeited in accordance with the terms and conditions of the NSO Plan. Those 575,000 options were granted to David C. Baggett on March 20, 1997.

EMPLOYEE BENEFIT PLANS

 Section 401(k) and Employee Stock Ownership Plan

  In 1984 an employee stock ownership plan ("ESOP") was established for the benefit of substantially all of the employees. Effective September 1, 1996, the ESOP was converted into a Section 401(k) Plan (the "401(k) Plan"). All employees are eligible to participate in the 401(k) Plan. The Company previously contributed to the ESOP an annual amount equal to 15% of each employee's compensation (up to a specified level) to enable the ESOP to purchase qualifying securities for the accounts of employees. Qualifying securities were allocated to employees' accounts in the ESOP in amounts that were proportionate to the ESOP's repayment of borrowings incurred to purchase those securities, all of which are currently allocated following repayment of ESOP borrowings in 1995.

  Employees become fully vested in their accounts in the 401(k) Plan after two years of participation. Prior to converting the ESOP into a Section 401(k) Plan, the ESOP held Preferred Stock which the Board redeemed in exchange for the same number of shares of Common Stock. Effective with the conversion of the ESOP into a Section 401(k) Plan, participants have the opportunity to invest their accounts in various mutual funds and in Common Stock. The Company matches 100% of the employees' contributions to the 401(k) Plan in an amount up to 6% of the employee's salary, subject to limits required by the Code.

EMPLOYMENT AGREEMENTS

  In connection with the Contour Transaction, the Company entered into three-year employment agreements with John F. Bookout and Dallas D. Laumbach at base salaries of $800,000 and $190,000, respectively. In March 1997, the Company entered into a three-year employment agreement with David C. Baggett at a base salary of $190,000. Each of the agreements provides for a lump sum severance payment if the covered executive is terminated without cause, as defined in the agreements. The severance payment would be equal to one year of compensation based on the salary and bonus rate at the time of termination, except that Mr. Bookout would be entitled to a payment covering the balance of the three-year term, and Mr. Baggett would be entitled to a severance payment equal to two years of compensation. Each of the agreements provides for various other benefits and for indemnification of the covered executive under certain conditions.

CHANGE OF CONTROL AND SEVERANCE AGREEMENTS

  In November 1995, the Company entered into change of control agreements with 16 management and professional personnel, entitling them to severance benefits in the event their employment with the Company is terminated under certain circumstances following a change of control, as defined in the agreements. For this purpose, the Contour Transaction constituted a change of control. The severance benefits amount to salary continuation for 12 to 24 months, based on the employee's highest compensation rate during the two years prior to termination, depending on the individual. Pursuant to a severance agreement with Mr. Rankin, the Company made payments to Mr. Rankin totaling $165,000 in 1997.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information as of March 31, 1998, with respect to the Common Stock and $2.625 Preferred owned beneficially, directly or indirectly, by persons (other than the 401(k) Plan) known by the Company to own beneficially more than five percent of any class of its capital stock, each of the Company's directors, the Named Executive Officers and by all of its current directors and executive officers as a group.

                                           COMMON   PERCENT  PREFERRED PERCENT
NAME OF BENEFICIAL OWNER                   STOCK    OF CLASS   STOCK   OF CLASS
------------------------                 ---------- -------- --------- --------
Bessemer Holdings, L.P. and Contour
 Production Company L.L.C.(/1/)........  75,000,000   59.7%       --      --
David C. Baggett(/2/)..................     191,666      *        --      --
Thomas E. Baker........................          --     --        --      --
John F. Bookout(/3/)...................          --     --        --      --
John J. Conklin, Jr....................      71,037      *        --      --
Ralph P. Davidson(/4/).................     154,862      *        --      --
Adam P. Godfrey(/3/)...................          --     --        --      --
Dallas D. Laumbach(/2/)................     575,000      *        --      --
William J. Murray(/5/).................      81,805      *     2,000       *
Ogden M. Phipps(/3/)...................          --     --        --      --
William C. Rankin(/6/).................          --     --        --      --
Ward W. Woods(/3/).....................          --     --        --      --
All current directors and executive of-
 ficers as a group (10 persons)(/7/)...   1,074,370      *     2,000       *

--------
 * Less than 1%
(1) Bessemer Holdings, L.P. ("Bessemer") owns a majority of the membership interests in Contour. Contour's and Bessemer's address is 630 Fifth Avenue, 39th Floor, New York, New York 10111. Based on a Statement on
    Schedule 13-D filed with the SEC, Contour and Bessemer are each deemed to beneficially own the shares of Common Stock held of record by Contour. JFB Squared, Ltd. and Bevairohn, Ltd., partnerships controlled by John F. Bookout, Chairman, President and Chief Executive Officer of the Company, and three other investment partnerships having the same general partner as Bessemer own the remaining interests in Contour and may be deemed to beneficially own the Common Stock held by Contour. Contour has agreed, subject to certain limitations, to vote for the election of Mr. Bookout as a director of the Company.
(2) Represents shares of Common Stock subject to vested options under the NSO Plan.
(3) Excludes 75.0 million shares of Common Stock held by Contour, in which Messrs. Bookout, Godfrey, Phipps and Woods and partnerships controlled by Mr. Bookout have an indirect interest and as to which each of Messrs. Godfrey, Phipps and Woods have disclaimed beneficial ownership.
(4) Includes 122,253 shares of Common Stock held by Mr. Davidson's wife and 609 shares of Common Stock held by his daughter.
(5) Represents shares of $2.625 Preferred held in Mr. Murray's defined benefit pension plan.
(6) Mr. Rankin left the Company in March 1997.
(7) See notes 2 through 5 above.

CHANGE OF CONTROL

  On February 15, 1996, Contour acquired 48.0 million newly issued shares of Common Stock from the Company for $48.0 million. On December 1, 1997, Contour purchased an additional 27.0 million newly issued shares of Common Stock for $27.0 million. As of December 31, 1997, Contour owned 75.0 million shares of Common Stock, or 59.7% of the outstanding Common Stock, which represented 58.8% of the total voting power of the outstanding voting stock of the Company. According to a Schedule 13D filed with the Securities and Exchange Commission by Contour, the funds used by Contour in both cases were provided by its members.

                             CERTAIN TRANSACTIONS

  Kelley Oil was the managing general partner of Kelley Partners prior to the merger of Kelley Partners into the Company in March 1996 and is the managing general partner of DDPs sponsored prior to the Consolidation to conduct development drilling operations on selected properties of the Company. Kelley Oil was reimbursed by Kelley Partners and the DDPs for all appropriate administrative and overhead expenses incurred in the administration of these partnerships aggregating approximately $1.6 million net of intercompany eliminations in 1995. Kelley Oil was also reimbursed by these affiliated programs for direct costs incurred and advanced in connection with their lease acquisition, exploration and development activities aggregating approximately $6.1 million in 1995.

  Following the removal of David L. Kelley as Chairman, President and Chief Executive Officer of the Company in October 1995, the Company entered into consulting arrangements with Mr. Kelley at a monthly rate of $10,000 through December 31, 1996. The Company also entered into a termination and settlement agreement with Mr. Kelley, providing for (i) severance benefits to Mr. Kelley aggregating $467,000 payable in monthly installments through December 31, 1996, (ii) transfer to Mr. Kelley of title to his corporate automobile with an estimated value of $24,000, (iii) assumption of his unfunded subscriptions for units in the 1992 DDP and the 1994 DDP in exchange for those units pursuant to their respective partnership agreements, (iv) miscellaneous benefits with a total estimated value of $75,000 and (v) an undertaking to pay Mr. Kelley an amount equal to any federal income tax liability incurred by him as special general partner of Kelley Partners and its operating partnership upon any merger of Kelley Partners or its operating partnership into the Company, as a result of which the Company paid Mr. Kelley $70,000 in connection with the March 1996 merger of Kelley Partners into the Company.

  During 1995, the Company entered into change of control agreements with 16 employees. See "Management--Change of Control and Severance Agreements".

  Pursuant to the Contour Transaction, Contour purchased 48.0 million newly issued shares of Common Stock on February 15, 1996, for $48.0 million and an option to purchase an additional 27.0 million shares of Common Stock for $27.0 million, which option was exercised December 1, 1997 to fund a portion of the purchase price of the SPR Acquisition. In connection with the Contour Transaction, the Company granted certain registration rights to Contour with respect to Common Stock held or acquired by Contour.

  In connection with the Contour Transaction, the Company entered into an agreement (the "Advisory Agreement") with Bessemer Partners & Co. ("BPCO"), an affiliate of Bessemer, providing for the engagement of BPCO to provide the Company with financial advisory services for a term expiring at the end of 1998. Under the Advisory Agreement, BPCO has assisted the Company in arranging a new credit facility and negotiating the related agreements and is assisting the Company in restructuring its current capital structure. For its services under the Advisory Agreement, BPCO received an advisory fee of $2.0 million at the closing of the Contour Transaction and $500,000 in each of December 1996 and 1997 and is entitled to receive $500,000 in December 1998. In addition, BPCO is entitled to reimbursement of expenses incurred in connection with rendering advisory services. The Company also has agreed to indemnify BPCO and its affiliates against certain liabilities under the Advisory Agreement.

  It is the policy of the Company to structure any transactions between the Company and its officers, directors, principal stockholders or other affiliates only on terms no less favorable to the Company than terms that could be obtained on an arms-length basis from unrelated parties and only upon approval by a majority of the Company's independent and disinterested directors.

                      DESCRIPTION OF THE CREDIT FACILITY

  On December 1, 1997, in connection with the SPR Acquisition, the Company, Kelley Oil and Kelley Operating (collectively, the "Borrowers") entered into an Amended and Restated Credit Agreement with a group of financial institutions and Chase Texas, as Agent. The Credit Facility provides for a three-year, senior secured $140.0 million revolving credit facility. Availability under the Credit Facility is subject to a borrowing base based upon, among other things, the proved oil and gas reserves and other assets of the Borrowers and the market prices for oil and natural gas. The borrowing base is redetermined at least semiannually by the Agent, with the consent of the other lenders, and may be redetermined more frequently at the election of the lenders or the Borrowers. If the aggregate principal amount of outstanding loans and letters of credit under the Credit Facility exceeds the then-current borrowing base, the Company is required to repay 50% of such excess within 90 days and the remainder of such excess within 180 days unless such excess is the result of the redetermination of the borrowing base following an asset sale, in which case such excess must be repaid on the date of such redetermination.

  In connection with the Second Amendment to the Credit Agreement dated April 14, 1998, the borrowing base was set at $138.0 million and the Threshold Amount, which is the amount that would ordinarily be made available by the lenders to a similar borrower under a borrowing base, was set at $125.0 million. As a result of the sale of certain properties, effective July 24, 1998, the Threshold Amount was reduced by $8.0 million. The proceeds from the sale were used to reduce outstanding borrowings under the Credit Facility. The excess of the borrowing base over the Threshold Amount temporarily provides the Company with additional liquidity following the SPR Acquisition. The Second Amendment provides that the next scheduled redetermination of the borrowing base and the Threshold Amount, which is redetermined at the time the borrowing base is redetermined, will be on November 1, 1998 and that the borrowing base will not exceed the Threshold Amount after that date. There can be no assurance that the borrowing base will not be reduced in the future.

  Borrowings under the Credit Facility bear interest, at the option of the Borrowers, at either (i) LIBOR plus 1.0% to 1.75% (depending on the level of utilization of the borrowing base) or (ii) the higher of (a) the federal funds rate plus 0.5% to 0.75% and (b) the Agent's prime rate, plus 0.00% to 0.25% (depending upon the utilization of the borrowing base). The Borrowers will incur a quarterly commitment fee ranging from 0.30% to 0.5% per annum on the average unused portion of the borrowing base, depending upon the level of utilization.

  The Credit Facility contains covenants which, among other things, limit the ability of the Borrowers to incur debt, enter into lease transactions, incur liens, pay dividends or similar payments, enter into hedging transactions, merge with other entities and prepay indebtedness. In addition, the Company is required to maintain certain financial ratios, including a minimum leverage ratio and a minimum interest coverage ratio. The Credit Agreement contains provisions that prohibit the modification of the Indenture in a manner adverse to the lenders.

  In addition to customary events of default, the Credit Agreement provides that a reduction in Bessemer's or its affiliates' ownership of the Company's common stock below 20% will be an event of default.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

  The Company has outstanding 7 7/8% Convertible Subordinated Notes due 1999 (the "7 7/8% Subordinated Notes") in the aggregate principal amount at maturity of $34.1 million and 8 1/2% Convertible Subordinated Debentures due April 1, 2000 (the "8 1/2% Subordinated Debentures") in the aggregate principal amount of $26.9 million (together, the "Subordinated Debt"). Each $1,000 face value amount of the 7 7/8% Subordinated Notes is convertible into
71.263 shares of the Company's Common Stock or 35.632 shares of the Company's Common Stock and 7.435 shares of Preferred Stock. Each $1,000 face value amount of the 8 1/2% Subordinated Debentures is convertible into 51.864 shares of the Company's Common Stock or 25.932 shares of the Company's Common Stock and 5.411 shares of Preferred Stock.

                           DESCRIPTION OF THE NOTES

  The Notes are to be issued as a separate series of notes under an Indenture, dated as of May 29, 1998 (the "Indenture"), among the Company, Kelley Oil Corporation, Kelley Operating Company, Ltd. and United States Trust Company of New York, as trustee (the "Trustee"). Unless otherwise indicated, references in this "Description of the Notes" section to "Notes" include the Outstanding Notes, if any, that remain outstanding following consummation of the Exchange Offer. The following summary, which describes certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and the Notes, including the definitions of certain terms therein and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended. Copies of the Indenture and the Registration Agreement are available upon request from the Company.

  On October 29, 1996, the Company issued $125,000,000 aggregate principal amount of 10 3/8% Senior Subordinated Notes pursuant to an Indenture dated as of October 15, 1996 among the Company, as issuer, the Subsidiary Guarantors, as guarantors, and United States Trust Company of New York, as Trustee (the "Existing Indenture"). Those notes, designated Series A, were subsequently exchanged for an equal principal amount of notes, designated Series B (the "Existing Notes"), issued under the Existing Indenture and having an identical interest rate, maturity and other terms as the Series A notes, which exchange was made pursuant to an exchange offering registered with the Securities and Exchange Commission. The Indenture has terms that are substantially equivalent to the terms of the Existing Indenture. The Notes will have an identical interest rate and maturity as, and will rank parri passu in right of payment with, the Existing Notes.

GENERAL

  The Notes offered hereby will be unsecured senior subordinated obligations of the Company, limited to $30 million aggregate principal amount, and will mature on October 15, 2006. The Notes will bear interest at the rate per annum of 10 3/8% from the date of issuance of the Notes, payable semiannually to Holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing on the first such payment date following the issuance of the Notes. Accrued and unpaid interest on the Outstanding Notes that are exchanged for Notes will be payable on or before the first April 15 or October 15 following such exchange. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at 1% per annum in excess of such rate. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

  The Indenture provides for the issuance of up to $50.0 million aggregate principal amount of additional Notes having terms and conditions identical to those of the Notes offered hereby (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes offered hereby and will vote on all matters with the Notes offered hereby. Unless the context otherwise requires, for purposes of this "Description of the Notes," references to the Notes include Additional Notes.

OPTIONAL REDEMPTION

  Except as set forth in the following paragraph the Notes will not be redeemable at the option of the Company prior to October 15, 2001. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

                                                   REDEMPTION
           PERIOD                                    PRICE
           ------                                  ----------
           2001...................................  105.188%
           2002...................................  102.594
           2003 and thereafter....................  100.000

  In addition, at any time and from time to time prior to October 15, 1999, the Company may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 110.375% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that either at least $18.0 million aggregate principal amount of the Notes must remain outstanding after each such redemption or such redemption must retire the Notes in their entirety.

  Notwithstanding the preceding two paragraphs, the Company will not be permitted to redeem the Existing Notes unless, substantially concurrently with such redemption, the Company redeems an aggregate principal amount of Notes (rounded to the nearest integral multiple of $1,000) equal to the product of:
(1) a fraction, the numerator of which is the aggregate principal amount of Existing Notes to be so redeemed and the denominator of which is the aggregate principal amount of Existing Notes outstanding immediately prior to such proposed redemption and (2) the aggregate principal amount of Notes outstanding immediately prior to such proposed redemption. Similarly, the Company will not be permitted to redeem the Notes unless, substantially concurrently with such redemption, the Company redeems an aggregate principal amount of Existing Notes (rounded to the nearest integral multiple of $1,000) equal to the product of: (1) a fraction, the numerator of which is the aggregate principal amount of Notes to be so redeemed and the denominator of which is the aggregate principal amount of Notes outstanding immediately prior to such proposed redemption and (2) the aggregate principal amount of Existing Notes outstanding immediately prior to such proposed redemption.

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SINKING FUND

  There will be no sinking fund payments for the Notes.

SUBSIDIARY GUARANTIES

  Kelley Operating, Kelley Oil and each other Restricted Subsidiary of the Company (other than the Programs) that has total net assets as of the end of the most recent fiscal year (as set forth on the balance sheet of such Restricted Subsidiary prepared in accordance with GAAP) equal to or greater than the greater of $2.5 million and one percent (1%) of Adjusted Consolidated Net Tangible Assets as of such date, has issued a Subsidiary Guaranty of the Notes as described herein. Each Subsidiary Guarantor, as primary obligor and not merely as surety, will irrevocably and unconditionally guarantee on a senior subordinated basis the performance and the punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all the obligations of the Company under the Indenture and the Notes (all such obligations guaranteed by the Subsidiary Guarantors being herein called the "Guaranteed Obligations" and each such Subsidiary Guaranty being herein called a "Subsidiary Guaranty"). Each Subsidiary Guaranty is limited in amount to an amount not to exceed the maximum amount that can, after giving effect to all other contingent and fixed liabilities of the applicable Subsidiary Guarantor, be guaranteed by such Subsidiary Guarantor without rendering such Subsidiary Guaranty voidable under applicable law relating to fraudulent transfer or fraudulent conveyance or similar laws affecting the rights of creditors generally. Each Subsidiary Guarantor has agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee and the Holders in enforcing any rights under the Subsidiary Guaranty with respect to such Subsidiary Guarantor.

  Each Subsidiary Guaranty is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations,
(b) be binding upon the relevant Subsidiary Guarantor and (c) enure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

  Pursuant to the Indenture, any Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the same extent the Company may consolidate with, merge with or into, or transfer all or substantially all its assets to, any other Person; provided, however, that if such Person is not the Company or a Subsidiary Guarantor, such Subsidiary Guarantor's obligations under the Indenture and its Subsidiary Guaranty must be expressly assumed by such other Person. However, upon the sale or disposition (by merger or otherwise) of any Subsidiary Guarantor to an entity (other than to the Company or a Subsidiary Guarantor) permitted by the Indenture, such Subsidiary Guarantor will be released and relieved from all its obligations under its Subsidiary Guaranty. See "-- Certain Covenants--Merger and Consolidation".

RANKING

  The indebtedness evidenced by the Notes and any Subsidiary Guaranty will be unsecured, and will be subordinated in right of payment, as set forth in the Indenture, to the prior payment of all existing and future Senior Indebtedness of the Company or Senior Indebtedness of the applicable Subsidiary Guarantor, as the case may be, including the Company's and such Subsidiary Guarantor's obligations under the Credit Agreement. As of June 30, 1998, the Company had approximately $101.1 million of Senior Indebtedness outstanding, $100.6 million of which represented Secured Indebtedness.

  Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes and only Indebtedness of a Subsidiary Guarantor that is Senior Indebtedness of such Subsidiary Guarantor will rank senior to such Subsidiary Guarantor's Subsidiary Guaranty, in each case in accordance with the provisions of the Indenture. The Notes and the Subsidiary Guaranties will rank pari passu with all other Senior Subordinated Indebtedness of the Company (including the Existing Notes) or Senior Subordinated Indebtedness of the relevant Subsidiary Guarantor (including the

Existing Subsidiary Guaranties), as the case may be. As of June 30, 1998, the Company had approximately $120.9 million of Senior Subordinated Indebtedness outstanding, excluding the Notes. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, and it will not permit any Subsidiary Guarantor to Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured.

  Substantially all the operations of the Company are currently conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes, even though such obligations may not constitute Senior Indebtedness. The Notes and each Subsidiary Guaranty, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company (other than the relevant Subsidiary Guarantor). As of June 30, 1998, the Company's subsidiaries (other than the Subsidiary Guarantors) had no liabilities to any Person other than the Company and its subsidiaries, other than their guaranties of the Credit Facility. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications; moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "--Certain Covenants-- Limitation on Sale or Issuance of Capital Stock of Restricted Subsidiaries".

  The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior

Indebtedness, the Company must resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

  Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

  If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration.

  The obligations of a Subsidiary Guarantor under its Subsidiary Guaranty, as they relate to the principal of and interest on the Notes, are unsecured senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty, as they relate to the principal of and interest on the Notes.

  By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Noteholders.

  Notwithstanding the foregoing, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below will not be contractually subordinated in right of payment to any Senior Indebtedness or subject to the restrictions described herein.

CERTAIN DEFINITIONS

  "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in the Oil and Gas Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in the Oil and Gas Business.

  "Adjusted Consolidated Assets" means at any time the total amount of assets of the Company and its consolidated Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), after deducting therefrom all current liabilities of the Company and its consolidated Restricted Subsidiaries (excluding intercompany items), all as set forth on the consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as of the end of the most recent fiscal quarter ended at least 45 days prior to the date of determination.

  "Adjusted Consolidated Net Tangible Assets" or "CNTA" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company's most recently completed fiscal year, which reserve report is prepared or reviewed by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenues of (A) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries attributable to any material acquisition consummated since the date of such year-end reserve report, and (B) estimated oil and gas reserves of the Company and its Restricted Subsidiaries attributable to material extensions, discoveries and other additions and upward determinations of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which would, in the case of determinations made pursuant to clauses (A) and (B), in accordance with standard industry practice, result in such additions or revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenues of (C) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries produced or disposed of since the date of such year-end reserve report and (D) reductions in the estimated oil and gas reserves of the Company and its Restricted Subsidiaries since the date of such year-end reserve report attributable to material downward determinations of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which would, in the case of determinations made pursuant to clauses (C) and (D), in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change which is an increase, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer, (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributed, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (iv) the greater of (I) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the date of the Company's latest audited financial statements (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed), minus (b) the sum of
(i) minority interests, (ii) any gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements, (iii) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties, (iv) the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto and (v) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenues specified in the immediately preceding clause
(a)(i) (utilizing the same prices utilized in the Company's year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Restricted Payments", "--Certain Covenants-- Limitations on Sales of Assets and Subsidiary Stock" and "--Certain Covenants--Limitation on Affiliate Transactions" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. Shareholders and Affiliates of Bessemer Securities Corporation ("BSC") that would not be Affiliates of the Company other than by reason of being shareholders or Affiliates of BSC and that neither in fact participate in the management of any of BSC, Bessemer, Holdings or the Company, nor are controlled by BSC, Bessemer, Holdings, the Company, or any of their respective Affiliates who in fact participate in the management of any of BSC, Bessemer, Holdings or the Company, shall not be deemed to be "Affiliates" of the Company.

  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or
(iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary. Notwithstanding the foregoing, none of the following shall be deemed to be an Asset Disposition: (1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (2) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments"), (3) the sale or transfer (whether or not in the ordinary course of business) of oil and gas properties or direct or indirect interests in real property; provided, however, that at the time of such sale or transfer such properties do not have associated with them any proved reserves, (4) the abandonment, farm-out, lease or sublease of developed or undeveloped oil and gas properties in the ordinary course of business, (5) the trade or exchange by the Company or any Restricted Subsidiary of any oil and gas property owned or held by the Company or such Restricted Subsidiary for any oil and gas property owned or held by another Person or (6) the sale or transfer of hydrocarbons or other mineral products or surplus or obsolete equipment in the ordinary course of business.

  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the Sale/Leaseback Transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Banks" has the meaning specified in the Credit Agreement.

  "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" means each day which is not a Legal Holiday (as defined in the Indenture).

  "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Change of Control" means the occurrence of any of the following events:

    (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (i)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

    (ii) during any period of two consecutive years from and after the Original Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

    (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition (other than an Asset Disposition involving assets having a fair market value of less than the greater of one percent (1%) of Adjusted Consolidated Net Tangible Assets as of the end of the Company's then most recently completed fiscal year and $2.0 million), then EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition (including by way of lease) of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

  "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating (i) all intercompany items between the Company and any Restricted Subsidiary and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication,
(i) interest expense attributable to capital leases and imputed interest with respect to Attributable Debt, (ii) capitalized interest, (iii) non-cash interest expenses, (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (v) net costs (including amortization of fees and upfront payments) associated with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in the Company and its Restricted Subsidiaries being net payees as to future payouts under such caps or options, and interest rate and currency swaps and forwards for which the Company or any of its Restricted Subsidiaries has paid a premium, (vi) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, to the extent that, by the terms of the Preferred Stock, failure to pay such dividends would result in a bankruptcy of the issuer thereof and (vii) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary or secured by a Lien on assets of the Company or any Restricted Subsidiary to the extent such Indebtedness constitutes
Indebtedness of the Company or any Restricted Subsidiary (whether or not such Guarantee or Lien is called upon); provided, however, "Consolidated Interest Expense" shall not include any (w) amortization of costs relating to debt issuances (including the amortization of debt discount) other than the amortization of debt discount related to the issuance of securities with an original issue price of not more than 90% of the principal thereof, (x) amortization of debt discount to the extent it relates to revaluations of financial instruments recognized in connection with the Consolidation, (y) Consolidated Interest Expense with respect to any Indebtedness Incurred pursuant to clause (b)(8) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (z) noncash interest expense Incurred in connection with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in the Company and its Restricted Subsidiaries being either neutral or net payors as to future payouts under such caps or options.

  "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(E) thereof.

  "Consolidated Net Tangible Assets", as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of: (i) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (ii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors; (iii) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied; (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (v) treasury stock; (vi) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and (vii) Investments in and assets of Unrestricted Subsidiaries.

  "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus
(ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

  "Credit Agreement" means that certain Credit Agreement, dated as of February 14, 1996, by and among the Company and Texas Commerce Bank National Association (or any successor thereto or replacement thereof), as agent and as a lender, and certain other institutions, as lenders, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, including the Amended and Restated Credit Agreement, dated as of December 1, 1997, by and among the Company, Kelley Oil and Kelley Operating, as borrowers, certain other Subsidiaries of the Company, as guarantors, Texas Commerce Bank National Association, as agent and a lender, and certain other institutions, as lenders.

  "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, production payments, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

  "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) all the obligations of the Company or any Restricted Subsidiary under any Credit Facility and (ii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock to the extent that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, it (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable, in whole or in part, at the option of the holder thereof, in each case described in the immediately preceding clauses (i), (ii) or (iii), on or prior to the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "--Certain Covenants--Limitation on

Sales of Assets and Subsidiary Stock" and "--Certain Covenants--Change of Control"; provided further, however, that the Company's Convertible Exchangeable Preferred Stock outstanding on the Original Issue Date shall not be deemed Disqualified Stock.

  "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

  "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) provision for taxes based on income or profits, (b) depletion and depreciation expense, (c) amortization expense, (d) exploration costs and (e) all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period except such amounts as the Company determines in good faith are nonrecurring), and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

  "Equity Offering" means a primary offering, whether public or private, of shares of common stock of the Company.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Existing Indenture" means the Indenture, dated as of October 15, 1996, among the Company, as Issuer, certain of its subsidiaries, as Subsidiary Guarantors, and the United States Trust Company of New York, as Trustee.

  "Existing Notes" means the Securities issued under the Existing Indenture and outstanding on the Issue Date.

  "Existing Subsidiary Guarantee" means any Subsidiary Guarantee under the Existing Indenture, whether in effect on the Issue Date or thereafter Incurred.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Original Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

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

  "Guarantee" means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Oil and Gas Hedging Contract, Interest Rate Agreement or Currency Agreement.

  "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;
(ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than six months after the date of taking delivery of title to such property), including all obligations of such Person for the deferred purchase price of property under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of such Person relating to any Production Payment or in respect of production imbalances (but excluding production imbalances arising in the ordinary course of business); (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment); (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such first-mentioned Person (whether or not such obligation is assumed by such first-mentioned Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and (ix) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

  It is understood that none of the following shall constitute Indebtedness:
(i) indebtedness arising from agreements providing for indemnification or adjustment of purchase price or from guarantees securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of the Company, other than guarantees or similar credit support by the Company or any of its Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; (ii) any trade payables and other accrued current liabilities incurred in the ordinary course of business as the deferred purchase price of property; (iii) obligations arising from guarantees to suppliers, lessors, licensees, contractors, franchisees or customers incurred in the ordinary course of business; (iv) obligations (other than express Guarantees of indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (A) the sale or discount of accounts receivable, (B) trade acceptances and (C) endorsements of instruments for deposit in the ordinary course of business; (v) obligations in respect of performance bonds provided by the Company or its Subsidiaries in the ordinary course of business and refinancings thereof; (vi) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such obligation is extinguished within two business days of its incurrence; and (vii) obligations in respect of any obligations under workers' compensation laws and similar legislation.

  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

  "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers or joint interest partners or drilling partnerships sponsored by the Company or any Restricted Subsidiary in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "--Certain Covenants-- Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

  "Issue Date" means May 29, 1998, the date on which the Outstanding Notes were originally issued.

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

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Limited Recourse Indebtedness" means, with respect to any Production Payments, Indebtedness, the terms of which limit the liability of the Company and its Restricted Subsidiaries solely to the hydrocarbons covered by such Production Payments; provided, however, that no default with respect to such Indebtedness would permit any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than 15% during a fiscal quarter in the discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause
(a)(i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist and (ii) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under "-- Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock".

  "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees (including financial and other advisory fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

  "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Net Present Value" means, with respect to any proved hydrocarbon reserves, the discounted future net revenues associated with such reserves, determined in accordance with the rules and regulations (including interpretations thereof) of the SEC in effect on the Original Issue Date.

  "Net Working Capital" means (a) all current assets of the Company and its Restricted Subsidiaries minus (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, determined in accordance with GAAP.

  "Oil and Gas Business" means the business of the exploration for, and exploitation, development, acquisition, production, processing (but not refining), marketing, storage and transportation of, hydrocarbons, and other related energy and natural resource businesses (including oil and gas services businesses related to the foregoing).

  "Oil and Gas Hedging Contract" means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.

  "Original Issue Date" means October 29, 1996, being the date on which the Company's 10 3/8% Senior Subordinated Notes, Series A, were originally issued.

  "Permitted Business Investment" means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including (i) ownership interests in oil and gas properties, processing facilities, gathering systems or ancillary real property interests and (ii) Investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties.

  "Permitted Holders" means (i) the members of Contour Production Company L.L.C., a Delaware limited liability company ("Contour"), as of the Original Issue Date (the "Contour Group"), (ii) Contour, so long as Contour is controlled (as defined in the definition of "Affiliate" above), directly or indirectly, by the Contour Group, (iii) officers, principals, employees, direct or indirect owners or Affiliates of Persons described in clauses (i) or
(ii), (iv) Persons who beneficially own Voting Stock of the Company on the Original Issue Date and (v) officers or employees of the Company or any of its Subsidiaries as of the Original Issue Date.

  "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is an Oil and Gas Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is an Oil and Gas Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants-- Limitation on Sales of Assets and Subsidiary Stock" and (ix) Permitted Business Investments.

  "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person (including Liens securing Indebtedness of the pollution control or revenue bond type); provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (g) Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) or (b)(8) under "--Certain Covenants--Limitation on Indebtedness"; provided, however, that any such Lien securing Indebtedness described in such clause (b)(8) shall be limited to the hydrocarbons related thereto and any gathering systems utilized in gathering and transporting such hydrocarbons; (h) Liens existing on the Original Issue Date or created since the Original Issue Date and existing on the Issue Date and otherwise permitted under the Existing Indenture; (i) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person (or, in the case of the Company, to a Wholly Owned Subsidiary); (l) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; (m) Liens arising in the ordinary course of business in favor of the United States, any state thereof, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute; (n) Liens to secure any Refinancing (or successive Refinancing) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (h), (i) and (j); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (f), (h), (i) or (j) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing; (o) Liens on, related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof; (p) Liens on pipeline or pipeline facilities which arise out of operation of law; (q) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases; and (r) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing (but not the refining) of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other similar agreements which are customary in the Oil and Gas Business. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clause (f), (i) or (j) above to the extent (A) such Lien applies to any Additional Assets or Permitted Business Investment acquired directly or indirectly from Net Available Cash pursuant to clause (a)(i)(B) or paragraph
(c) of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and (B) the fair value of such Additional Assets or Permitted Business Investment is less than the sum of (x) the amount of Indebtedness secured by such Lien plus (y) the amount of Net Available Cash so invested in such Additional Assets or Permitted Business Investment.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

  "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

  "Programs" means Kelley Partners 1992 Development Drilling Program, a Texas limited partnership, and Kelley Partners 1994 Development Drilling Program, a Texas limited partnership, together with Kelley Partners 1992 Development Drilling Joint Venture, a Texas general partnership, Kelley Partners 1994 Development Drilling Joint Venture, a Texas general partnership, and each of their respective successors.

  "Public Market" means any time when at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

  "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness (including an Incurrence pursuant to clause (ii) of the first or third paragraph of the covenant described under "--Certain Covenants--Merger and Consolidation"). "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture including Indebtedness that Refinances Refinancing Indebtedness and Indebtedness that is deemed to be Incurred at the time of a merger or consolidation pursuant to clause (ii) of the first or third paragraph of the covenant described under "--Certain Covenants--Merger and Consolidation", provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary (other than a Subsidiary Guarantor) that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

  "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

  "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (y) dividends or distributions payable solely to the Company or a Restricted Subsidiary, and (z) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

  "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

  "SEC" means the Securities and Exchange Commission.

  "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

  "Senior Indebtedness" means with respect to any Person (i) Indebtedness of such Person, and all obligations of such Person under any Credit Facilities, whether outstanding on the Original Issue Date or thereafter Incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating such Person to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, with respect to obligations described in the immediately preceding clause (i) or (ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes or the applicable Subsidiary Guaranty, as the case may be; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary of such Person, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture (other than, in the case of the Company or any of its Restricted Subsidiaries, Indebtedness under any Credit Facility that is Incurred on the basis of a representation by the Company to the applicable lenders that such Person is permitted to Incur such Indebtedness under the Indenture).

  "Senior Subordinated Indebtedness" means (i) with respect to the Company, the Existing Notes, the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness and (ii) with respect to a Subsidiary Guarantor, the Subsidiary Guaranty of such Subsidiary Guarantor, the Existing Subsidiary Guarantee of such Subsidiary Guarantor and any other Indebtedness of such Subsidiary Guarantor that specifically provides that such Indebtedness is to rank pari passu with such Subsidiary Guaranty in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Subsidiary Guarantor which is not Senior Indebtedness.

  "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

  "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

  "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or
(iii) one or more Subsidiaries of such Person.

  "Subsidiary Guarantors" means Kelley Operating, Kelley Oil and each other Restricted Subsidiary of the Company (other than the Programs) that (i) has total net assets as of the end of the most recent fiscal year (as set forth on the balance sheet of such Subsidiary prepared in accordance with GAAP) equal to or greater than the greater of $2.5 million and one percent (1%) of Adjusted Consolidated Net Tangible Assets as of such date and (ii) delivers a Subsidiary Guaranty.

  "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes, which Guarantee will be subordinated to Senior Indebtedness of such Subsidiary Guarantor on substantially the same terms as the Notes are subordinated to Senior Indebtedness of the Company. Any such Subsidiary Guaranty (i) will be substantially in the form prescribed by the Indenture, (ii) will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering such Subsidiary Guaranty, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally and (iii) will provide that, upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor permitted by the Indenture, such Subsidiary Guarantor shall be released from all its obligations under its Subsidiary Guaranty.

  "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a Person (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

  "Total Assets" of the Company means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

  "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

  "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

CERTAIN COVENANTS

  The Indenture contains covenants including, among others, the following:

    Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or a Subsidiary Guarantor may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds (i) 2.0 to 1.0, if such Indebtedness is Incurred on or prior to September 30, 1999,
  (ii) 2.25 to 1.0, if such Indebtedness is Incurred after September 30, 1999 and on or prior to September 30, 2001, and (iii) 2.5 to 1.0 if such Indebtedness is Incurred after September 30, 2001.

    (b) Notwithstanding the foregoing paragraph (a), the Company and any Restricted Subsidiary may Incur the following Indebtedness:

       (1) Indebtedness of the Company Incurred pursuant to any Credit Facility, so long as the aggregate principal amount of all Indebtedness outstanding under all Credit Facilities does not, at any one time, exceed the aggregate amount of borrowing availability as of such date under all Credit Facilities that determine availability on the basis of a borrowing base or other asset-based calculation; provided, however, that in no event shall the aggregate principal amount of Indebtedness Incurred pursuant to this clause (1) outstanding at any one time exceed $250.0 million; provided further, however, that if the Company or a Subsidiary Guarantor Incurs any Indebtedness pursuant to this clause (1) that would cause the total principal amount of Indebtedness outstanding under this clause (1) to exceed an amount equal to $150.0 million (less the aggregate amount of all Net Available Cash of Asset Dispositions applied to reduce Senior Indebtedness pursuant to clause (a)(i)(A) of the covenant described under the caption "--Limitation on Sales of

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

          Assets and Subsidiary Stock"), the Consolidated Coverage Ratio on the date of such Incurrence must be at least 2.0 to 1.0;

       (2) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

       (3) The Notes and the Subsidiary Guaranties and the Existing Notes and Existing Subsidiary Guarantees;

       (4) Indebtedness outstanding on the Original Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant) and Indebtedness Incurred prior to the Issue Date that was permitted under Section 4.03(a), 4.03(b)(5), 4.03(b)(6),
          4.03(b)(7) or 4.03(b)(13) of the Existing Indenture;

       (5) Indebtedness or Preferred Stock of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds (i) 1.8 to 1.0, if such Indebtedness is Incurred on or prior to September 30, 1999,
          (ii) 2.05 to 1.0, if such Indebtedness is Incurred after September 30, 1999 and on or prior to September 30, 2001, and (iii) 2.3 to 1.0, if such Indebtedness is Incurred after September 30, 2001.

       (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5) above, this clause (6) or clause (7) or (13) below; provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Restricted Subsidiary described in clause (5), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary or the Company;

       (7) Indebtedness of the Company or a Restricted Subsidiary represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in an Oil and Gas Business and in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (7) in any single calendar year shall not exceed $15.0 million;

       (8) Indebtedness with respect to Production Payments; provided, however, that any such Indebtedness shall be Limited Recourse Indebtedness; provided further, however, that the Net Present Value of the reserves related to such Production Payments shall not exceed 30% of the Total Assets of the Company at the time of Incurrence;

       (9) Indebtedness consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and its Restricted

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

          Subsidiaries pursuant to the Indenture or, prior to the Issue Date, pursuant to the Existing Indenture;

      (10) Indebtedness under Oil and Gas Hedging Contracts and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company;

      (11) Indebtedness in respect of letters of credit issued for the benefit of the Company or any of its Restricted Subsidiaries to the extent they are issued in connection with the ordinary course of business of the Company and its Restricted Subsidiaries, Incurred in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed $15.0 million;

      (12) Indebtedness of the Company or a Restricted Subsidiary Incurred to finance capital expenditures (or Refinancings thereof) in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, does not exceed $10.0 million;

      (13) Indebtedness of the Company or a Restricted Subsidiary Incurred for the purpose of financing all or any part of the cost of acquiring oil and gas reserves, another Person (other than a Person that was, immediately prior to such acquisition, a Subsidiary of the Company) engaged in the Oil and Gas Business or all or substantially all the assets of such a Person; provided, however, that on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds
          (i) 1.8 to 1.0, if such Indebtedness is Incurred on or prior to September 30, 1999, (ii) 2.05 to 1.0, if such Indebtedness is Incurred after September 30, 1999 and on or prior to September 30, 2001, and (iii) 2.3 to 1.0 if such Indebtedness is Incurred after September 30, 2001; and

      (14) Indebtedness in an aggregate principal amount which, together with the principal amount of all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed the greater of 6% of Adjusted Consolidated Net Tangible Assets as of the end of the most recent fiscal year ending at least 90 days prior to the date of such Incurrence and $15.0 million.

    (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations; provided, however, that this paragraph (c) shall not prohibit the Company from refinancing at maturity any of its Subordinated Obligations outstanding on the Issue Date; provided, further, however, that this paragraph (c) shall not prohibit the Refinancing of the Company's 7 7/8% Convertible Subordinated Notes due 1999.

    (d) For purposes of determining compliance with the foregoing covenant,
  (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

    (e) Notwithstanding paragraphs (a) and (b) above, the Company shall not, and the Company shall not permit any Subsidiary Guarantor to, Incur (i) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness of such Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person or (ii) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith effective provision is made to secure the Notes or the relevant Subsidiary Guaranty equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

  Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Original Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Existing Notes were originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Original Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); (C) the aggregate Net Cash Proceeds received by the Company from the issue or sale subsequent to the Original Issue Date of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan; provided, however, that if such employee stock ownership plan incurs any Indebtedness with respect thereto, such aggregate amount shall be limited to an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to such Indebtedness; (D) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Original Issue Date, of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); and (E) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause
(3)(B) of paragraph (a) above (but only to the extent that such Net Cash Proceeds were used to purchase or redeem such Capital Stock as provided in this clause (i)); (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (iv) the repurchase of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed $1.0 million in any calendar year and $6.0 million in the aggregate during the period from and after the Original Issue Date; provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments; (v) amounts paid to holders of the Company's Convertible Exchangeable Preferred Stock to the extent such amounts do not exceed the amount of dividends in arrears through and including November 1, 1996 in respect of such Convertible Exchangeable Preferred Stock; provided, however, that at the time of payment of such amounts, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that the amount of such amounts shall be excluded in the calculation of the amount of Restricted Payments; (vi) dividends paid from time to time in respect of the Company's Convertible Exchangeable Preferred Stock (other than amounts permitted by clause (v) above); provided, however, that at the time of payment of such dividends, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that the amount of such dividends shall be included in the calculation of the amount of Restricted Payments; or (vii) other Restricted Payments in an aggregate amount not to exceed $10.0 million since the Original Issue Date; provided, however, that such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company or a Restricted Subsidiary,
(b) to make any loans or advances to the Company or a Restricted Subsidiary or
(c) to transfer any of its property or assets to the Company or a Restricted Subsidiary, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Original Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or
(ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

  Limitation on Sales of Assets and Subsidiary Stock. (a) In the event and to the extent that the Net Available Cash received by the Company or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Original Issue Date in any period of 12 consecutive months exceeds 10% of Adjusted Consolidated Assets as of the beginning of such 12-month period, then the Company shall (i) within 180 days (in the case of (A) below) or 360 days (in the case of (B) below) after the date such Net Available Cash so received exceeds such 10% of Adjusted Consolidated Assets (A) apply an amount equal to such excess Net Available Cash to repay Senior Indebtedness or Indebtedness of a Restricted Subsidiary, in each case owing to a Person other than the Company or any Affiliate of the Company or (B) invest an equal amount, or the amount not so applied pursuant to clause (A), in Additional Assets or a Permitted Business Investment, (ii) within 120 days of the expiration of the period described in clause (i) (B) above, apply such excess Net Available Cash, or the amount not applied pursuant to clause (i), to fund the purchase price of Existing Notes tendered in response to an Excess Proceeds Offer (as defined in the Existing Indenture) for the Existing Notes or (iii) apply such excess Net Available Cash (to the extent not applied pursuant to clause (i) or (ii)) as provided in the following paragraphs of the covenant described hereunder. The amount of such excess Net Available Cash required to be applied during the applicable period and not applied as so required by the end of such period shall constitute "Excess Proceeds".

  If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10.0 million, the Company must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the principal amount of such Notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment").

  The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by the Company under the covenant described hereunder and the Company is required to repurchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

  (b) In the event of the transfer of substantially all (but not all) the property and assets of the Company as an entirety to a Person in a transaction permitted by the covenant described under "--Merger and Consolidation", the Successor Company (as defined therein) shall be deemed to have sold the properties and assets of the Company not so transferred for purposes of the covenant described hereunder, and shall comply with the provisions of the covenant described hereunder with respect to such deemed sale as if it were an Asset Disposition and the Successor Company shall be deemed to have received Net Available Cash in an amount equal to the fair market value (as determined in good faith by the Board of Directors) of the properties and assets not so transferred or sold.

  (c) In the event of an Asset Disposition by the Company or any Restricted Subsidiary that consists of a sale of hydrocarbons and results in Production Payments, the Company or such Restricted Subsidiary shall apply an amount equal to the Net Available Cash received by the Company or such Restricted Subsidiary to (i) reduce Senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary, in each case owing to a Person other than the Company or any Affiliate of the Company, within 180 days after the date such Net Available Cash is so received, or (ii) invest in Additional Assets or a Permitted Business Investment within 360 days after the date such Net Available Cash is so received.

  Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $1.0 million, is set forth in writing and has been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction or (3) if such Affiliate Transaction involves an amount in excess of $10.0 million, has been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any sale of hydrocarbons or other mineral products or the entering into or performance of Oil and Gas Hedging Contracts, gas gathering, transportation or processing contracts or oil or natural gas marketing or exchange contracts, in each case, in the ordinary course of business, so long as the terms of any such transaction are approved by a majority of the members of the Board of Directors who are disinterested with respect to such transaction as being the most favorable of at least (x) two bids, quotes or proposals, at least one of which is from a Person that is not an Affiliate of the Company (in the event that the Company determines in good faith that it is able to obtain only two bids, quotes or proposals with respect to such transaction) or (y) three bids, quotes or proposals, at least two of which are from Persons that are not Affiliates of the Company (in all other circumstances), (ii) the sale to an Affiliate of the Company of Capital Stock of the Company that does not constitute Disqualified Stock, (iii) transactions contemplated by any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice, (iv) transactions between or among the Company and its Restricted Subsidiaries, (v) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "--Limitation on Restricted Payments", (vi) the transactions described in the Company's Offering Memorandum, dated
October 25, 1996, relating to the initial issuance of notes under the Existing Indenture, under the caption "Certain Transactions" and (vii) loans or advances to employees in the ordinary course of business and approved by the Company's Board of Directors in an aggregate principal amount not to exceed $1.0 million outstanding at any one time.

  Change of Control. (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), in accordance with the terms contemplated in paragraph (b) below.

  (b) Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

  (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "--Limitation on Indebtedness", "--Limitation on Liens" and "--Limitation on Sale/Leaseback Transactions". Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

  The Credit Agreement prohibits the Company from purchasing any Notes and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

  Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

  The provisions under the Indenture relating to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

  The Company will not be required to make an offer to purchase the Notes as a result of a Change of Control if a third party (i) makes such offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture relating to the Company's obligations to make such an offer and (ii) purchases all Notes validly tendered and not withdrawn under such an offer.

  Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary, (ii) if, immediately after giving effect to such issuance, sale or other disposition, the Company and its Restricted Subsidiaries would own less than 20% of the Voting Stock of such Restricted Subsidiary and have no greater economic interest in such Restricted Subsidiary, (iii) if, immediately after giving effect to such issuance, sale or other disposition, the Company and its Restricted Subsidiaries would own greater than 80% of the Voting Stock of such Restricted Subsidiary and have no lesser economic interest in such Restricted Subsidiary or (iv) to the extent such shares represent directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or Restricted Subsidiary.

  Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, to secure any Indebtedness that is not Senior Indebtedness of the Company or such Restricted Subsidiary, other than Permitted Liens, without effectively providing that the Notes or the applicable Subsidiary Guaranty shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

  Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Limitation on Indebtedness" and
(B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes or the applicable Subsidiary Guaranty pursuant to the covenant described under "--Limitation on Liens", (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property and (iii) the Company applies the proceeds of such transaction in compliance with the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock".

  Future Guarantors. Promptly after the end of the first fiscal year in which any Restricted Subsidiary (other than the Programs), at the end of such fiscal year, has total net assets (as set forth on the balance sheet of such Subsidiary prepared in accordance with GAAP) equal to or greater than the greater of $2.5 million and one percent (1%) of Adjusted Consolidated Net Tangible Assets, the Company shall cause such Restricted Subsidiary to issue a Subsidiary Guaranty for the benefit of the holders of the Notes.

  Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor

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Company") shall be a Person organized and existing under the laws of the
United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) or, if applicable, paragraph (b)(13), of the covenant described under "--Limitation on Indebtedness", (iv) immediately after giving effect to such transaction, the Successor Company shall have Adjusted Consolidated Net Tangible Assets in an amount that is not less than the Adjusted Consolidated Net Tangible Assets of the Company immediately prior to such transaction; and
(v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided, however, that clauses (iii) and (iv) shall not be applicable to any such transaction solely between the Company and any Restricted Subsidiary.

  The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets shall not be released from the obligation to pay the principal of and interest on the Notes.

  The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or series of transactions, all or substantially all its assets to any Person unless: (i) the resulting, surviving or transferee Person shall expressly assume by a guaranty agreement, in a form acceptable to the Trustee, all the obligations of such Subsidiary Guarantor, if any, under its Subsidiary Guaranty; (ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and, treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (iii) the Company delivers to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such guaranty agreement, if any, complies with the Indenture. Notwithstanding the foregoing, upon certain consolidations, mergers, conveyances, transfers and leases, the Subsidiary Guarantor and its successor or transferee shall be released from all of such Subsidiary Guarantor's obligations under its Subsidiary Guaranty as described in the definition of "Guarantee".

  SEC Reports. Notwithstanding that the Company may not at any time be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act (excluding however information with respect to benefit plans and long-term compensation arrangements) and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS

  An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "--Certain Covenants

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

--Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "--Certain Covenants--Limitation on Indebtedness", "-- Limitation on Restricted Payments", "--Limitation on Restrictions on Distributions from Restricted Subsidiaries", "--Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "--Limitation on Affiliate Transactions", "--Change of Control" (other than a failure to purchase Notes), "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", "--Limitation on Liens", "--Limitation on Sale/Leaseback Transactions", "--Future Guarantors" or "--SEC Reports", (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary (other than Limited Recourse Indebtedness) is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $10.0 million is rendered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") or (ix) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty if such default continues for a period of 10 days after notice thereof to the Company. However, a default under clauses (iv),
(v) and (viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

  If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly

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

prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during such fiscal year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereto.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or noncompliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note,
(iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption",
(v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions, (viii) make any change to the subordination provisions of the Indenture that would adversely affect the Noteholders or (ix) make any change in any Subsidiary Guaranty that could adversely affect such holder.

  Without notice to or the consent of any holder of the Notes, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to make any change to the subordination provisions that would limit or terminate the benefits available to any holder of Senior Indebtedness (or its Representative) to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consents to such change.

  The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

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

  After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

  The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

  The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses (iii) and (iv) under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under the first of paragraph of "--Certain Covenants--Merger and Consolidation" above. If the Company exercises its legal defeasance option or its covenant defeasance option each Subsidiary Guarantor, if any, will be released from all its obligations with respect to its Subsidiary Guaranty.

  In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

  United States Trust Company of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

  The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the

Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

                         BOOK-ENTRY; DELIVERY AND FORM

  The Notes initially will be represented by one permanent global Note in definitive, fully registered form without interest coupons (the "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC.

  Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of a participant through which the Note is held.

  Payments of the principal of, and interest on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

  The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or

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

more participants to whose account the DTC interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of an Note as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

  DTC has informed the Company that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  The Indenture requires that payments in respect of Notes (including principal, premium and interest) be made by wire transfer of immediately available funds to the account specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

  If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, or if there is an Event of Default under the Notes, the Company will issue Certificated Notes in exchange for the Global Note.

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

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes to initial purchasers of Outstanding Notes who are United States Holders (as defined below) and the principal United States federal income and estate tax consequences of the purchase, ownership and disposition of the Notes to initial purchasers of Outstanding Notes who are Foreign Holders (as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address the tax consequences to subsequent purchasers of Notes and is limited to initial purchasers of Outstanding Notes who hold the Notes as capital assets, within the meaning of section 1221 of the Code. This discussion also does not address the tax consequences to Foreign Holders that are subject to United States federal income tax on a net basis on income realized with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business. Such Foreign Holders are generally taxed in a similar manner to United States Holders, but certain special rules do apply. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular initial purchasers of Outstanding Notes in light of their personal circumstances or to certain types of initial purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a Note) or the effect of any applicable state, local or foreign tax laws.

  PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

  As used herein, the term "United States Holder" means a holder of a Note that is, for United States federal income tax purposes, (a) a citizen or resident of the United States (including certain former citizens and certain former long-term residents), (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of source or (d) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

  Payment of Interest on Notes. Interest paid or payable on a Note will be taxable to a United States Holder as ordinary interest income, generally at the time it is received or accrued, in accordance with such holder's regular method of accounting for United States federal income tax purposes.

  Amortizable Bond Premium. A United States Holder that purchased an Outstanding Note for an amount in excess of the principal amount is considered to have purchased the Outstanding Note at a "premium," equal to such excess and may elect to amortize the premium over the remaining term of the Note on a constant yield method. However, if the Outstanding Note was purchased at a time when the Outstanding Note could be optionally redeemed by the Company for an amount that is in excess of its principal amount, special rules may apply that could result in a deferral of the amortization of bond premium until later in the term of the Note. The amount amortized in any year is treated as a reduction of the United States Holder's interest income from the Note. The election to amortize premium on a constant yield method, once made, applies to all taxable debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). A United States Holder that elects to amortize bond premium must reduce its adjusted tax basis in the Note by the premium amortized. Bond premium on a Note held by a United States Holder that does not make such election will decrease the gain or increase the loss otherwise recognized on disposition of the Note.

  Sale, Exchange or Retirement of the Notes. The exchange of an Outstanding Note by a United States Holder for a Note pursuant to the Exchange Offer should not constitute a taxable exchange for United States federal income tax purposes. Accordingly, there should be no United States federal income tax consequences to holders who exchange Outstanding Notes for Notes pursuant to the Exchange Offer, and any such holder should have the same adjusted tax basis and holding period in the Notes as it had in the Outstanding Notes immediately before the exchange.

  Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued interest not previously included in income, which amount will be taxable as ordinary income) and such United States Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such United States Holder, less amortized bond premium and any principal payments received by such United States Holder.

  Gain or loss recognized on the disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the United States Holder's holding period for the
Note is more than one year. The deduction of capital losses is subject to certain limitations. United States Holders of Notes should consult tax advisors regarding the treatment of capital gains and losses.

  Backup Withholding and Information Reporting. Backup withholding and information reporting requirements may apply to certain payments ("reportable payments") of principal, premium, if any, and interest on a Note, and to proceeds of the sale or redemption of a Note before maturity. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold from any reportable payment that is subject to backup withholding a tax equal to 31% of such payment if, among other things, a United States Holder fails to furnish his taxpayer identification number (social security or employer identification number), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain United States Holders, including all corporations, are not subject to backup withholding and information reporting requirements. Any amounts withheld under the backup withholding rules from a reportable payment to a United States Holder will be allowed as a credit against such United States Holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

  The amount of any reportable payments, including interest, made to the record United States Holders of Notes (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such United States Holders and to the IRS for each calendar year.

UNITED STATES FEDERAL INCOME TAXATION OF FOREIGN HOLDERS

  As used herein, the term "Foreign Holder" means a holder of a Note that is, for United States federal income tax purposes, not a United States Holder, as defined above.

  Payment of Interest on Notes. In general, payments of interest received by a Foreign Holder will not be subject to a United States federal withholding tax, provided that (i)(a) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the Foreign Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, (c) the Foreign Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (d) either (I) the beneficial owner of the Note, under penalties of perjury, provides the Company or its agent with such beneficial owner's name and address and certifies on IRS Form W-8 (or a suitable substitute form) that it is not a United States Holder or (II) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such an IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Notes or qualifying intermediary and furnishes the Company or its agent a copy thereof or (ii) the Foreign Holder is entitled to the benefits of an income tax treaty under which interest on the Notes is exempt from United States withholding tax and the Foreign Holder or such Foreign Holder's agent provides a properly executed IRS Form 1001 claiming the exemption. Payments of interest not exempt from United States federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

  Sale, Exchange or Retirement of the Notes. The exchange of an Outstanding Note by a Foreign Holder for a Note pursuant to the Exchange Offer should not constitute a taxable exchange for United States federal income tax purposes. Accordingly, there should be no United States federal income tax consequences to Foreign Holders who exchange Outstanding Notes for Notes pursuant to the Exchange Offer, and any such holder should have the same adjusted tax basis and holding period in the Notes as it had in the Outstanding Notes immediately before the exchange.

  A Foreign Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a Note unless the Foreign Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and, generally, either has a "tax home" or an "office or other fixed place of business" in the United States.

  Backup Withholding and Information Reporting. Backup withholding and information reporting requirements do not apply to payments of interest made by the Company or a paying agent to Foreign Holders if the certification described above under "--United States Federal Income Taxation of Foreign Holders--Payment of Interest on Notes" is received, provided that the payor does not have actual knowledge that the holder is a United States Holder. If any payments of principal and interest are made to the beneficial owner of a Note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note or a coupon to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is (i) a United States person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (iii) a "controlled foreign corporation" (generally, a foreign corporation controlled by certain United States shareholders) with respect to the United States, unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Foreign Holder or otherwise establishes an exemption.

  Recently issued Treasury regulations modify certain of the certification requirements described above. These modifications will become generally effective for interest payments made beginning

January 1, 2000. The Company or its paying agent may request new withholding exemption forms from holders in order to qualify for continued exemption from withholding under the Treasury regulations when they become effective. For example, under these recently issued Treasury regulations, a Foreign Holder will be required to provide a Form W-8 (or substitute form) to the withholding agent on which such holder provides its name, address and taxpayer identification number and states, under penalty of perjury, that the interest paid on a Note and the gain on the sale, exchange or other disposition of a
Note is not effectively connected with such holder's United States trade or business in order to obtain an exemption from withholding tax on payments made beginning January 1, 2000.

  Federal Estate Taxes. Subject to applicable estate tax treaty provisions, Notes held at the time of death (or Notes transferred before death but subject to certain retained rights or powers) by an individual who at the time of death is a Foreign Holder will not be included in such Foreign Holder's gross estate for United States federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or hold the Notes in connection with a U.S. trade or business.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of those Notes. The Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in exchange for Outstanding Notes where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In
addition, until            , 1998, all dealers effecting transactions in the
Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sales of the Notes by broker-dealers. Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any other broker-dealer or the purchasers of any Notes. Any broker-dealer that resells the Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests those documents in the Letter of Transmittal. The Company has agreed to pay certain expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes), other than commissions or concession of any brokers or dealers, and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

  By acceptance of this Exchange Offer, each broker-dealer that receives Notes for its own account pursuant to the Exchange Offer agrees that, on receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which request the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to the broker-dealer), the broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct the misstatement or omission and has furnished copies of the amended or supplemental Prospectus to the broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the 90-day period referred to above by the number of days during the period from and including the date of the giving of the notice to and including when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Notes.

                                 LEGAL MATTERS

  Certain matters with respect to the legality of the Notes are being passed upon for the Company by Fulbright & Jaworski L.L.P.

                                    EXPERTS

  In connection with the Contour Transaction, the Company dismissed Ernst & Young LLP ("E&Y") as its principal accountant, effective February 15, 1996. On the same date, the Company engaged Deloitte & Touche LLP ("D&T") as its principal accountant to audit its financial statements. The change in accountants was approved by the audit committee of the Company's board of directors, contingent upon the closing of the Contour Transaction. Neither of E&Y's reports on the Company's financial statements for the years ended December 31, 1994 and 1993 contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the last two years and the interim period prior to the change in accountants, (i) the Company had no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) E&Y did not advise the Company of any "reportable event" as defined in Regulation S-K under the Securities Exchange Act of 1934 and (iii) the Company did not consult with D&T on any accounting, auditing, financial reporting or any other matters.

  The consolidated financial statements of Kelley Oil & Gas Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and the statements of revenues and direct operating expenses of the SPR Producing Properties for each of the two years in the period ended December 31, 1996 and the eleven months ended November 30, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports thereon appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The estimated reserve evaluations and related calculations of H. J. Gruy & Associates, Inc., independent petroleum engineers, have been included herein in reliance upon the authority of such firm as an expert in petroleum engineering.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities offered by this Prospectus. The Company is subject to certain periodic reporting and other informational requirements of the Exchange Act, and, in accordance therewith, will file certain reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information are available for inspection at, and copies of these materials may be obtained on payment of the fees prescribed therefor by the rules and regulations of the Commission from the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, Room 1024, Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

  So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Outstanding Notes and the Notes. The Company has agreed that, notwithstanding that it may not remain subject to the periodic reporting requirements of the Exchange Act, it will nonetheless continue to furnish information that would be required by
Section 13 of the Exchange Act to be filed by the Company (excluding information with respect to benefit plans and long-term compensation arrangements) to the Trustee and the holders of the Outstanding Notes or Notes as if it were subject to those periodic reporting requirements.

  In addition, the Company has agreed that for so long as any of the Notes are outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, it will make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act until such time as the Company has either exchanged the Outstanding Notes for the Notes or until such time as the holders thereof have disposed of the Outstanding Notes pursuant to an effective registration statement filed by the Company.

                      INCORPORATION OF CERTAIN DOCUMENTS

  All documents filed by the Company pursuant to the Exchange Act, after the date of this Prospectus and before the termination of the Registration Statement of which this Prospectus is a part with respect to registration of the Notes, shall be deemed to be incorporated by reference in this Prospectus and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or replaces such statement.

  The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on written or oral request of that person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to those documents, unless those exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for copies of these materials should be directed to: Kelley Oil & Gas Corporation, 601 Jefferson, Suite 1100 Houston, Texas 77002, Attention: Investor Relations, telephone (713) 652-5200.

                                   GLOSSARY

  BBL. One stock tank barrel, or 42 U.S. Gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

  BCF. One billion cubic feet of natural gas.

  BCFE. One billion cubic feet of natural gas equivalent (see Mcfe for equivalency).

  "BEHIND PIPE" Hydrocarbons in a potentially producing horizon penetrated by a wellbore, the production of which has been postponed pending the production of hydrocarbons from another formation penetrated by the wellbore. These hydrocarbons are classified as proved but non-producing reserves.

  3-D SEISMIC. (Three-Dimensional Seismic) Seismic reflections from the subsurface used to map strata in three dimensions.

  "DEVELOPMENT COSTS" The costs incurred in preparing proved reserves for production, i.e., costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering, and storing oil and gas, but not including exploration costs.

  "DEVELOPMENT WELL" A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

  "ESTIMATED FUTURE CASH FLOWS" are the estimated net cash flows expected to be derived upon production and sale from proved oil and gas reserves at a date indicated. Estimated future net cash flows are computed after giving effect to estimated future development and production costs at a date indicated and assuming the continuation of existing economic conditions. The calculation does not take into account the effect of various cash outlays, including general and administrative costs and interest expense, and does not give effect to estimated future income taxes.

  "EXPLORATION COSTS" Costs incurred in exploring property. Exploration involves identifying areas that may warrant examination and examining specific areas, including drilling exploratory wells.

  "GROSS ACRES" The total number of acres in which a working interest is owned.

  "GROSS WELLS" The total number of wells in which a working interest is owned.

  "LEASE OPERATING EXPENSES" The expenses of lifting oil and gas from a producing formation to the surface, and the transportation and marketing thereof, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, maintenance, allocated overhead costs, ad valorem taxes and other expenses incidental to production, but not including severance taxes or capital costs.

  MBBLS. One thousand barrels of crude oil or other liquid hydrocarbons.

  MCF. One thousand cubic feet of natural gas.

  MCFE. One thousand cubic feet of natural gas equivalent (converting one barrel of oil to six Mcf of natural gas based on commonly accepted rough equivalency of energy content).

  MMBBLS. One million barrels of crude oil or other liquid hydrocarbons.

  MMBTU. One million British Thermal Units.

  MMCF. One million cubic feet of natural gas.

  MMCFE. One million cubic feet of natural gas equivalent (see Mcfe for equivalency).

  "NET ACRES" The sum of acres determined by adding the products of gross acres in which there is an interest multiplied by the fractional working interests of Kelley therein.

  "NET WELLS" The sum of the fractional working interests owned by Kelley in gross wells.

  NYMEX. New York Mercantile Exchange.

  "PRESENT VALUE OF ESTIMATED FUTURE NET REVENUES" An estimate of the present value of the estimated future net revenues is calculated by discounting estimated future net revenues at an annual rate of 10%, in accordance with SEC practice, to determine their "present value". The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates of future net cash revenues are made using oil and natural gas prices and costs at the date indicated and held constant for the life of the reserves.

  "PRODUCING WELL" or "PRODUCTIVE WELL" A well that is producing oil or natural gas or that is capable of producing commercial quantities without further capital expenditure.

  "PRODUCTION EXPENSES" Lease operating expenses plus severance taxes.

  "PROVED DEVELOPED RESERVES" Proved developed reserves are those quantities of crude oil, natural gas and natural gas liquids that, upon analysis of geological and engineering data, can be expected with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions. This classification includes those: (a) which are expected to be recovered from currently open and producing zones under continuation of existing equipment and operating methods (proved developed producing reserves); and (b) which consist of (i) reserves from wells that have been completed and tested but are not yet producing due to lack of market or minor completion problems that reasonably can be expected to be corrected, and (ii) reserves currently behind pipe in existing wells which reasonably can be expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the well (proved developed nonproducing reserves).

  "PROVED RESERVES" Proved reserves are those estimated quantities of crude oil, natural gas and other hydrocarbon liquids which, by analysis of geological and engineering data, can be estimated with reasonable certainty to be commercially recoverable in future years from known reservoirs and under current economic conditions, operating methods and government regulations.

  "PROVED UNDEVELOPED RESERVES" Proved undeveloped reserves are reserves that are expected to be recovered from (a) new wells on undrilled acreage, (b) deepening existing wells to a different reservoir or (c) where a relatively large expenditure is required to (i) recomplete an existing well or (ii) install production or transportation facilities for primary or improved recovery projects.

  "RESERVES TO PRODUCTION RATIO" Calculated by dividing the total proved reserves as of a specific date by production for the twelve-month period immediately preceding such date. This term is sometimes referred to as "average reserve life" (in years) or "estimated reserve life" (in years) by industry participants or followers.

  "WORKING INTEREST" The interest in an oil and gas property (normally a leasehold interest) that gives the owner the right to drill, produce and conduct oil and gas operations on the property and to a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES:
Independent Auditors' Report.............................................   F-2
Consolidated Balance Sheets--December 31, 1996 and 1997 and unaudited
 June 30, 1998...........................................................   F-3
Consolidated Statements of Income (Loss)--For the years ended December
 31, 1995, 1996 and 1997 and unaudited for the six months ended June 30,
 1997 and 1998...........................................................   F-4
Consolidated Statements of Cash Flows--For the years ended December 31,
 1995, 1996 and 1997 and unaudited for the six months ended June 30, 1997
 and 1998................................................................   F-5
Consolidated Statements of Changes in Stockholders' Equity (Deficit)--For
 the years ended December 31, 1995, 1996 and 1997 and unaudited for the
 six months ended June 30, 1998..........................................   F-6
Notes to Consolidated Financial Statements...............................   F-7
FINANCIAL STATEMENTS OF SPR PRODUCING PROPERTIES
Independent Auditors' Report.............................................  F-32
Statements of Revenues and Direct Operating Expenses--For each of the two years in the period ended December 31, 1996 and the eleven months ended
 November 30, 1997.......................................................  F-33
Notes to Statements of Revenues and Direct Operating Expenses............  F-34

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Kelley Oil & Gas Corporation

  We have audited the accompanying consolidated balance sheets of Kelley Oil & Gas Corporation and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income (loss), cash flows, and changes in stockholders' equity (deficit) for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Kelley Oil & Gas Corporation and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, in 1995 the Corporation changed its method of accounting for the impairment of long-lived assets to conform with Statement of Financial Accounting Standards No. 121.

DELOITTE & TOUCHE LLP

Houston, Texas
March 6, 1998

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                 DECEMBER 31,
                                              --------------------   JUNE 30,
                                                1996       1997        1998
                                              ---------  ---------  -----------
                                                                    (UNAUDITED)
ASSETS:
  Cash and cash equivalents.................. $   4,070  $     162   $      97
  Accounts receivable........................    22,519     24,566      22,419
  Accounts receivable--drilling programs.....     1,533        718         634
  Prepaid expenses and other current assets..     1,347      1,412       1,698
                                              ---------  ---------   ---------
    Total current assets.....................    29,469     26,858      24,848
                                              ---------  ---------   ---------
  Oil and gas properties, successful efforts
   method:
    Unproved properties, net.................    12,521     49,854      49,706
    Properties subject to amortization.......   338,794    463,263     485,464
  Pipelines and other transportation assets,
   at cost...................................     4,689      4,690       1,582
  Furniture, fixtures and equipment..........     1,700      2,969       3,218
                                              ---------  ---------   ---------
                                                357,704    520,776     539,970
  Less: Accumulated depreciation, depletion
   and amortization..........................  (199,236)  (227,163)   (245,241)
                                              ---------  ---------   ---------
    Total property and equipment, net........   158,468    293,613     294,729
                                              ---------  ---------   ---------
  Other non-current assets, net..............     1,290      2,131       1,684
                                              ---------  ---------   ---------
    Total assets............................. $ 189,227  $ 322,602   $ 321,261
                                              =========  =========   =========
LIABILITIES:
  Accounts payable and accrued expenses...... $  31,093  $  41,474   $  38,915
  Accounts payable--drilling programs........     4,416        566         401
                                              ---------  ---------   ---------
    Total current liabilities................    35,509     42,040      39,316
                                              ---------  ---------   ---------
  Long term debt.............................   184,253    286,183     306,366
                                              ---------  ---------   ---------
    Total liabilities........................   219,762    328,223     345,682
                                              ---------  ---------   ---------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
  Preferred stock, $1.50 par value,
   20,000,000 shares authorized at December
   31, 1996 and 1997 and June 30, 1998;
   1,745,500, 1,745,443 and 1,745,443 shares
   issued and outstanding at December 31,
   1996 and 1997 and June 30, 1998,
   respectively (liquidation value $48,219,
   $48,977 and $46,686, respectively)........     2,618      2,618       2,618
  Common stock, $.01 par value, 200,000,000
   shares authorized at December 31, 1996 and
   1997 and June 30, 1998; 98,293,457,
   125,709,093 and 125,749,593 shares issued
   and outstanding at December 31, 1996 and
   1997 and June 30, 1998, respectively......       983      1,257       1,258
  Additional paid-in capital.................   273,096    300,367     300,404
  Accumulated deficit........................  (307,232)  (309,863)   (328,701)
                                              ---------  ---------   ---------
    Total stockholders' deficit..............   (30,535)    (5,621)    (24,421)
                                              ---------  ---------   ---------
    Total liabilities and stockholders'
     deficit................................. $ 189,227  $ 322,602   $ 321,261
                                              =========  =========   =========

                See Notes to Consolidated Financial Statements.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,          JUNE 30,
                              -----------------------------  -----------------
                                1995       1996      1997     1997      1998
                              ---------  --------  --------  -------  --------
                                                               (UNAUDITED)
REVENUES:
  Oil and gas revenues......  $  36,998  $ 60,854  $ 75,864  $35,125  $ 44,209
  Interest and other
   income...................      1,763     1,429       274      234        66
                              ---------  --------  --------  -------  --------
    Total revenues..........     38,761    62,283    76,138   35,359    44,275
                              ---------  --------  --------  -------  --------
COSTS AND EXPENSES:
  Production expenses.......     10,835    10,709    10,955    4,931    10,744
  Exploration expenses......     23,387     5,438     5,433    1,882     6,669
  General and administrative
   expenses.................      7,030     8,953     6,875    3,987     3,617
  Interest and other debt
   expenses.................     21,956    24,401    25,071   12,039    16,315
  Restructuring expenses....      1,115     4,276        --       --        --
  Depreciation, depletion
   and amortization.........     35,591    20,440    25,853   12,065    21,186
  Impairment of oil and gas
   properties...............    150,138        --        --       --        --
                              ---------  --------  --------  -------  --------
    Total expenses..........    250,052    74,217    74,187   34,904    58,531
                              ---------  --------  --------  -------  --------
Income (loss) before income
 taxes and extraordinary
 item.......................   (211,291)  (11,934)    1,951      455   (14,256)
Income taxes................         --        --        --       --        --
                              ---------  --------  --------  -------  --------
Net income (loss) before
 extraordinary item.........   (211,291)  (11,934)    1,951      455   (14,256)
Extraordinary item..........         --   (17,030)       --       --        --
                              ---------  --------  --------  -------  --------
Net income (loss)...........   (211,291)  (28,964)    1,951      455   (14,256)
Less: cumulative preferred
 stock dividends............     (6,607)   (4,582)   (4,582)  (2,291)   (2,291)
                              ---------  --------  --------  -------  --------
Net loss applicable to
 common stock...............  $(217,898) $(33,546) $ (2,631) $(1,836) $(16,547)
                              =========  ========  ========  =======  ========
Loss per common share before
 extraordinary item.........  $   (5.31) $   (.18) $   (.03) $  (.02) $   (.13)
                              =========  ========  ========  =======  ========
Loss per common share.......  $   (5.31) $   (.37) $   (.03) $  (.02) $   (.13)
                              =========  ========  ========  =======  ========
Average common shares
 outstanding................     41,032    90,113   100,757   98,316   125,725
                              =========  ========  ========  =======  ========

                See Notes to Consolidated Financial Statements.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                            SIX MONTHS ENDED
                              YEAR ENDED DECEMBER 31,           JUNE 30,
                           -------------------------------  ------------------
                             1995       1996       1997       1997      1998
                           ---------  ---------  ---------  --------  --------
                                                               (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss)........  $(211,291) $ (28,964) $   1,951  $    455  $(14,256)
Adjustments to reconcile
 net income (loss) to net
 cash provided by (used
 in) operating
 activities:
  Depreciation, depletion
   and amortization......     35,591     20,440     25,853    12,065    21,186
  Impairment of oil and
   gas properties........    150,138         --         --        --        --
  Gain on sale of
   properties............       (777)      (176)        --        --        --
  Exploration expenses...     23,387      5,438      5,433     1,882     6,669
  Accretion and
   amortization of other
   debt expenses.........      3,602      5,170      4,297     2,128     2,612
  Restructuring
   expenses..............      1,115      4,276         --        --        --
  Extraordinary loss.....         --     17,030         --        --        --
Changes in operating
 assets and liabilities:
  Decrease (increase) in
   accounts receivable
   and other current
   assets................      9,457     (9,054)    (1,297)    6,031     1,945
  Decrease (increase) in
   other non-current
   assets................      3,075     (1,945)    (1,203)     (330)     (150)
  Increase (decrease) in
   accounts payable and
   accrued expenses......    (16,103)    (2,953)     4,570    (5,868)   (2,724)
                           ---------  ---------  ---------  --------  --------
Net cash provided by
 (used in) operating
 activities..............     (1,806)     9,262     39,604    16,363    15,282
                           ---------  ---------  ---------  --------  --------
INVESTING ACTIVITIES:
Capital expenditures.....    (52,240)   (47,601)   (53,140)  (23,974)  (28,971)
Acquisition of oil and
 gas properties..........         --    (11,594)  (111,135)       --        --
Cash received in
 consolidation...........      1,596         --         --        --        --
Proceeds from sale of
 properties..............      7,420      5,803         --        --        --
                           ---------  ---------  ---------  --------  --------
Net cash used in
 investing activities....    (43,224)   (53,392)  (164,275)  (23,974)  (28,971)
                           ---------  ---------  ---------  --------  --------
FINANCING ACTIVITIES:
Proceeds from long term
 borrowings..............     37,100     50,000    180,500    42,000    79,100
Principal payments on
 long term borrowings....   (100,000)   (58,500)   (82,700)  (34,000)  (90,400)
Proceeds from sale of
 notes, net..............     95,302    120,938         --        --    29,696
Debenture conversion
 costs...................         --     (1,100)        --        --        --
Proceeds from sale of
 common stock, net.......     16,319     43,998     27,545       203        38
Retirement of senior
 notes...................         --   (113,488)        --        --        --
Redemption of
 subordinated notes......         --         --         --        --      (228)
Dividends on preferred
 stock...................     (6,607)        --     (4,582)   (4,582)   (4,582)
                           ---------  ---------  ---------  --------  --------
Net cash provided by
 financing activities....     42,114     41,848    120,763     3,621    13,624
                           ---------  ---------  ---------  --------  --------
Decrease in cash and cash
 equivalents.............     (2,916)    (2,282)    (3,908)   (3,990)      (65)
Cash and cash
 equivalents, beginning
 of period...............      9,268      6,352      4,070     4,070       162
                           ---------  ---------  ---------  --------  --------
Cash and cash
 equivalents, end of
 period..................  $   6,352  $   4,070  $     162  $     80  $     97
                           =========  =========  =========  ========  ========

                See Notes to Consolidated Financial Statements.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         ADDITIONAL
                                        PREFERRED COMMON  PAID-IN   ACCUMULATED
                                          STOCK   STOCK   CAPITAL     DEFICIT
                                        --------- ------ ---------- -----------
Stockholders' equity at January 1,
 1995.................................   $ 7,743  $  177  $ 98,647   $ (60,366)
Additional paid in capital from
 issuance of preferred and common
 stock in consolidation...............        --      --   108,632          --
Issuance of 650 shares of preferred
 stock, $1.50 par value, in
 consolidation........................       975      --        --          --
Issuance of 20,622 shares of common
 stock in consolidation...............        --     206        --          --
Issuance of 4,000 shares of common
 stock in private placement...........        --      40    15,960          --
Conversion of 1,508 shares of
 preferred stock into 1,508 shares of
 common stock.........................    (2,262)     15     2,247          --
Issuance of 225 shares of common stock
 pursuant to employee incentive stock
 options..............................        --       2       318          --
Syndication costs.....................        --      --        --          (4)
Preferred stock dividends.............        --      --        --      (6,607)
Net loss..............................        --      --        --    (211,291)
                                         -------  ------  --------   ---------
  BALANCE AT DECEMBER 31, 1995........     6,456     440   225,804    (278,268)
                                         -------  ------  --------   ---------
Issuance of 48,000 shares of common
 stock in Contour Transaction.........        --     480    47,520          --
Conversion of 697 shares of preferred
 stock into 4,355 shares of common
 stock................................    (1,045)     44     1,001          --
Conversion of 1,862 shares of
 preferred stock into 1,862 shares of
 common stock.........................    (2,793)     19     2,774          --
Issuance of 36 shares of common stock
 pursuant to employee incentive stock
 options..............................        --      --        62          --
Syndication costs.....................        --      --    (4,065)         --
Net loss..............................        --      --        --     (28,964)
                                         -------  ------  --------   ---------
  BALANCE AT DECEMBER 31, 1996........     2,618     983   273,096    (307,232)
                                         -------  ------  --------   ---------
Issuance of 27,000 shares of common
 stock in Contour Transaction.........        --     270    26,730          --
Issuance of 415 shares of common stock
 pursuant to employee incentive stock
 options..............................        --       4       541          --
Preferred stock dividends.............        --      --        --      (4,582)
Net income............................        --      --        --       1,951
                                         -------  ------  --------   ---------
  BALANCE AT DECEMBER 31, 1997........     2,618   1,257   300,367    (309,863)
                                         -------  ------  --------   ---------
Issuance of 40,500 shares of common
 stock pursuant to employee incentive
 stock options........................        --       1        37          --
Preferred stock dividends.............        --      --        --      (4,582)
Net loss..............................        --      --        --     (14,256)
                                         -------  ------  --------   ---------
  BALANCE AT JUNE 30, 1998
   (unaudited)........................   $ 2,618  $1,258  $300,404   $(328,701)
                                         =======  ======  ========   =========

                See Notes to Consolidated Financial Statements.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                  UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization. Kelley Oil & Gas Corporation was incorporated in Delaware in September 1994 for the purpose of effecting a consolidation (the "Consolidation") of the equity interests in Kelley Oil Corporation, a Delaware corporation ("Kelley Oil"), and Kelley Oil & Gas Partners, Ltd., a Texas limited partnership ("Kelley Partners") of which Kelley Oil was the managing general partner. The Consolidation was completed on February 7, 1995 upon approval by investors in Kelley Oil and Kelley Partners. As a result of the Consolidation, Kelley Oil became a wholly-owned subsidiary of the Company, and Kelley Partners became a 99.99% owned subsidiary partnership. The Company's operations, conducted through Kelley Oil and its subsidiaries, include the development, exploration and acquisition of oil and gas properties and the purchase and sale of natural gas. In March 1996, Kelley Partners was merged into the Company (the "Partnership Merger"). Kelley Oil & Gas Corporation, its corporate subsidiaries and proportionate partnership interests are referred to herein as the "Company."

  Accounting Treatment of the Consolidation. At the time of the Consolidation, the Company's capital stock received by Kelley Oil's stockholders represented a majority of the total voting power of the combined capital stock issued by the Company in the Consolidation. Accordingly, the Consolidation was treated as a purchase by the Company. As a result, the Company's consolidated financial statements for 1995 reflect Kelley Oil's historical results through the date of the Consolidation, with results of combined operations recorded thereafter.

  Principles of Consolidation. The consolidated financial statements include the accounts of (i) the Company, (ii) its corporate subsidiaries, all of which are wholly-owned, and (iii) the Company's indirect 100% owned partnership, Kelley Operating Company, Ltd. ("Kelley Operating"), and (iv) its proportionate interest in development drilling programs sponsored by Kelley Oil to conduct drilling operations on properties of Kelley Operating ("1992 DDP" and "1994 DDP") (collectively the "DDPs"). All significant intercompany accounts and transactions have been eliminated in consolidation.

  Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash payments attributable to interest on all indebtedness aggregated $14.2 million, $19.2 million and $19.6 million for the years ended December 31, 1995, 1996 and 1997, respectively.

  Financial Instruments. The Company's financial instruments consist of cash and cash equivalents, receivables, payables and long term debt. As of December 31, 1997, the estimated fair value of the Company's long term debt was $304.0 million. The fair value of such financial instruments has been estimated based on quoted market prices and the Black-Scholes pricing model. The carrying amount of the Company's other financial instruments approximates fair value.

  Oil and Gas Properties. All of the Company's interests in its oil and gas properties are located in the United States and are accounted for using the successful efforts method. Under the successful efforts method, the costs of successful wells, development dry holes and leases containing productive reserves are capitalized and amortized on a unit-of-production basis over the life of the related reserves. Estimated future abandonment and site restoration costs, net of anticipated salvage values, are amortized on a unit-of-production basis over the life of the related reserves. Exploratory drilling costs are initially capitalized pending determination of proved reserves but are charged to expense if no proved reserves are found. Other exploration costs, including geological and geophysical expenses, leasehold expiration costs and delay rentals, are expensed as incurred.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

 (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                  UNAUDITED)

Unproved leasehold costs are capitalized and are not amortized pending an evaluation of the exploration results. Unproved properties are periodically assessed for impairment in value, with any impairment charged to expense.

  Property Impairment under SFAS 121. In the fourth quarter of 1995, the Company implemented the Financial Accounting Standards Board's Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). Under SFAS 121, certain assets are required to be reviewed periodically for impairment whenever circumstances indicate their carrying amount exceeds their fair value and may not be recoverable. As a result of its continuing operating losses and a decline in its proved reserves at January 1, 1996 from year-earlier pro forma levels, the Company performed an assessment of the carrying value of its oil and gas properties indicating an impairment should be recognized as of year end. Under this analysis, the fair value for the Company's proved oil and gas properties was estimated using escalated pricing and present value discount factors reflecting risk assessments. The fair value of the Company's unproved properties was predicated on current acreage cost estimates. Based on this analysis, the Company recognized noncash impairment charges against the carrying values of its proved and unproved oil and gas properties under SFAS 121 aggregating $83.4 million and $66.7 million, respectively, at December 31, 1995.

  Other Property and Equipment. The costs of pipelines and other transportation assets are depreciated using the straight-line method over the estimated useful lives of the related assets. Furniture, fixtures and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of three to five years. Maintenance and repairs are charged to expense as incurred.

  Other Non-Current Assets. Other non-current assets consist primarily of debt issue costs, net of accumulated amortization. These costs are amortized over the anticipated term of the related debt.

  Hedging Activities. See Note 9 for a discussion of the Company's accounting policies related to hedging activities.

  Oil and Gas Revenues. The Company recognizes oil and gas revenue from its interests in producing wells as oil and gas is produced and sold from those wells. Oil and gas sold is not significantly different from the Company's production entitlement. Revenues from gas marketing, net of cost of gas sold, are included in oil and gas revenues and amounted to $1.0 million, $1.8 million and $2.8 million for the years ended December 31, 1995, 1996 and 1997, respectively.

  Earnings per Share. In 1997, the Company implemented the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes standards for computing and presenting earnings per share ("EPS") and is effective for financial statements issued for periods ending after December 15, 1997. This statement requires restatement for all prior-period EPS data presented. The loss per common share before extraordinary item and loss per common share as shown on the Consolidated Statements of Income (Loss) reflects net income
(loss) before extraordinary item and net income (loss), respectively, less cumulative preferred stock dividends, whether or not declared, divided by the weighted average number of common shares outstanding during the respective years. The extraordinary loss per common share for the year ended 1996 was $0.19. In calculating diluted income (loss) per share, common shares issuable under stock options and upon conversion of convertible subordinated debentures and convertible preferred stock are added to the weighted average common shares outstanding when dilutive. For the years ended December 31, 1995, 1996 and 1997, all potentially

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

 (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                  UNAUDITED)

dilutive securities are anti-dilutive and therefore are not included in the EPS calculations. At December 31, 1997, potentially dilutive securities which could impact EPS in the future include stock options granted to employees to purchase 4.6 million common shares, the Company's 7 7/8% Convertible Subordinated Notes and 8 1/2% Convertible Subordinated Debentures which can be converted into 2.5 million and 1.4 million common shares, respectively, and the Company's $2.625 Convertible Preferred Stock ("Preferred Stock") which can be can be converted into 6.1 million common shares. For the six months ended June 30, 1997 and 1998, all potentially dilutive securities are anti-dilutive and therefore are not included in the EPS calculations. As of June 30, 1998, potentially dilutive securities which could impact EPS in the future include stock options granted to employees to purchase 5.3 million common shares, the Company's 7 7/8% Convertible Subordinated Notes and 8 1/2% Convertible Subordinated Debentures which can be converted into 2.4 million and 1.4 million common shares, respectively, and the Preferred Stock which can be converted into 6.1 million common shares.

  Stock Based Compensation. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), effective for the Company on January 1, 1996. SFAS 123 permits, but does not require, a fair value based method of accounting for employee stock option plans, resulting in compensation expense being recognized in the results of operations when stock options are granted. The Company plans to continue the use of its current intrinsic value based method of accounting for stock option plans where no compensation expense is recognized.

  Comprehensive Income. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and displaying comprehensive income and its components. SFAS 130 is effective for periods beginning after December 15, 1997. As of June 30, 1998, there are no adjustments ("Other Comprehensive Income") to net income in deriving comprehensive income.

  Risks and Uncertainties. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Changes in Presentation. Certain financial statement items in 1995 and 1996 have been reclassified to conform to the 1997 presentation.

  Interim Presentation (Unaudited). The accompanying consolidated interim financial statements and disclosures have been prepared by the Company in accordance with generally accepted accounting principles and reflect all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation in all material respects of the results for the interim periods. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of results to be expected for the full year.

  Certain financial statement items in the interim 1997 period have been reclassified to conform to the interim 1998 presentation.

NOTE 2--ACQUISITION OF OIL AND GAS PROPERTIES

  SPR Acquisition. On December 1, 1997, the Company purchased from SCANA Petroleum Resources, Inc. ("SPR") substantially all of SPR's assets, including its oil and gas properties,

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

 (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                  UNAUDITED)

exploratory leasehold interests and associated obligations, in exchange for approximately $110 million ("SPR Acquisition"), subject to adjustment as provided by the Purchase and Sale Agreement between the Company and SPR. The acquisition was accounted for using the purchase method of accounting, and accordingly, the purchase price has been preliminarily allocated to the assets acquired based on estimated fair values at the date of acquisition. The operating results of the assets acquired from SPR have been included in the Company's Statements of Income (Loss) since December 1, 1997. The pro forma information shown below assumes that the acquisition occurred at the beginning of each period presented. Adjustments have been made to reflect changes in the Company's results from the revenues and direct operating expenses of the producing properties acquired from SPR, additional interest expense to finance the acquisition, depreciation, depletion and amortization based on assigned fair values to the assets acquired and general and administrative expenses incurred from hiring additional employees. The unaudited pro forma financial data are not necessarily indicative of financial results that would have occurred had the SPR Acquisition occurred on January 1, 1996, and should not be viewed as indicative of operations in future periods.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        (UNAUDITED)
                                              ---------------------------------
                                                 YEAR ENDED
                                                DECEMBER 31,       SIX MONTHS
                                              ------------------      ENDED
                                                1996      1997    JUNE 30, 1997
                                              --------  --------  -------------
Revenues..................................... $112,936  $112,142     $57,659
Income (loss) before extraordinary item......  (12,484)    1,315         530
Net income (loss)............................  (29,514)    1,315         530
Loss per common share........................    (0.29)    (0.03)      (0.01)

NOTE 3--LONG TERM DEBT

  Long Term Debt. The Company's long term debt is comprised of the following:

                                (IN THOUSANDS)

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1997
                                                              -------- --------
Bank credit facilities....................................... $ 13,500 $111,300
13 1/2% Senior Notes.........................................      435      435
10 3/8% Senior Subordinated Notes............................  119,923  120,615
7 7/8% Convertible Subordinated Notes........................   27,486   29,710
8 1/2% Convertible Subordinated Debentures...................   22,909   24,123
                                                              -------- --------
                                                               184,253  286,183
  Less current maturities....................................       --       --
                                                              -------- --------
                                                              $184,253 $286,183
                                                              ======== ========

  Bank Credit Facilities. The Company replaced its prior credit facility with a new credit facility effective as of December 12, 1996 (the "Credit Facility") that was subsequently amended and restated in connection with the SPR Acquisition effective December 1, 1997. The borrowers under the Credit Facility are the Company, Kelley Oil and Kelley Operating, with Concorde Gas Marketing, Inc. (a wholly-owned subsidiary of the Company) and the Company's subsidiary partnerships as guarantors.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

 (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                  UNAUDITED)


  The Credit Facility provides for a maximum $140.0 million revolving credit loan and matures, with all amounts owed thereunder becoming due and payable, on December 1, 2000. Borrowings under the Credit Facility are subject to a borrowing base to be determined semi-annually by the lenders (based in part on the proved oil and gas reserves and other assets of the Company) which may be redetermined more frequently at the election of the lenders or the borrowers. The borrowing base at December 31, 1997 was $138.0 million, including an overadvance of $23.0 million. The conforming borrowing base was increased from $115.0 million to $125.0 million and the overadvance reduced to $13.0 million effective April 13, 1998. At the time of the next borrowing base determination, which is expected to be no earlier than November 1, 1998, this overadvance is scheduled to be excluded from the borrowing base. On July 24, 1998, the Company sold its entire interest in the Waskom field in Harrison County, Texas for the total consideration of $17.4 million. As a result of the sale of these properties, effective on the sale date, the Company's borrowing base under the Credit Facility was reduced by $8.0 million. The proceeds from the sale were used to reduce outstanding borrowings under the Credit Facility. At December 31, 1997, there were $111.3 million of borrowings and $4.3 million of letters of credit outstanding under the Credit Facility. At June 30, 1998, $100.0 million of borrowings and $1.5 million of letters of credit were outstanding under the Credit Facility.

  At December 31, 1997, the Credit Facility also provided a $32.3 million term loan for use by the Company in the event that holders of the 7 7/8% Convertible Subordinated Notes due 1999 exercised their redemption right that occurred in connection with the exercise by Contour of its option to purchase additional common shares of the Company, which was terminated without being used on January 23, 1998. To the extent that the borrowing base is less than the aggregate principal amount of all outstanding loans and letters of credit under the Credit Facility, 50% of such deficiency must be cured within 90 days and the balance must be cured within the next 90 days unless such deficiency is a result of an asset sale, in which case the deficiency must be cured on the date the borrowing base is re-determined as a result of such sale. Borrowings under the Credit Facility are secured by substantially all of the oil and gas assets of the Company and its subsidiaries, the proceeds therefrom and the Company's equity interests in the DDPs. The weighted average interest rate on borrowings outstanding at December 31, 1997 under the Credit Facility was 7.76%.

  So long as no default or event of default (as defined in the Credit Facility) is continuing, borrowings under the Credit Facility, as amended, bear interest, at the option of the borrowers, at either (i) LIBOR plus 1.0% to 1.75% or (ii) the higher of (a) the agent's prime rate plus 0% to 0.25% and
(b) the federal funds rate plus 0.5% to 0.75% (either is dependent on the level of utilization of the borrowing base). The Borrowers incur a quarterly commitment fee ranging from 0.30% to 0.50% per annum on the average unused portion of the borrowing base, depending upon the level of utilization.

  The Credit Facility contains covenants which, among other things, limit the amount of debt the Company may incur, limit the placement of liens on its assets, limit lease transactions, limit its ability to enter into certain hedging transactions, restrict its ability to merge with or into another person and prevent it from prepaying certain subordinated indebtedness unless certain conditions are met. The Credit Facility also restricts the payment of dividends. Further, certain covenants require that, for specified periods, the Company maintain specified ratios between EBITDAX and senior indebtedness and EBITDAX and interest on Indebtedness.

  1996 Fourth Quarter Extraordinary Loss. Pursuant to an offer to purchase and consent solicitation, dated September 24, 1996, as amended, the Company offered to purchase for cash up to the aggregate principal amount of $100 million of its 13 1/2% Senior Notes at a cash price equal to

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

 (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                  UNAUDITED)

$1,110 per $1,000 principal amount, plus interest accrued and unpaid through the payment date. In conjunction with the offering, the Company also solicited consents to the adoption of certain amendments to the 13 1/2% Senior Notes indenture pursuant to which the 13 1/2% Senior Notes were issued, and offered to pay each consenting holder of the 13 1/2% Senior Notes $30 for each $1,000 principal amount of the 13 1/2% Senior Notes consenting. The Company received the requisite consents which allowed it to amend the 13 1/2% Senior Notes indenture on October 28, 1996. The Company also received tenders from holders of approximately $99.6 million principal amount of the 13 1/2% Senior Notes. These transactions resulted in an extraordinary loss in the fourth quarter of 1996 of $17.0 million, representing the excess of the aggregate purchase price of the 13 1/2% Notes (including Consent Payments) over their carrying value as of the date of the consummation of the refinancing.

  10 3/8% Senior Subordinated Notes. In connection with the refinancing of the 13 1/2% Senior Notes, the Company issued an aggregate principal amount of $125.0 million of 10 3/8% Senior Subordinated Notes due 2006 (the "10 3/8% Senior Subordinated Notes"). The 10 3/8% Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at redemption prices declining from 105.19% in 2001 to 100% in 2003 and thereafter. The Company may redeem up to 35% of the principal amount of the 10 3/8% Senior Subordinated Notes before October 15, 1999 with the proceeds of an equity offering (provided that either at least $75.0 million aggregate principal amount of such notes remains outstanding or such redemption retires such notes in their entirety). The 10 3/8% Senior Subordinated Notes represent unsecured obligations of the Company and are subordinate in right of payment to all existing and future senior indebtedness. The indenture for the notes contains conditions and limitations, including but not limited to restrictions on additional indebtedness, payment of dividends, redemption of capital stock, and certain mergers and consolidations. The holders of the 10 3/8% Senior Subordinated Notes also can require the Company to repurchase the notes at 101% of the principal amount upon a Change of Control, as defined. Kelley Oil and Kelley Operating (collectively, the "Guarantor Subsidiaries") are guarantors of the 10 3/8% Senior Subordinated Notes.

  On February 3, 1997, the Company completed an exchange of $125.0 million aggregate principal amount of publicly registered 10 3/8% Senior Subordinated Notes, Series B, for all of the then outstanding Series A notes. The Series B notes were substantially identical to the Series A notes.

  In May 1998, the Company sold $30.0 million principal amount of the Company's 10 3/8% Senior Subordinated Notes due 2006, Series C ("Series C Notes") at a cash price of $1,015 per $1,000 principal amount. The net proceeds received were used to reduce outstanding borrowings under the Credit Facility. The Series C Notes are redeemable at the option of the Company, in whole or in part, at redemption prices declining ratably from 105.19% on October 15, 2001 to 100% at October 15, 2003 and thereafter. The Company may redeem up to 35% of the original principal amount of the Series C Notes before October 15, 1999 at 110.38% with the proceeds of an equity offering (provided that either at least $18.0 million aggregate principal amount of such notes remains outstanding or such redemption retires such notes in their entirety). The Series C Notes represent unsecured obligations of the Company and are subordinate in right of payment to all existing and future senior indebtedness. The indenture for the notes contains conditions and limitations, including but not limited to restrictions on additional indebtedness, payment of dividends, redemption of capital stock, and certain mergers and consolidations. The holders of the Series C Notes also can require the Company to repurchase the notes at 101% of the principal amount upon

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

 (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                  UNAUDITED)

a Change of Control, as defined. Kelley Oil Corporation, a wholly-owned subsidiary of the Company and Kelley Operating Company, Ltd., an indirect wholly-owned partnership of the Company are guarantors of the Series C Notes.

  The Series C Notes were sold pursuant to Rule 144A of the Securities Act of 1933. The Indenture for the Series C Notes requires the Company to use its best efforts to register under the Securities Act notes identical in terms to the Series C Notes ("Exchange Notes"). Upon the registration statement being declared effective, the Company will offer to exchange the Series C Notes for the Exchange Notes.

  7 7/8% Convertible Subordinated Notes and 8 1/2% Convertible Subordinated Debentures. The Company has outstanding 7 7/8% Convertible Subordinated Notes due 1999 (the "7 7/8% Subordinated Notes") in the aggregate principal amount at maturity of $34.4 million and 8 1/2% Convertible Subordinated Debentures due April 1, 2000 (the "8 1/2% Subordinated Debentures") in the aggregate principal amount of $26.9 million (together, the "Subordinated Debt"). Each $1,000 face value amount of the 7 7/8% Subordinated Notes is convertible into
71.263 shares of the Company's Common Stock or 35.632 shares of the Company's Common Stock and 7.435 shares of Preferred Stock. Each $1,000 face value amount of the 8 1/2% Subordinated Debentures is convertible into 51.864 shares of the Company's Common Stock or 25.932 shares of the Company's Common Stock and 5.411 shares of Preferred Stock.

  Under the Indenture for the 7 7/8% Subordinated Notes, as amended, a "Change in Control" is defined to occur if, among other things, any person becomes the beneficial owner of securities representing 50% or more of the equity interests in the Company. With the purchase by Contour of 27 million shares on December 1, 1997, each holder of 7 7/8% Subordinated Notes, was afforded the right, at the holder's option, subject to terms and conditions of the Indenture, to require the Company to redeem all or any part of the holder's notes by January 22, 1998 at a specified cash price. Holders redeemed $0.2 million of the 7 7/8% Subordinated Notes under the Change of Control provision.

  Debt Maturities. As of June 30, 1998, the Company has aggregate debt maturities of $34.5 million in 1999, $126.9 million in 2000 and $155.0 million in 2006.

NOTE 4--STOCKHOLDERS' EQUITY (DEFICIT)

  Contour Stock Purchase. In February 1996, the Company issued 48 million shares of its Common Stock at $1.00 per share to Contour Production Company L.L.C. ("Contour") upon the closing of a Stock Purchase Agreement between the Company and Contour (the "Contour Transaction"). The newly issued shares represented 49.8% of the Company's voting power. In connection with the Contour Transaction, the Company (i) entered into an option agreement with Contour (the "Contour Option Agreement"), (ii) obtained consents from its principal stockholders, subject to compliance with applicable securities law, to amend its Certificate of Incorporation to increase its authorized Common Stock from 100 million shares to 200 million shares, (iii) entered into employment agreements with John F. Bookout, President of Contour, and three other new executives named by him, (iv) adopted a nonqualified stock option plan for the new executives other than Mr. Bookout, (v) amended its existing incentive stock option plans, (vi) reduced the size of its board of directors (the "Board") to seven members and reconstituted the Board with three continuing directors and four designees of Contour and (vii) replaced its credit facility.

  Contour Option. Under the Contour Option Agreement, the Company granted Contour an option (the "Contour Option") to purchase up to 27 million shares (the "Maximum Option Number") of Common Stock at $1.00 per share (subject to antidilution adjustments) upon satisfaction of certain

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

 (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                  UNAUDITED)

conditions, including the absence of any Company debt repurchase or redemption obligations as a result of the purchase. Contour voluntarily exercised its option in full on December 1, 1997 to partially fund the SPR Acquisition.

  Preferred Stock. In May 1994, Kelley Oil completed a public offering of 1,380,000 shares of $2.625 Preferred Stock ("KOIL Preferred Stock") at $25 per share. Each outstanding share of KOIL Preferred Stock was converted in the Consolidation into one share of the Company's Preferred Stock, which has the same terms as the KOIL Preferred Stock, except for expanded voting rights. The Company issued 649,807 shares of its Preferred Stock to Public Unitholders in the Consolidation, resulting in a total of 2,442,323 outstanding shares of Preferred Stock after giving effect to the shares issued to holders of KOIL Preferred Stock.

  In January 1996, the Company suspended the payment of the quarterly Preferred Stock dividend scheduled for February 1, 1996 to conserve cash. On April 15, 1997, the Board of Directors of the Company declared a dividend of $2.625 per preferred share (approximately $4.6 million), which was paid on May 1, 1997. As of December 31, 1997, the Company had not declared the quarterly dividends of $0.65625 per preferred share for February 1, 1997, May 1, 1997, August 1, 1997, November 1, 1997 and February 1, 1998, aggregating approximately $5.7 million. Future dividends on the Preferred Stock are restricted under the agreement covering the Credit Facility. No interest is payable on Preferred Stock arrearages; however, the terms of the Preferred Stock enable holders, voting separately as a class, to elect two additional directors to the Board at each meeting of stockholders at which directors are to be elected during any period when Preferred Stock dividends are in arrears in an aggregate amount equal to at least six quarterly dividends, whether or not consecutive.

  Each share of Preferred Stock is convertible, at the holder's option, into
3.47 shares of Common Stock, equivalent to a conversion price of $7.20 per share of Common Stock relative to the $25 per share liquidation preference of the Preferred Stock (the "Preferred Conversion Price"). Under the terms of the Certificate of Designation governing the Preferred Stock, the Contour Transaction triggered a special conversion right under which the Preferred Stock conversion price was reduced to $4.00 for a period of 45 days commencing March 12, 1996. On April 25, 1996, 696,823 shares of Preferred Stock were converted into 4,355,040 shares of Common Stock under the special conversion right.

  On April 14, 1998, the Company declared a dividend on its Preferred Stock of $2.625 per share (approximately $4.6 million), which was paid on April 30, 1998. Future dividends on the Preferred Stock are restricted under the Credit Facility. As of June 30, 1998, $2.3 million in dividends were in arrears on the Preferred Stock.

  ESOP Preferred Stock. As of December 31, 1995, 1,861,619 shares of ESOP Preferred Stock were outstanding and held by the Company's Employee Stock Ownership Plan ("ESOP"). In June 1996, each of the 1,861,619 shares of ESOP Preferred Stock was redeemed for one share of the Company's Common Stock.

NOTE 5--EMPLOYEE STOCK PLANS

  Employee Stock Options. The Company has both qualified and nonqualified stock option plans that provide for granting of options for the purchase of common stock to key employees. These stock options may be granted for periods up to ten years and are generally subject to vesting periods up to three years, except options granted during 1997 which are subject to a four year vesting period.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

 (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                  UNAUDITED)


  Stock option activity for the Company during 1995, 1996 and 1997 was as follows:

                                  1995             1996             1997
                            ---------------- ---------------- ----------------
                                    WEIGHTED         WEIGHTED         WEIGHTED
                                    AVERAGE          AVERAGE          AVERAGE
                                    EXERCISE         EXERCISE         EXERCISE
OPTIONS IN THOUSANDS        OPTIONS  PRICE   OPTIONS  PRICE   OPTIONS  PRICE
--------------------        ------- -------- ------- -------- ------- --------
Stock options outstanding,
 beginning of year.........    564   $2.47    2,105   $2.38    4,589   $1.63
  Granted..................  1,766    2.23    2,520    1.01      482    2.61
  Exercised................   (225)   1.42      (36)   2.38     (415)   1.31
  Surrendered or expired...     --      --       --      --      (55)   2.62
                             -----            -----            -----
Stock options outstanding,
 end of year...............  2,105    2.38    4,589    1.63    4,601    1.75
                             =====            =====            =====

  In February 1995, all previously issued options to the extent outstanding, aggregating options to acquire 234,000 shares at prices ranging from $7.00 to $7.63, were repriced at $4.13 per share. In February 1996, in connection with the Contour Transaction, all unvested options then held by employees were fully vested. Additionally, the then-existing plans were amended to extend the period during which a terminated employee may exercise vested options to three years after termination of employment.

  At December 31, 1997, options were exercisable for 2.5 million shares at a weighted average exercise price of $2.11. The range of exercise prices on outstanding options at December 31, 1997 was $1.00 to $4.13. The remaining contractual life of these options was approximately 7.9 years. At December 31, 1997, 3.8 million shares were available for future option grants.

  The weighted average fair value of options granted during 1995, 1996 and 1997 was $1.30, $0.59 and $1.51, respectively. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model assuming no expected dividend yield, an expected life of five years and an expected volatility of 60%. The weighted average risk-free interest rate was assumed to be 6.8% for options granted in 1995 and 1996, and 6.4% for options granted in 1997.

  The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for stock option and purchase plans. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost been recognized based upon the fair market value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's net loss and earnings per share for the years ended December 31, 1995, 1996 and 1997 would have been as reflected in the pro forma amounts indicated below:

                                                     1995       1996     1997
                                                   ---------  --------  ------
Net income (loss) before extraordinary item (in
 thousands)......................................  $(211,411) $(14,512) $1,319
Loss per common share before extraordinary item..      (5.31)     (.21)   (.03)
Net income (loss) (in thousands).................   (211,411)  (31,542)  1,319
Loss per common share............................      (5.31)     (.40)   (.03)

  ESOP. Kelley Oil established the ESOP effective January 1, 1984 for the benefit of substantially all of its employees. No ESOP contributions were made in 1996. Effective September 1, 1996, the ESOP was amended to include a 401(k) feature whereby the Company is obligated to make matching contributions up to 6% of each employee's salary. The plan also provides for additional discretionary contributions. For 1997 the Company made matching contributions totaling $0.2 million.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

 (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                  UNAUDITED)

NOTE 6--INCOME TAXES

  The following table sets forth a reconciliation of the statutory federal income tax for the years ended December 31, 1995, 1996 and 1997:

                                (IN THOUSANDS)

                                                      1995       1996     1997
                                                    ---------  --------  ------
Income (loss) before income taxes.................  $(211,291) $(28,965) $1,951
                                                    ---------  --------  ------
Income tax expense (benefit) computed at statutory
 rates............................................    (71,839)   (9,848)    663
  Increase in valuation allowance.................     71,236    16,322     301
  Adjustment to net operating loss carryforward
   and other......................................         --    (7,209) (1,459)
Permanent differences:
  Nondeductible expenses..........................        567       735     708
  Amortization....................................         33        --      --
  Other--net......................................          3        --    (213)
                                                    ---------  --------  ------
    Tax expense (benefit).........................  $      --  $     --  $   --
                                                    =========  ========  ======

  No federal income taxes were paid for the years ended December 31, 1995, 1996 and 1997.

  The Company's deferred tax position reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting. Significant components of the deferred tax liabilities and assets are as follows:

                                (IN THOUSANDS)

                                                    1995      1996      1997
                                                   -------  --------  --------
Deferred tax liabilities:
  Tax over book depletion, depreciation and
   capitalization methods on oil and gas
   properties..................................... $    --  $     --  $     --
Deferred tax assets:
  Book over tax depletion, depreciation and
   capitalization methods on oil and gas
   properties.....................................  53,312    42,696    32,210
  Net operating loss carryforwards................  35,181    62,179    72,992
  Charitable contribution carryforwards...........     138        78        52
  Alternative minimum tax credit carryforwards....      21        21        21
  Valuation allowance............................. (88,652) (104,974) (105,275)
                                                   -------  --------  --------
  Total deferred tax assets.......................      --        --        --
                                                   -------  --------  --------
Net deferred tax liability........................ $    --        --  $     --
                                                   =======  ========  ========

  Net Operating Loss Carryforwards and Alternative Minimum Tax Credits. As of December 31, 1997, the Company had cumulative net operating loss carryforwards ("NOL") for federal income tax purposes of approximately $214.7 million, which expire in 2000 through 2012, and net operating loss carryforwards for alternative minimum tax purposes of approximately $175.9 million, which expire in 2008 through 2012. Due to previous ownership changes, future utilization of the net operating loss carry forwards will be limited by Internal Revenue Code section 382.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

 (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                  UNAUDITED)

NOTE 7--RELATED PARTY TRANSACTIONS

  The 1994 DDP. In February 1994, the 1994 DDP completed a public offering of
20.9 million units of its limited and general partner interests at $3.00 per unit. As of December 31, 1997, the Company owned 19.2 million units (91.9%) in the 1994 DDP, together with its 3.94% general partner interest.

  The 1994 DDP's partnership agreement provides that any contributions of the partners not used or committed to be used for drilling activities during the two-year period from the commencement of operations through February 29, 1996 (the "Commitment Period") shall be distributed to the partners on a pro rata basis as a return of capital. In 1997, Kelley Oil reduced the estimate for Committed Expenditures to $58.0 million based on the amount of committed capital actually used and committed or allocated to drilling activities by the end of the Commitment Period. In accordance with the 1994 DDP's partnership agreement, the 1994 DDP distributed the Outside Share of uncommitted capital to its unitholders other than Kelley Oil aggregating $0.3 million in March 1996 and $0.1 million in July 1997.

  The 1992 DDP. During November 1992, the 1992 DDP completed a public offering of 16.0 million units of limited and general partner interests at $3.00 per unit. As of December 31, 1997, Kelley Oil owned 13.4 million units (83.7%) in the 1992 DDP, together with its 3.94% general partner interest. As of December 31, 1997, the 1992 DDP was indebted to Kelley Oil for loans aggregating $3.2 million ($0.5 million, net of intercompany eliminations). The Company recorded interest income on this indebtedness of $0.1 million in 1997, net of intercompany eliminations.

  Reimbursements from Affiliated Programs. The Company is reimbursed for administrative and overhead expenses incurred in connection with the management and administration of each of these affiliated programs. Such amounts, net of intercompany eliminations, aggregated $1.6 million, $0.2 million and $0.1 million in 1995, 1996 and 1997, respectively.

  Interest on DDP Commitments. During 1995, 1996 and 1997, the Company paid or accrued interest at a market rate in the amounts, net of intercompany elimination, of $229,000, $91,000 and $11,000, respectively, on deferred subscription commitments to DDPs.

  Advisory Fees. During 1996 and 1997, pursuant to an agreement dated January 23, 1996, the Company paid Bessemer Partners & Co., an affiliate of the majority stockholder of Contour Production Company L.P., a financial advisory fee of $2.5 million and $0.5 million, respectively for advisory services. The Company is obligated to pay an additional advisory fee of $500,000 in 1998.

NOTE 8--COMMITMENTS AND CONTINGENCIES

  Significant Customers. Substantially all of the Company's receivables are due from a limited number of natural gas transmission companies and other gas purchasers. During 1997, natural gas sales to two purchasers accounted for approximately 90% of the Company's total sales. To date, this concentration has not had a material adverse effect on the consolidated financial condition of the Company.

  Litigation. As previously disclosed, following Kelley Oil's announcement of the initial proposal for the Consolidation in August 1994, four separate lawsuits were filed against Kelley Oil and its directors relating to the Consolidation. In November 1994, Kelley Oil entered into a memorandum of understanding with the plaintiffs in three of the lawsuits, providing for a proposed settlement based on a revised Consolidation proposal negotiated by a special committee of Kelley Oil's non-

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

 (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                  UNAUDITED)

management directors and the settling plaintiffs. A stipulation and agreement of compromise, settlement and release reflecting the terms of the proposed settlement was filed in the United States District Court for the Southern District of Texas on November 23, 1994. At a hearing held on the same date, the court approved the Consolidation of all four lawsuits and the certification of a Unitholder class requested by the settling parties. On March 3, 1995, following a hearing on the fairness of the settlement, the court entered a final order approving the settlement, dismissing the consolidated lawsuits with prejudice and reducing the award of attorneys' fees and disbursements contemplated by the stipulation to $1.5 million, plus interest from March 3, 1995 through the payment date. On April 29, 1997, the U.S. Court of Appeals for the Fifth Circuit affirmed the final judgement and order of the District Court. On August 4, 1997, the Company made a cash payment of $1.7 million which included $0.2 million of interest.

  The Company is involved in various claims and lawsuits incidental to its business. In the opinion of management, the ultimate liability thereunder, if any, will not have a material effect on the financial statements of the Company.

  Restructuring Expenses. In each of 1995 and 1996, the Company incurred restructuring expenses of $1.1 million and $4.3 million, respectively, associated primarily with staff reductions, related severance settlements and reorganization costs. Accrued expenses on the balance sheet include $3.5 million and $0.9 million at December 31, 1996 and 1997, respectively, related to the unpaid portion of these charges.

  Leases. The Company leases office space and equipment under operating leases with options to renew. Rental expenses related to these leases for the years ended December 31, 1995, 1996 and 1997 were $1.9 million, $1.3 million and $0.8 million, respectively. For the balance of the lease terms, minimum rentals are as follows:

                                (IN THOUSANDS)

      1998............................................................... $  545
      1999...............................................................    517
      2000...............................................................    517
      2001...............................................................    255
                                                                          ------
        Total............................................................ $1,834
                                                                          ======

  The terms of the Company's office space lease provide that the Company may terminate its rental obligation upon six months notice and incurring a maximum obligation of $0.2 million.

NOTE 9--HEDGING ACTIVITIES

  The Company periodically uses forward sales contracts, natural gas price swap agreements, natural gas basis swap agreements and options to reduce exposure to downward price fluctuations on its natural gas production. The Company does not engage in speculative transactions and generally does not enter into hedging arrangements for more than 75% of its anticipated future production. During 1997 and the first half of 1998, the Company used price and basis swap agreements. Price swap agreements generally provide for the Company to receive or make counterparty payments on the differential between a fixed price and a variable indexed price for natural gas. Basis swap agreements generally provide for the Company to receive or make counterparty payments on the differential between a variable indexed price and the price it receives

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

 (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                  UNAUDITED)

from the sale of natural gas production, and are used to hedge against unfavorable price movements in the relationship between such variable indexed price and the price received for such production. Gains and losses realized by the Company from hedging activities are included in oil and gas revenues and average sales prices in the period that the related production is sold. The Company's hedging activities also cover the oil and gas production attributable to the interest in such production of the public unitholders in its subsidiary partnerships. The credit risk exposure from counterparty nonperformance on natural gas forward sales contracts and derivative financial instruments is generally the amount of unrealized gains under the contracts. The Company has not experienced counterparty nonperformance on these agreements and does not anticipate any in future periods.

  Through natural gas price swap agreements, approximately 65% and 37% of the Company's natural gas production for 1997 and the first half of 1998, respectively, was affected by its hedging transactions at an average NYMEX quoted price of $2.35 per Mmbtu and $2.31 per Mmbtu, respectively, before transaction and transportation costs. As of December 31, 1997 and June 30, 1998, approximately 29% and 31%, respectively, of the Company's anticipated natural gas production for the remainder of 1998 had been hedged by natural gas price swap agreements at an average NYMEX quoted price of $2.30 per Mmbtu and $2.28 per Mmbtu, respectively, before transaction and transportation costs. Certain natural gas price swap agreements outstanding at December 31, 1997 and June 30, 1998 grant the counterparty the option to double the contract volume at a specified price. If this option is exercised on all contracts outstanding at December 31, 1997 and June 30, 1998, approximately 40% and 49%, respectively, of the Company's anticipated natural gas production for the remainder of 1998 had hedged by natural gas price swap agreements at an average NYMEX quoted price of $2.31 per Mmbtu and $2.30 per Mmbtu, respectively, before transaction and transportation costs. In addition, as of December 31, 1997, the Company had outstanding natural gas basis swap agreements covering approximately 34% of its anticipated natural gas production for January 1998 through September 1998. As of June 30, 1998, the Company had outstanding natural gas basis swap agreements covering approximately 28% of its anticipated natural gas production for July 1998 through September 1998.

  Hedging activities decreased revenues by approximately $4.2 million in 1997 as compared to estimated revenues had no hedging activities been conducted. Hedging activities increased revenues by approximately $0.8 million in the first half of 1998 as compared to estimated revenues had no hedging activities been conducted. At December 31, 1997, the unrealized gain on the Company's existing hedging instruments for future production months in 1998 approximated $1.4 million. At June 30, 1998, the unrealized loss on the Company's existing hedging instruments for future production months in 1998 approximated $1.5 million. The unrealized loss at June 30, 1998 would by $2.5 million assuming that counterparties exercise their option to double the contract volume where allowed, as discussed above.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities that require an entity to recognize all derivatives as an asset or liability measured at its fair value. Depending on the intended use of the derivative, changes in its fair value will be reported in the period of change as either a component of earnings or a component of other comprehensive income.

  SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application of SFAS 133 is encouraged, but not prior to the beginning of any fiscal quarter that begins

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

 (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                  UNAUDITED)

after issuance of the Statement. Retroactive application to periods prior to adoption is not allowed. The Company has not quantified the impact of adoption on its financial statements or the date it intends to adopt.

NOTE 10--GUARANTOR FINANCIAL STATEMENTS

  Kelley Oil Corporation, a wholly-owned subsidiary of the Company and Kelley Operating Company Ltd., an indirect wholly-owned partnership of the Company are guarantors of the Company's Series B and Series C 10 3/8% Senior Subordinated Notes due 2006. The following guarantor consolidating condensed financial statements present:

  1. Consolidating condensed balance sheets as of December 31, 1996 and 1997 and June 30, 1998, consolidating condensed statements of income (loss) for each of the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 and consolidating condensed statements of cash flows for each of the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998.

  2. Kelley Oil & Gas Corporation (the "Parent"), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries, all with their investments in subsidiaries accounted for using the equity method.

  3.Elimination entries necessary to consolidate the Parent and all of its subsidiaries.

                    CONSOLIDATING CONDENSED BALANCE SHEETS

                               DECEMBER 31, 1996
                                (IN THOUSANDS)

                                     COMBINED     COMBINED
                                    GUARANTOR   NON-GUARANTOR
                          PARENT   SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         --------  ------------ ------------- ------------ ------------
ASSETS:
  Current assets........ $329,764   $  11,607      $28,452     $(340,354)    $ 29,469
  Property and
   equipment, net.......       --     137,909       21,349          (790)     158,468
  Other non-current
   assets, net.......... (171,649)     23,974            4       148,961        1,290
                         --------   ---------      -------     ---------     --------
    Total assets........ $158,115   $ 173,490      $49,805     $(192,183)    $189,227
                         ========   =========      =======     =========     ========
LIABILITIES AND STOCKHOLDERS'
 DEFICIT:
  Current liabilities... $  4,397   $ 345,637      $25,829     $(340,354)    $ 35,509
  Long term debt........  184,253          --           --            --      184,253
  Stockholders'
   deficit..............  (30,535)   (172,147)      23,976       148,171      (30,535)
                         --------   ---------      -------     ---------     --------
    Total liabilities
     and stockholders'
     deficit............ $158,115   $ 173,490      $49,805     $(192,183)    $189,227
                         ========   =========      =======     =========     ========

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                   UNAUDITED)

                     CONSOLIDATING CONDENSED BALANCE SHEETS

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                     COMBINED     COMBINED
                                    GUARANTOR   NON-GUARANTOR
                         PARENT    SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                        ---------  ------------ ------------- ------------ ------------
ASSETS:
  Current assets....... $ 427,445    $212,780      $18,926     $(632,293)    $ 26,858
  Property and
   equipment, net......        --     276,744       17,698          (829)     293,613
  Other non-current
   assets, net.........  (141,957)     24,418           --       119,670        2,131
                        ---------    --------      -------     ---------     --------
    Total assets....... $ 285,488    $513,942      $36,624     $(513,452)    $322,602
                        =========    ========      =======     =========     ========
LIABILITIES AND STOCKHOLDERS'
 DEFICIT:
  Current liabilities.. $   4,926    $657,128      $12,279     $(632,293)    $ 42,040
  Long term debt.......   286,183          --           --            --      286,183
  Stockholders'
   deficit.............    (5,621)   (143,186)      24,345       118,841       (5,621)
                        ---------    --------      -------     ---------     --------
    Total liabilities
     and stockholders'
     deficit........... $ 285,488    $513,942      $36,624     $(513,452)    $322,602
                        =========    ========      =======     =========     ========

                     CONSOLIDATING CONDENSED BALANCE SHEETS

                                 JUNE 30, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                     COMBINED     COMBINED
                                    GUARANTOR   NON-GUARANTOR
                         PARENT    SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                        ---------  ------------ ------------- ------------ ------------
ASSETS:
  Current assets....... $ 426,742    $210,629      $13,041     $(625,564)    $ 24,848
  Property and
   equipment, net......        --     278,401       16,306            22      294,729
  Other non-current
   assets, net.........  (139,994)     21,857           --       119,821        1,684
                        ---------    --------      -------     ---------     --------
    Total assets....... $ 286,748    $510,887      $29,347     $(505,721)    $321,261
                        =========    ========      =======     =========     ========
LIABILITIES AND STOCKHOLDERS'
 DEFICIT:
  Current liabilities.. $   4,803    $652,558      $ 7,519     $(625,564)    $ 39,316
  Long term debt.......   306,366          --           --            --      306,366
  Stockholders'
   deficit.............   (24,421)   (141,671)      21,828       119,843      (24,421)
                        ---------    --------      -------     ---------     --------
    Total liabilities
     and stockholders'
     deficit........... $ 286,748    $510,887      $29,347     $(505,721)    $321,261
                        =========    ========      =======     =========     ========

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                   UNAUDITED)

                   CONSOLIDATING CONDENSED STATEMENTS OF LOSS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                      COMBINED     COMBINED
                                     GUARANTOR   NON-GUARANTOR
                          PARENT    SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         ---------  ------------ ------------- ------------ ------------
REVENUES................ $      --   $  25,507     $ 15,942      $ (2,688)   $  38,761
COSTS AND EXPENSES......    (7,795)   (202,929)     (42,016)        2,688     (250,052)
EQUITY IN LOSS OF SUB-
 SIDIARIES..............  (203,496)    (26,074)          --       229,570           --
                         ---------   ---------     --------      --------    ---------
NET LOSS................ $(211,291)  $(203,496)    $(26,074)     $229,570    $(211,291)
                         =========   =========     ========      ========    =========

              CONSOLIDATING CONDENSED STATEMENTS OF INCOME (LOSS)

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                     COMBINED     COMBINED
                                    GUARANTOR   NON-GUARANTOR
                          PARENT   SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         --------  ------------ ------------- ------------ ------------
REVENUES................ $     --    $39,248       $24,784      $ (1,749)    $ 62,283
COSTS AND EXPENSES......  (22,397)   (39,293)      (13,150)          623      (74,217)
EQUITY IN EARNINGS OF
 SUBSIDIARIES...........   10,463     11,634            --       (22,097)          --
EXTRAORDINARY ITEM......  (17,030)        --            --            --      (17,030)
                         --------    -------       -------      --------     --------
NET INCOME (LOSS)....... $(28,964)   $11,589       $11,634      $(23,223)    $(28,964)
                         ========    =======       =======      ========     ========

                  CONSOLIDATING CONDENSED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                    COMBINED     COMBINED
                                   GUARANTOR   NON-GUARANTOR
                         PARENT   SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         -------  ------------ ------------- ------------ ------------
REVENUES................ $     8    $57,064       $19,508      $   (442)    $76,138
COSTS AND EXPENSES...... (27,196)   (36,975)      (10,329)          313     (74,187)
EQUITY IN EARNINGS OF
 SUBSIDIARIES...........  29,139      9,179            --       (38,318)         --
                         -------    -------       -------      --------     -------
NET INCOME.............. $ 1,951    $29,268       $ 9,179      $(38,447)    $ 1,951
                         =======    =======       =======      ========     =======

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                   UNAUDITED)


                  CONSOLIDATING CONDENSED STATEMENTS OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                    COMBINED     COMBINED
                                   GUARANTOR   NON-GUARANTOR
                         PARENT   SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         -------  ------------ ------------- ------------ ------------
REVENUES................ $    --    $24,983       $10,676      $   (300)    $35,359
EXPENSES................ (13,064)   (15,457)       (6,186)         (197)    (34,904)
EQUITY IN EARNINGS OF
 SUBSIDIARIES...........  13,519      4,490            --       (18,009)         --
                         -------    -------       -------      --------     -------
NET INCOME.............. $   455    $14,016       $ 4,490      $(18,506)    $   455
                         =======    =======       =======      ========     =======

              CONSOLIDATING CONDENSED STATEMENTS OF INCOME (LOSS)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                     COMBINED     COMBINED
                                    GUARANTOR   NON-GUARANTOR
                          PARENT   SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         --------  ------------ ------------- ------------ ------------
REVENUES................ $    (18)   $38,583       $5,839       $  (129)     $ 44,275
EXPENSES................  (16,602)   (39,157)      (3,754)          982       (58,531)
EQUITY IN EARNINGS OF
 SUBSIDIARIES...........    2,364      2,085           --        (4,449)           --
                         --------    -------       ------       -------      --------
NET INCOME (LOSS)....... $(14,256)   $ 1,511       $2,085       $(3,596)     $(14,256)
                         ========    =======       ======       =======      ========

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                   UNAUDITED)


                CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                      COMBINED     COMBINED
                                     GUARANTOR   NON-GUARANTOR
                          PARENT    SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         ---------  ------------ ------------- ------------ ------------
OPERATING ACTIVITIES:
  Net income (loss)..... $(211,291)  $(203,496)    $(26,074)    $ 229,570    $(211,291)
  Non-cash income (loss)
   adjustments..........   204,129     201,553       36,944      (229,570)     213,056
  Changes in operating
   assets and
   liabilities..........   (99,009)     91,297        4,141            --       (3,571)
                         ---------   ---------     --------     ---------    ---------
Net cash provided by
 (used in) operating
 activities.............  (106,171)     89,354       15,011            --       (1,806)
                         ---------   ---------     --------     ---------    ---------
INVESTING ACTIVITIES:
  Capital expenditures..        --     (29,761)     (22,479)           --      (52,240)
  Cash received in
   consolidation........        --       1,596           --            --        1,596
  Proceeds from sale of
   properties...........        --       6,916          504            --        7,420
  Capital contributed to
   partnerships.........        --     (14,722)          --        14,722           --
  Distributions from
   partnerships.........        --       6,887           --        (6,887)          --
                         ---------   ---------     --------     ---------    ---------
Net cash provided by
 (used in) investing
 activities.............        --     (29,084)     (21,975)        7,835      (43,224)
                         ---------   ---------     --------     ---------    ---------
FINANCING ACTIVITIES:
  Net payments on long
   term borrowings......        --     (62,900)          --            --      (62,900)
  Proceeds from sale of
   notes, net...........    95,302          --           --            --       95,302
  Proceeds from sale of
   common stock, net....    16,299          20           --            --       16,319
  Distributions to
   partners.............        --          --       (6,887)        6,887           --
  Capital contributed by
   partners.............        --          --       14,722       (14,722)          --
  Dividends on preferred
   stock................    (5,430)     (1,177)          --            --       (6,607)
                         ---------   ---------     --------     ---------    ---------
Net cash provided by
 (used in) financing
 activities.............   106,171     (64,057)       7,835        (7,835)      42,114
                         ---------   ---------     --------     ---------    ---------
Increase (decrease) in
 cash and cash
 equivalents............        --      (3,787)         871            --       (2,916)
Cash and cash
 equivalents, beginning
 of period..............         1       7,441        1,826            --        9,268
                         ---------   ---------     --------     ---------    ---------
Cash and cash
 equivalents, end of
 period................. $       1   $   3,654     $  2,697     $      --    $   6,352
                         =========   =========     ========     =========    =========

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                   UNAUDITED)


                CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                      COMBINED     COMBINED
                                     GUARANTOR   NON-GUARANTOR
                          PARENT    SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         ---------  ------------ ------------- ------------ ------------
OPERATING ACTIVITIES:
  Net income (loss)..... $ (28,964)   $ 11,589      $11,634      $(23,223)   $ (28,964)
  Non-cash income (loss)
   adjustments..........    10,133      12,280        6,542        23,223       52,178
  Changes in operating
   assets and
   liabilities..........   (31,460)     26,767       (9,259)           --      (13,952)
                         ---------    --------      -------      --------    ---------
Net cash provided by
 (used in) operating
 activities.............   (50,291)     50,636        8,917            --        9,262
                         ---------    --------      -------      --------    ---------
INVESTING ACTIVITIES:
  Capital expenditures..        --     (35,203)     (12,398)           --      (47,601)
  Acquisition of oil and
   gas properties.......        --     (11,594)          --            --      (11,594)
  Proceeds from sale of
   properties...........        --       3,811        1,992            --        5,803
                         ---------    --------      -------      --------    ---------
Net cash used in
 investing activities...        --     (42,986)     (10,406)           --      (53,392)
                         ---------    --------      -------      --------    ---------
FINANCING ACTIVITIES:
  Net payments on long
   term borrowings......        --      (8,500)          --            --       (8,500)
  Proceeds from sale of
   notes, net...........   120,938          --           --            --      120,938
  Debenture conversion
   costs................    (1,100)         --           --            --       (1,100)
  Proceeds from sale of
   common stock, net....    43,998          --           --            --       43,998
  Retirement of senior
   notes................  (113,488)         --           --            --     (113,488)
                         ---------    --------      -------      --------    ---------
Net cash provided by
 (used in) financing
 activities.............    50,348      (8,500)          --            --       41,848
                         ---------    --------      -------      --------    ---------
Increase (decrease) in
 cash and cash
 equivalents............        57        (850)      (1,489)           --       (2,282)
Cash and cash
 equivalents, beginning
 of period..............         1       3,654        2,697            --        6,352
                         ---------    --------      -------      --------    ---------
Cash and cash
 equivalents, end of
 period................. $      58    $  2,804      $ 1,208      $     --    $   4,070
                         =========    ========      =======      ========    =========

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                   UNAUDITED)

                CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                      COMBINED     COMBINED
                                     GUARANTOR   NON-GUARANTOR
                          PARENT    SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         ---------  ------------ ------------- ------------ ------------
OPERATING ACTIVITIES:
  Net income (loss)..... $   1,951   $  29,268     $  9,179      $(38,447)   $   1,951
  Non-cash income (loss)
   adjustments..........   (24,842)     16,880        5,098        38,447       35,583
  Changes in operating
   assets and
   liabilities..........   (97,813)    105,584       (5,701)           --        2,070
                         ---------   ---------     --------      --------    ---------
Net cash provided by
 (used in) operating
 activities.............  (120,704)    151,732        8,576            --       39,604
                         ---------   ---------     --------      --------    ---------
INVESTING ACTIVITIES:
  Capital expenditures..        --     (51,592)      (1,548)           --      (53,140)
  Acquisition of oil and
   gas properties.......        --    (111,135)          --            --     (111,135)
  Capital contributed to
   partnerships.........        --      (5,819)          --         5,819           --
  Distributions from
   partnerships.........        --      14,014           --       (14,014)          --
                         ---------   ---------     --------      --------    ---------
Net cash used in
 investing activities...        --    (154,532)      (1,548)       (8,195)    (164,275)
                         ---------   ---------     --------      --------    ---------
FINANCING ACTIVITIES:
  Net proceeds from long
   term borrowings......    97,800          --           --            --       97,800
  Proceeds from sale of
   common stock, net....    27,545          --           --            --       27,545
  Distributions to
   partners.............        --          --      (14,014)       14,014           --
  Capital contributed by
   partners.............        --          --        5,819        (5,819)          --
  Dividends on preferred
   stock................    (4,582)         --           --            --       (4,582)
                         ---------   ---------     --------      --------    ---------
Net cash provided by
 (used in) financing
 activities.............   120,763          --       (8,195)        8,195      120,763
                         ---------   ---------     --------      --------    ---------
Increase (decrease) in
 cash and cash
 equivalents............        59      (2,800)      (1,167)           --       (3,908)
Cash and cash
 equivalents, beginning
 of period..............        58       2,804        1,208            --        4,070
                         ---------   ---------     --------      --------    ---------
Cash and cash
 equivalents, end of
 period................. $     117   $       4     $     41      $     --    $     162
                         =========   =========     ========      ========    =========

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                   UNAUDITED)


                CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                     COMBINED     COMBINED
                                    GUARANTOR   NON-GUARANTOR
                          PARENT   SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         --------  ------------ ------------- ------------ ------------
OPERATING ACTIVITIES:
  Net income (loss)..... $    455    $ 14,016      $ 4,490      $(18,506)    $    455
  Non-cash income (loss)
   adjustments..........  (11,391)      5,989        2,971        18,506       16,075
  Changes in operating
   assets and
   liabilities..........    7,292      (2,504)      (4,955)           --         (167)
                         --------    --------      -------      --------     --------
Net cash provided by
 (used in) operating
 activities.............   (3,644)     17,501        2,506            --       16,363
                         --------    --------      -------      --------     --------
INVESTING ACTIVITIES:
  Capital expenditures..       --     (22,892)      (1,082)           --      (23,974)
  Capital contributed to
   partnerships.........       --      (5,819)          --         5,819           --
  Distributions from
   partnerships.........       --       8,408           --        (8,408)          --
                         --------    --------      -------      --------     --------
Net cash used in
 investing activities...       --     (20,303)      (1,082)       (2,589)     (23,974)
                         --------    --------      -------      --------     --------
FINANCING ACTIVITIES:
  Net payments on long
   term borrowings......    8,000          --           --            --        8,000
  Proceeds from sale of
   common stock, net....      203          --           --            --          203
  Distributions to
   partners.............       --          --       (8,408)        8,408           --
  Capital contributed by
   partners.............       --          --        5,819        (5,819)          --
  Dividends on preferred
   stock................   (4,582)         --           --            --       (4,582)
                         --------    --------      -------      --------     --------
Net cash provided by
 (used in) financing
 activities.............    3,621          --       (2,589)        2,589        3,621
                         --------    --------      -------      --------     --------
Decrease in cash and
 cash equivalents.......      (23)     (2,802)      (1,165)           --       (3,990)
Cash and cash
 equivalents, beginning
 of period..............       58       2,804        1,208            --        4,070
                         --------    --------      -------      --------     --------
Cash and cash
 equivalents, end of
 period................. $     35    $      2      $    43      $     --     $     80
                         ========    ========      =======      ========     ========

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                   UNAUDITED)

                CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                     COMBINED     COMBINED
                                    GUARANTOR   NON-GUARANTOR
                          PARENT   SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         --------  ------------ ------------- ------------ ------------
OPERATING ACTIVITIES:
  Net income (loss)..... $(14,256)   $  1,511      $ 2,085      $(3,596)     $(14,256)
  Non-cash income (loss)
   adjustments..........      248      25,007        1,616        3,596        30,467
  Changes in operating
   assets and
   liabilities..........      349      (2,380)       1,102           --          (929)
                         --------    --------      -------      -------      --------
Net cash provided by
 (used in) operating
 activities.............  (13,659)     24,138        4,803           --        15,282
                         --------    --------      -------      -------      --------
INVESTING ACTIVITIES:
  Capital expenditures..       --     (28,746)        (225)          --       (28,971)
  Distributions from
   partnerships.........       --       4,604           --       (4,604)           --
                         --------    --------      -------      -------      --------
Net cash used in
 investing activities...       --     (24,142)        (225)      (4,604)      (28,971)
                         --------    --------      -------      -------      --------
FINANCING ACTIVITIES:
  Net borrowings from
   long term
   borrowings...........  (11,300)         --           --           --       (11,300)
  Proceeds from sale of
   notes, net...........   29,696          --           --           --        29,696
  Proceeds from sale of
   common stock, net....       38          --           --           --            38
  Redemption of
   subordinated notes...     (228)         --           --           --          (228)
  Distributions to
   partners.............       --          --       (4,604)       4,604            --
  Dividends on preferred
   stock................   (4,582)         --           --           --        (4,582)
                         --------    --------      -------      -------      --------
Net cash provided by
 (used in) financing
 activities.............   13,624          --       (4,604)       4,604        13,624
                         --------    --------      -------      -------      --------
Decrease in cash and
 cash equivalents.......      (35)         (4)         (26)          --           (65)
Cash and cash
 equivalents, beginning
 of period..............      117           4           41           --           162
                         --------    --------      -------      -------      --------
Cash and cash
 equivalents, end of
 period................. $     82    $     --      $    15      $    --      $     97
                         ========    ========      =======      =======      ========

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                   UNAUDITED)


NOTE 11--SUPPLEMENTARY FINANCIAL AND OPERATING INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

  This footnote provides unaudited information required by Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities."

  Capitalized Costs. Capitalized costs and accumulated depreciation, depletion and amortization relating to the Company's oil and gas producing activities, all of which are conducted within the continental United States, are summarized below.

                                 (IN THOUSANDS)

                                                  YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                 1995       1996       1997
                                               ---------  ---------  ---------
Unevaluated properties.......................  $  13,050  $  12,521  $  49,854
Properties subject to amortization...........    287,970    338,794    463,263
                                               ---------  ---------  ---------
Capitalized costs............................    301,020    351,315    513,117
Accumulated depreciation, depletion and amor-
 tization....................................   (173,996)  (194,367)  (221,729)
                                               ---------  ---------  ---------
Net capitalized costs........................  $ 127,024  $ 156,948  $ 291,388
                                               =========  =========  =========

  Costs Incurred. Costs incurred in oil and gas property acquisition, exploration and development activities are summarized below.

                                 (IN THOUSANDS)

                                                       YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                        1995    1996     1997
                                                      -------- ------- --------
Property acquisition costs:(1)
  Proved............................................. $126,577 $11,594 $ 73,190
  Unproved (2).......................................   88,539   2,160   40,997
Exploration costs....................................    9,521   5,438    9,525
Development costs....................................   31,730  41,790   40,713
                                                      -------- ------- --------
  Total costs incurred............................... $256,367 $60,982 $164,425
                                                      ======== ======= ========

--------
(1) Includes assets acquired in the Consolidation aggregating $207 million for the year ended December 31, 1995.
(2) Includes $40 million in unproved assets acquired from SPR on December 1, 1997.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

 (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                  UNAUDITED)


  Reserves. The following table summarizes the Company's net ownership interests in estimated quantities of proved oil and gas reserves and changes in net proved reserves, all of which are located in the continental United States, for the years ended December 31, 1995, 1996 and 1997. Reserves estimates contained below were prepared by H.J. Gruy & Associates, Inc. ("Gruy"), independent petroleum engineers. See "Estimated Proved Reserves-- Uncertainties in Estimating Reserves and Future Net Cash Flows" under Items 1 and 2 of this Report.

                                  CRUDE OIL,
                                CONDENSATE AND
                                 NATURAL GAS              NATURAL GAS
                               LIQUIDS (MBBLS)              (MMCF)
                              --------------------  -------------------------
                               1995   1996   1997    1995     1996     1997
                              ------  -----  -----  -------  -------  -------
Proved developed and
 undeveloped reserves:
  Beginning of year..........  1,236  1,387  1,466   93,612  196,273  297,634
  Revisions of previous
   estimates................. (1,324)   (89)   106  (64,027) (30,519)  21,831
  Purchases of reserves in
   place.....................  1,756     57  1,351  127,962   30,844   51,712
  Extensions and
   discoveries...............    156    477    256   66,864  128,692   13,892
  Sale of reserves in place..   (118)  (134)    --  (10,388)  (4,190)      --
  Production.................   (319)  (232)  (226) (17,750) (23,466) (30,202)
                              ------  -----  -----  -------  -------  -------
  End of year................  1,387  1,466  2,953  196,273  297,634  354,867
                              ======  =====  =====  =======  =======  =======
Proved developed reserves at
 end of year.................  1,197    977  2,432  111,287  173,465  257,800
                              ======  =====  =====  =======  =======  =======

  Standardized Measure. The following table of the Standardized Measure of Discounted Future Net Cash Flows concerning the standardized measure of future cash flows from proved oil and gas reserves are presented in accordance with Statement of Financial Accounting Standards No. 69. As prescribed by this statement, the amounts shown are based on prices and costs at the end of each period, and assume continuation of existing economic conditions. Future income taxes are based on year-end statutory rates, adjusted for operating loss carryforwards and tax credits. A discount factor of 10% was used to reflect the timing of future net cash flows. Extensive judgments are involved in estimating the timing of production and the costs that will be incurred throughout the remaining lives of the fields. Accordingly, the estimates of future net cash flows from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, and no price or cost changes have been considered, and future production and development costs are estimates to be incurred in developing and producing the estimated proved oil and gas reserves, the results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other oil and gas producers.

                                (IN THOUSANDS)

                                                 YEAR ENDED DECEMBER 31,
                                              --------------------------------
                                                1995        1996       1997
                                              ---------  ----------  ---------
Future cash inflows.......................... $ 431,351  $1,099,089  $ 930,357
Future production costs......................   (76,021)   (113,178)  (196,048)
Future development costs.....................   (36,524)    (81,932)  (106,123)
Future income tax expenses...................    (8,577)   (162,887)   (37,050)
                                              ---------  ----------  ---------
  Future net cash flows......................   310,229     741,092    591,136
10% annual discount for estimating timing of
 cash flows..................................  (139,177)   (307,321)  (227,249)
                                              ---------  ----------  ---------
  Standardized measure of discounted future
   net cash flows............................ $ 171,052  $  433,771  $ 363,887
                                              =========  ==========  =========

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

 (INFORMATION PRESENTED HEREIN FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1997 IS
                                  UNAUDITED)


  The standardized measure of discounted future net cash flows as of December 31, 1995, 1996 and 1997 was calculated using prices in effect as of those dates, which averaged $19.73, $25.18 and $16.93, respectively, per barrel of oil and $2.06, $3.66 and $2.49, respectively, per Mcf of natural gas.

  Change in Standardized Measure. Changes in standardized measure of future net cash flows relating to proved oil and gas reserves are summarized below.

                                (IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                   1995      1996      1997
                                                 --------  --------  ---------
Changes due to current year operations:
  Sales of oil and gas, net of production
   costs.......................................  $(25,207) $(48,307) $ (62,080)
  Sale of reserves in place....................    (5,884)   (6,836)        --
  Extensions and discoveries...................    62,407   192,174     21,945
  Purchases of reserves in place...............    90,660    11,594     91,034
  Future development costs incurred............    10,216    24,500     21,806
Changes due to revisions in standardized varia-
 bles:
  Prices and production costs..................    21,055   159,292   (243,851)
  Revisions of previous quantity estimates.....   (22,223)  (50,594)    25,345
  Revisions of purchased oil and gas
   properties..................................   (28,199)       --         --
  Estimated future development costs...........    17,676     3,254    (17,413)
  Income taxes.................................      (893)  (82,831)    69,489
  Accretion of discount........................     7,145    17,575     51,818
  Production rates (timing) and other..........   (26,541)   42,898    (27,977)
                                                 --------  --------  ---------
    Net increase (decrease)....................   100,212   262,719    (69,884)
Beginning of year..............................    70,840   171,052    433,771
                                                 --------  --------  ---------
  End of year..................................  $171,052  $433,771  $ 363,887
                                                 ========  ========  =========

  Sales of oil and gas, net of production costs, are based on historical pre-tax results. Extensions and discoveries, purchases of reserves in place and the changes due to revisions in standardized variables are reported on a pre-tax discounted basis, while the accretion of discount is presented after tax. Extensions and discoveries include proved undeveloped reserves attributable to Kelley Oil's interests in drill sites assigned to DDPs but do not give effect to the Consolidation prior to 1995.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Kelley Oil & Gas Corporation

  We have audited the accompanying statements of revenues and direct operating expenses of the properties acquired by Kelley Oil & Gas Corporation (the "Company") from SCANA Petroleum Resources, Inc. ("SPR") (the "SPR Producing Properties") for each of the two years in the period ended December 31, 1996 and the eleven months ended November 30, 1997. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion on Form 8-K of the Company) as described in Note 2 to the statements and are not intended to be a complete presentation of the Company's interests in the properties described above.

  In our opinion, the statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the properties acquired by the Company from SPR for each of the two years in the period ended December 31, 1996 and the eleven months ended November 30, 1997, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
February 6, 1998

                          KELLEY OIL & GAS CORPORATION

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                        OF THE SPR PRODUCING PROPERTIES

        FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
                 AND THE ELEVEN MONTHS ENDED NOVEMBER 30, 1997

                                 (IN THOUSANDS)

                            YEAR ENDED    ELEVEN MONTHS
                           DECEMBER 31,       ENDED
                          --------------- NOVEMBER 30,
                           1995    1996       1997
                          ------- ------- -------------
Oil and natural gas rev-
 enues..................  $36,309 $50,653    $36,004
Direct operating ex-
 penses.................    6,011   6,046      5,134
                          ------- -------    -------
Revenues in excess of
 direct operating ex-
 penses.................  $30,298 $44,607    $30,870
                          ======= =======    =======



                            See accompanying notes.

                         KELLEY OIL & GAS CORPORATION

           NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING
                   EXPENSES OF THE SPR PRODUCING PROPERTIES

        FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
                 AND THE ELEVEN MONTHS ENDED NOVEMBER 30, 1997

NOTE 1--OPERATIONS, ORGANIZATION AND BASIS OF PRESENTATION

  The accompanying statements represent the interests in the oil and natural gas revenues and direct operating expenses of the oil and natural gas producing properties acquired by Kelley Oil & Gas Corporation (the "Company") from SCANA Petroleum Resources, Inc. ("SPR") on December 1, 1997 for approximately $110 million. The oil and natural gas producing properties acquired are located primarily in the Gulf of Mexico and in east Texas. These properties are referred to herein as the "SPR Producing Properties".

  The accompanying statements were derived from the historical accounting records of SPR. Direct operating expenses include payroll, lease and well repairs, production taxes, maintenance and other direct operating expenses. During the periods presented, the SPR Producing Properties were not accounted for as a separate entity. Certain costs such as depreciation, depletion and amortization, general and administrative expenses, interest expense and corporate taxes were not allocated to the SPR Producing Properties.

  Revenue Recognition and Gas Balancing. The SPR Producing Properties recognize oil and natural gas revenue from its interests in producing wells as it sells oil and gas from those wells ("sales method"). Accordingly, the SPR Producing Properties use the sales method to account for gas production volume imbalances that arise when it sells a percentage of gas that differs from its ownership percentage. Substantially all such gas imbalances were anticipated to be settled with production in future periods. At December 1, 1997, the Company owed net future production from the SPR Producing Properties of approximately 759 million cubic feet of gas.

  Use of Estimates. The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

NOTE 2--OMITTED HISTORICAL FINANCIAL INFORMATION

  Historical financial statements reflecting financial position, results of operations and cash flows required by generally accepted accounting principles are not presented as such information is not readily available on an individual property basis and not meaningful for the properties. Historically, no allocation of general and administrative, litigation, interest, federal income tax expense, depreciation, depletion and amortization was made to the SPR Producing Properties. Accordingly, the statements are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

NOTE 3--COMMITMENTS AND CONTINGENCIES

  The Company is unaware of any legal, environmental or other contingencies that would have a material adverse effect in relation to the statements.

                         KELLEY OIL & GAS CORPORATION

           NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING
             EXPENSES OF THE SPR PRODUCING PROPERTIES--(CONTINUED)

        FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
                 AND THE ELEVEN MONTHS ENDED NOVEMBER 30, 1997

NOTE 4--SUPPLEMENTAL DISCLOSURES ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

  Reserves. The following table summarizes the Company's net ownership interests in estimated quantities of the proved oil and gas reserves of the SPR Producing Properties at December 1, 1997. Reserve estimates at December 1, 1997 contained below were determined using estimates prepared by H.J. Gruy & Associates, Inc. ("Gruy"), independent petroleum engineers. Comparable reserve estimates applicable to the SPR Producing Properties were not available for prior periods.

                                                                    OIL    GAS
                                                                   (MBBL) (MMCF)
                                                                   ------ ------
Proved developed reserves......................................... 1,282  51,620
Proved undeveloped reserves.......................................    69      92
                                                                   -----  ------
  Total proved reserves........................................... 1,351  51,712
                                                                   =====  ======

  After the acquisition date of December 1, 1997 and prior to December 31, 1997, the Company drilled or participated in the drilling of four successful exploration wells on acreage acquired from SPR. These reserve volume additions are not included in the above table, but will be included in the Company's year-end reserves. They amounted to net proved and proved developed reserves of approximately 160 thousand barrels of oil and 6.4 billion cubic feet of natural gas based upon estimates prepared by Gruy.

  Standardized Measure. The following table displays the Standardized Measure of Discounted Future Net Cash Flows before future income taxes from proved oil and gas reserves of the SPR Producing Properties. As prescribed by the Financial Accounting Standards Board, the amounts shown are based on average prices and costs at the end of the period and assume continuation of existing economic conditions. A discount factor of 10% was used to reflect the timing of future net cash flow. Extensive judgments are involved in estimating the timing of production and the costs that will be incurred throughout the remaining lives of the fields. Accordingly, the estimates of future net cash flows from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, and no price or cost changes have been considered, and future production and development costs are estimates to be incurred in developing and producing the estimated proved oil and gas reserves, the results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other oil and gas producers.

                                (IN THOUSANDS)

                                                                      AS OF
                                                                   NOVEMBER 30,
                                                                       1997
                                                                   ------------
Future cash inflows...............................................   $188,910
Future production costs...........................................     37,683
Future development costs..........................................     17,995
                                                                     --------
  Future net cash flows before income taxes.......................    133,232
10% annual discount for estimating timing of cash flows...........     42,198
                                                                     --------
  Standardized measure of discounted future net cash flows before
   income taxes...................................................   $ 91,034
                                                                     ========

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

-------------------------------------------------------------------------------

TABLE OF CONTENTS

Summary...................................................................    1
Risk Factors..............................................................   14
The Exchange offer........................................................   22
Use of Proceeds...........................................................   31
Capitalization............................................................   31
Selected Consolidated Financial Data......................................   32
Unaudited Pro Forma Condensed Consolidated Financial Data.................   34
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   36
Business and Properties...................................................   43
Management................................................................   58
Principal Stockholders....................................................   65
Certain Transactions......................................................   66
Description of the Credit Facility........................................   67
Description of Certain Other Indebtedness.................................   67
Description of the Notes..................................................   68
Book-Entry; Delivery and Form.............................................  103
Certain U.S. Federal Income Tax Considerations............................  105
Plan of Distribution......................................................  108
Legal Matters.............................................................  109
Experts...................................................................  109
Available Information.....................................................  110
Incorporation of Certain Documents........................................  110
Glossary..................................................................  111
Index to Financial Statements.............................................  F-1

PROSPECTUS

$30,000,000

KELLEY OIL & GAS CORPORATION

10 3/8% SENIOR SUBORDINATED NOTES
DUE 2006, SERIES D


              [Logo of Kelley Oil & Gas Corporation appears here]




      , 1998

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article VI of the Bylaws of Kelley Oil & Gas Corporation (the "Company") provides for the Company's indemnification of officers, directors and controlling persons to the full extent provided in the General Corporation Law of the State of Delaware (the "GCLD"). Section 145 of the GCLD provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar position with another entity, against expenses (including attorneys' fees), judgments, fines and settlements incurred by him in connection with the proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification under Section 145 of the GCLD is limited in a proceeding by or in the right of the corporation to expenses (including attorneys' fees) incurred in connection with the proceeding. In either case, no indemnification shall be made if the indemnified person has been adjudged to be liable for negligence or misconduct in the performance of this duty to the corporation, unless, and to the extent the Delaware court of Chancery or other court in which the proceeding was brought, despite the adjudication of liability determines such person is entitled to indemnity.

  Section 145 of the GCLD provides that the indemnity obligations of a corporation shall only arise if authorized by (i) a majority of a quorum of directors who are not a party to the proceeding, (ii) independent legal counsel to the corporation if a quorum of directors is not obtainable, (iii) independent legal counsel to the corporation if a quorum if directors is obtainable and the directors direct counsel to make the determination or (iv) the stockholders. The board of directors of the corporation may authorize expenses in connection with a proceeding to be paid in advance of the final disposition upon receipt of an undertaking by the person on whose behalf the expenses are to be paid to repay the expenses in the event he is not entitled to indemnity.

  Pursuant to Section 102(b) of the GCLD, the Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in connection with certain illegal dividend payments and stock redemptions or (iv) for any transaction from which the director derived an improver personal benefit.

  Delaware corporations also are authorized under the GCLD to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company currently has no directors' and officers' liability insurance in effect.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits.

  The following exhibits are filed herewith unless otherwise indicated:

 EXHIBIT
 NUMBER                                  EXHIBIT
 -------                                 -------
   2.1    --  Agreement and Plan of Consolidation among the Registrant, Kelley
              Oil Corporation, Kelley Oil & Gas Partners, Ltd. ("Kelley
              Partners") and the other parties named therein (incorporated by reference to Exhibit 2.1 to the Registrant's Registration
              Statement (the "Consolidation Registration Statement") on Form S-4
              (Reg No. 33-84338) filed September 26, 1994, as amended).
   3.1    --  Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Consolidation Registration
              Statement).
   3.2    --  Certificate of Amendment to Certificate of Incorporation of the
              Registrant dated December 20, 1994 (incorporated by reference to
              Exhibit 3.2 to the Consolidation Registration Statement).
   3.3    --  Certificate of Correction to Certificate of Incorporation of the
              Registrant dated February 12, 1996 (incorporated by reference to
              Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File
              No. 0-25214) dated February 15, 1996).
   3.4    --  Certificate of Designation of $2.625 Convertible Exchangeable
              Preferred Stock of the Registrant (incorporated by reference to
              Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File
              No. 0-25214) dated February 10, 1995).
   3.5    --  Certificate of Designations of Cumulative $2.625 Preferred Stock
              of the Registrant (incorporated by reference to Exhibit 3.2 to the
              Registrant's Current Report on Form 8-K (File No. 0-25214) dated
              February 10, 1995).
   3.6    --  Certificate of Merger of Kelley Oil & Gas Partners, Ltd. into
              Kelley Oil & Gas Corporation dated March 28, 1996 (incorporated by reference to Exhibit 3.6 to the Registrant's Annual Report on Form
              10-K (File No. 0-25214) for the year ended December 31, 1997).
   3.7    --  Certificate of Amendment to Certificate of Incorporation of the
              Registrant dated April 26, 1996 (incorporated by reference to
              Exhibit 3.7 to the Registrant's Annual Report on Form 10-K (File
              No. 0-25214) for the year ended December 31, 1997).
   3.8    --  Bylaws of the Registrant (incorporated by reference to Exhibit 3.5 to the Consolidation Registration Statement).
   4.1    --  Supplemental Indenture dated February 7, 1995 among the
              Registrant, Kelley Partners and United States Trust Company of New
              York, relating to Kelley Partners' 8% Convertible Subordinated
              Debentures (the "8% Debentures") due 2000 (incorporated by reference to exhibit 4.1 to the Registrant's Current Report on
              Form 8-K (File No. 0-25214) dated February 10, 1995).
   4.2    --  Supplemental Indenture dated March 29, 1996 between the Registrant and the United States Trust Company of New York, relating to the
              8% Debentures (incorporated by reference to Exhibit 4.4 to the
              Registrant's Annual Report on Form 10-K (File No. 0-25214) for the
              year ended December 31, 1995).
   4.3    --  Supplemental Indenture dated February 7, 1995 among the
              Registrant, Kelley Partners and United States Trust Company of New
              York, relating to Kelley Partners' 7% Convertible Subordinated
              Notes (the "7% Notes") due 1999 (incorporated by reference to
              Exhibit 4.2 to the Registrant's Current Report on Form 8-K (File
              No. 0-25214) dated February 10, 1995).
   4.4    --  Supplemental Indenture dated March 29, 1996 between the Registrant and the United States Trust Company of New York, relating to the
              7% Notes (incorporated by reference to Exhibit 4.6 to the
              Registrant's Annual Report on Form 10-K (File No. 0-25214) for the
              year ended December 31, 1995).

 EXHIBIT
 NUMBER                                  EXHIBIT
 -------                                 -------
   4.5    -- Indenture dated as of October 15, 1996, among the Registrant, as issuer, Kelley Oil Corporation and Kelley Operating Company, Ltd.,
             as guarantors, and United States Trust Company of New York, relating to the Registrant's 10% Senior Subordinated Notes due
             2006 (incorporated by reference to Exhibit 4.1 to the Registrant's
             Quarterly Report on Form 10-Q (File No. 0-25214) for the quarterly period ended September 30, 1996).
   4.6    -- Form of the Registrant's 10% Senior Subordinated Note Due 2006,
             Series B (incorporated by reference to Exhibit 4.5 to the
             Registrant's Registration Statement on Form S-4 (Reg. No.
             333-18481) filed December 20, 1996, as amended).
   4.7+   -- Indenture dated as of May 29, 1998, among the Registrant, as issuer, Kelley Oil Corporation and Kelley Operating Company, Ltd.,
             as guarantors, and United States Trust Company of New York, relating to the Registrant's 10% Senior Subordinated Notes due
             2006.
   4.8+   -- Form of the Registrant's 10% Senior Subordinated Note Due 2006,
             Series D.
   5.1*   -- Opinion of Fulbright & Jaworski L.L.P.
  10.1    -- Amended and Restated Employee Stock Ownership Plan of Kelley Oil
             effective as of January 1, 1989 (incorporated by reference to
             Exhibit 10.15 to Kelley Oil's Annual Report on Form 10-K (File No.
             0-17585) for the year ended December 31, 1991).
  10.2    -- 1987 Incentive Stock Option Plan (the "1987 Plan") of Kelley Oil
             (incorporated by reference to Kelley Oil's Annual Report on Form
             10-K (File No. 0-17585) for the year ended December 31, 1988).
  10.3    -- 1991 Incentive Stock Option Plan (the "1991 Plan") of Kelley Oil
             (incorporated by reference to Exhibit 10.3 to Kelley Oil's Annual
             Report on Form 10-K (File No. 0-175850) for the year ended
             December 31, 1991).
  10.4    -- 1995 Incentive Stock Option Plan of the Registrant (the "1995
             Plan") (incorporated by reference to Exhibit 10.4 to the
             Registrant's Annual Report on Form 10-K (File No. 0-25214) for the
             year ended December 31, 1995).
  10.5    -- Amendment to the 1987 Plan, 1991 Plan and 1995 Plan (incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on
             Form 8-K (File No. 0-25214) dated February 15, 1996).
  10.6    -- 1996 Nonqualified Stock Option Plan of the Registrant
             (incorporated by reference to Exhibit 10.4 to the Registrant's
             Current Report on Form 8-K (File No. 0-25214) dated February 15,
             1996).
  10.7    -- Employment Agreement dated as of February 15, 1996 between the
             Registrant and John F. Bookout, Jr. (incorporated by reference to
             Exhibit 10.2 to the Registrant's Current Report on Form 8-K (File
             No. 0-25214) dated February 15, 1996).
  10.8    -- Form of Employment Agreements dated as of February 15, 1996 between the Registrant and each of Dallas Laumbach and William
             Albrecht (incorporated by reference to Exhibit 10.3 to the
             Registrant's Current Report on Form 8-K (File No. 0-25214) dated
             February 15, 1996).
  10.9    -- Employment Agreement dated as of March 20, 1997 between the
             Company and David C. Baggett (incorporated by reference to Exhibit
             10.9 to the Registrant's Annual Report on Form 10-K (File No.
             0-25214) for the year ended December 31, 1996).

 EXHIBIT
 NUMBER                                  EXHIBIT
 -------                                 -------
  10.10   -- Amended and Restated Credit Agreement among Kelley Oil & Gas
             Corporation, Kelley Oil Corporation and Kelley Operating Company,
             Ltd., as Borrowers, Concorde Gas Marketing, Inc., Kelley Partners
             1992 Development Drilling Joint Venture, Kelley Partners 1994
             Development Drilling Joint Venture, Kelley Partners 1992
             Development Drilling Program and Kelley Partners 1994 Development
             Drilling Program, as Guarantors, Texas Commerce Bank National
             Association, as Agent, Chase Securities Inc., as Arranger and
             Syndication Agent, and the Lenders Signatory thereto, dated as of
             December 1, 1997. (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K (File No. 0-25214)
             dated December 1, 1997).
  10.10   -- Purchase and Sale Agreement, dated October 21, 1997, between the
             Company and SCANA Petroleum Resources, Inc. (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on
             Form 8-K (File No. 0-25214) dated December 1, 1997).
  10.11   -- 1997 Annual and Long-Term Incentive-Performance Plan of the
             Registrant (incorporated by reference to Exhibit 10.12 to the
             Registrant's Annual Report on Form 10-K
             (File No. 0-25214) for the year ended December 31, 1997).
  21.1+   -- Subsidiaries of the Registrant.
  23.1+   -- Consent of Deloitte & Touche LLP.
  23.2+   -- Consent of H.J. Gruy & Associates, Inc.
  23.3*   -- Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)
  24.1+   -- Powers of Attorney.
  25.1*   -- Statement of Eligibility Under Trust Indenture Act of 1939 of a
             Corporation Designated to Act as Trustee on Form T-1.
  99.1+   -- Forms of Letter of Transmittal, Notice of Guaranteed Delivery, and
             Substitute W-9 Instructions.

--------
  +  Filed herewith.
* To be filed by amendment.

  (B) FINANCIAL STATEMENT SCHEDULES.

  All schedules for which provision is made in applicable accounting regulations of the SEC have been omitted as the schedules are either not required under the related instructions, are not applicable or the information required thereby is set forth in the Company's Consolidated Financial Statements or the Notes thereto.

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 17, 1998.

                                          KELLEY OIL & GAS CORPORATION

                                                   /s/ John F. Bookout
                                          By:__________________________________
                                              John F. Bookout
                                              President and Chief
                                              Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of the 17th day of August, 1998 by the following persons in the capacities indicated.

              SIGNATURE                      TITLE                   DATE

   /s/    John F. Bookout            Chairman of the          August 17, 1998
-----------------------------------   Board, President
          John F. Bookout             and Chief Executive
                                      Officer (Principal
                                      Executive Officer),
                                      Director

   /s/  Kenneth R. Bickett           Controller and Chief     August 17, 1998
-----------------------------------   Accounting Officer
        Kenneth R. Bickett            (Principal
                                      Accounting Officer)

   /s/   Stephen M. Smith            Treasurer (Principal     August 17, 1998
-----------------------------------   Financial Officer)
         Stephen M. Smith

                 *                   Director                 August 17, 1998
-----------------------------------
       John J. Conklin, Jr.

                                     Director
-----------------------------------
         Ralph P. Davidson

                                     Director
-----------------------------------
          Adam P. Godfrey

                 *                   Director                 August 17, 1998
-----------------------------------
         William J. Murray

                 *                   Director                 August 17, 1998
-----------------------------------
          Ogden M. Phipps

                 *                   Director                 August 17, 1998
-----------------------------------
           Ward W. Woods

        /s/ John F. Bookout
*By: ______________________________
  John F. Bookout,
  Attorney-in-Fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 17, 1998.

                                          KELLEY OPERATING COMPANY, LTD.
                                          by Kelley Oil Corporation, its
                                           General Partner

                                                   /s/ John F. Bookout
                                          By:__________________________________
                                              John F. Bookout
                                              President and Chief
                                              Executive Officer

                                          KELLEY OIL CORPORATION

                                                   /s/ John F. Bookout
                                          By:__________________________________
                                              John F. Bookout
                                              President and Chief
                                              Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of the 17th day of August, 1998 by the following persons in the capacities indicated with respect to Kelley Oil Corporation.

              SIGNATURE                      TITLE                   DATE

   /s/    John F. Bookout            Chairman of the          August 17, 1998
-----------------------------------   Board, President
          John F. Bookout             and Chief Executive
                                      Officer (Principal
                                      Executive Officer),
                                      Director

   /s/  Kenneth R. Bickett           Controller and Chief     August 17, 1998
-----------------------------------   Accounting Officer
        Kenneth R. Bickett            (Principal
                                      Accounting Officer)

   /s/   Stephen M. Smith            Treasurer (Principal     August 17, 1998
-----------------------------------   Financial Officer)
         Stephen M. Smith

   /s/  Dallas D. Laumbach           Director                 August 17, 1998
-----------------------------------
        Dallas D. Laumbach

                                     Director
-----------------------------------
         David C. Baggett